                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION NO. 333-85239


[LOGO] FIRST AMERICAN CORPORATION            AM SOUTH BANCORPORATION [LOGO]

     FIRST AMERICAN CORPORATION                  AMSOUTH BANCORPORATION
          PROXY STATEMENT                    PROXY STATEMENT AND PROSPECTUS

                               ----------------
   First American has entered into a merger agreement with AmSouth. The merger will provide AmSouth and First American stockholders with the opportunity to participate in a premier Southeast financial services franchise that will result from the combination of our two companies. AmSouth stockholders immediately prior to the merger initially will own approximately 44%, and First American stockholders immediately prior to the merger initially will own approximately 56%, of AmSouth common stock to be outstanding immediately after the merger.

   In the merger, each share of First American common stock will be converted into 1.871 shares of AmSouth common stock. This represents a value of $53.09 per share based on the May 28, 1999 price of AmSouth common stock. The market price of AmSouth common stock will fluctuate prior to the merger. In addition, the conversion of your shares of First American common stock generally will not be taxable.

    First American Stockholders                   AmSouth Stockholders


   This document is being furnished         This document is being furnished
to First American stockholders in        to AmSouth stockholders in connection
connection with the solicitation of      with the solicitation of proxies by
proxies by First American's board        AmSouth's board of directors for use
of directors for use at the special      at the special meeting of
meeting of stockholders of First         stockholders of AmSouth to be held at
American to be held at the fifth-        the auditorium of AmSouth Bank in the
floor auditorium of the First            upper lobby of the AmSouth-Harbert
American Center in the City of           Plaza, 1901 Sixth Avenue North,
Nashville, Tennessee, at 2:30 p.m.,      Birmingham, Alabama at 2:00 p.m.,
local time, on September 16, 1999,       local time, on September 16, 1999.
where First American stockholders        AmSouth stockholders will be asked to
will be asked to vote on the merger      approve:
agreement.
                                         .  an amendment to the AmSouth
   First American's board of                certificate of incorporation that
directors has unanimously approved          provides for the increase in
the merger agreement. First                 AmSouth common stock authorized
American's board of directors               for issuance from 350 million to
believes that the merger is fair to         750 million shares; and
and in the best interests of First
American and its stockholders and        .  the issuance of AmSouth common
strongly encourages First American          stock called for by the merger
stockholders to vote "FOR" the              agreement.
proposal. Merrill Lynch, Pierce,
Fenner & Smith Incorporated, an             AmSouth's board of directors has
investment banking firm, has issued      unanimously approved these proposed
its opinion to First American's          actions and believes they are in the
board of directors that the              best interests of AmSouth and its
consideration to be paid by AmSouth      stockholders and strongly encourages
pursuant to the merger agreement is      AmSouth stockholders to vote "FOR"
fair, from a financial point of          these proposals. Donaldson, Lufkin &
view, to First American and its          Jenrette Securities Corporation, an
stockholders.                            investment banking firm, has issued
                                         its opinion to AmSouth's board of
                                         directors that the exchange ratio of
                                         1.871 shares of AmSouth common stock
                                         for each share of First American
                                         common stock is fair, from a
                                         financial point of view, to AmSouth
                                         and its stockholders.

   AmSouth common stock is listed on the NYSE under the symbol "ASO." First American common stock is listed on the NYSE under the symbol "FAM."

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the AmSouth common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of AmSouth common stock are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                               ----------------
   The date of this proxy statement/prospectus is August 13, 1999, and it is being mailed or otherwise delivered to AmSouth stockholders and First American stockholders on or about August 18, 1999.

                             AMSOUTH BANCORPORATION
                                 P.O. Box 11007
                           Birmingham, Alabama 35288

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF AMSOUTH BANCORPORATION:

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of AmSouth Bancorporation ("AmSouth") will be held at the auditorium of AmSouth Bank in the upper lobby of the AmSouth-Harbert Plaza, 1901 Sixth Avenue North, Birmingham, Alabama at 2:00 p.m., local time, on September 16, 1999, for the purpose of voting upon:

  . An amendment to the AmSouth certificate of incorporation to increase the number of authorized shares of AmSouth common stock from 350 million to 750 million shares.

  . The issuance of AmSouth common stock pursuant to an Agreement and Plan of Merger, dated as of May 31, 1999, among First American Corporation ("First American"), AmSouth and a wholly owned merger subsidiary of AmSouth, pursuant to which First American will merge into the merger subsidiary of AmSouth.

   In the merger, each share of First American common stock will be converted into the right to receive 1.871 shares of AmSouth common stock. The amendment to the AmSouth certificate of incorporation increasing the number of authorized shares of common stock will allow AmSouth to convert the shares of First American common stock into shares of AmSouth common stock in accordance with the terms of the merger agreement. A copy of the merger agreement is set forth in Appendix A to the accompanying proxy statement/prospectus.

   Only stockholders of record at the close of business on August 12, 1999 are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements thereof. Approval of the amendment to the AmSouth certificate of incorporation requires that a majority of the shares of AmSouth common stock outstanding be voted in favor of the amendment. Approval of the issuance of AmSouth common stock pursuant to the terms of the merger agreement requires that a majority of the shares of AmSouth common stock voted at the meeting, provided a quorum is present, be voted in favor of the issuance.

   All stockholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Your attention is directed to the proxy statement/prospectus accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the special meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                      /s/ Diane S. Masters
                                      Diane S. Masters
                                      Secretary

August 13, 1999

   AmSouth's board of directors unanimously recommends that stockholders vote "FOR" approval of the amendment to the AmSouth certificate of incorporation and the issuance of AmSouth common stock pursuant to the terms of the merger agreement.

   PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                           FIRST AMERICAN CORPORATION
                             First American Center
                           Nashville, Tennessee 37237
                                 (615) 748-2000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF FIRST AMERICAN CORPORATION:

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of First American Corporation ("First American") will be held in the fifth-floor auditorium of the First American Center in the City of Nashville, Tennessee, at 2:30 p.m., local time, on September 16, 1999, to consider and act upon:

  . Approval of the Agreement and Plan of Merger, dated as of May 31, 1999, among First American, AmSouth Bancorporation, a Delaware corporation ("AmSouth"), and Alpha/Foxtrot Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of AmSouth (the "Merger Sub"), and the transactions contemplated thereby, including the merger of Merger Sub with and into First American.

   Only stockholders of record at the close of business on August 12, 1999, are entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof.

   All stockholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Your attention is directed to the proxy statement/prospectus accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the special meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Mary Neil Price
                                          Mary Neil Price
                                          Executive Vice President General
                                          Counsel and Corporate Secretary

August 13, 1999

   First American's board of directors unanimously recommends that stockholders vote "FOR" approval of the Agreement and Plan of Merger.

   PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS....   1

SUMMARY...................................................................   2
  The Merger Consideration Will Be 1.871 Shares of AmSouth Common Stock...   2
  Share Information and Market Prices.....................................   2
  Generally, Tax-Free Transaction for First American Stockholders.........   2
  The First American Board of Directors Recommends Stockholder Approval...   2
  The AmSouth Board of Directors Recommends Stockholder Approval..........   3
  Investment Bank Says the Merger Consideration Is Fair to First American
   Stockholders...........................................................   3
  Investment Bank Says the Merger Consideration Is Fair to AmSouth and Its
   Stockholders...........................................................   3
  First American to Hold Meeting on September 16, 1999....................   3
  AmSouth to Hold Meeting on September 16, 1999...........................   3
  No Appraisal Rights.....................................................   4
  Information Regarding AmSouth and First American........................   4
  The Merger..............................................................   5
  Pooling of Interests Accounting Treatment...............................   5
  Financial Interests of Our Managements and Boards of Directors in the
   Merger.................................................................   5
  The Merger Agreement....................................................   6
  Termination of the Merger Agreement.....................................   6
  Regulatory Approvals We Must Obtain for the Merger......................   6
  AmSouth Will Be Required to Pay First American $225 Million Under
   Certain Circumstances if the Merger Is Not Completed...................   6
  First American Will Be Required to Pay AmSouth $225 Million Under
   Certain Circumstances if the Merger Is Not Completed...................   7
  The Increase in AmSouth's Authorized Shares of Common Stock Is Necessary
   to Complete the Merger.................................................   7
  Selected Unaudited Historical and Pro Forma Combined Financial
   Information............................................................   8
  Selected Consolidated Historical Financial Data of AmSouth..............  10
  Selected Consolidated Historical Financial Data of First American.......  11
  Selected Unaudited Pro Forma Financial Data of AmSouth and First
   American...............................................................  12
  Where You Can Find More Information.....................................  13

AMSOUTH SPECIAL MEETING...................................................  14
  Matters to Be Considered................................................  14
  Proxies.................................................................  14
  Solicitation of Proxies.................................................  14
  Record Date and Voting Rights...........................................  15
  Recommendation of the AmSouth Board of Directors........................  16

FIRST AMERICAN SPECIAL MEETING............................................  16
  Matters to Be Considered................................................  16
  Proxies.................................................................  16
  Solicitation of Proxies.................................................  17
  Record Date and Voting Rights...........................................  17
  Recommendation of the First American Board of Directors.................  18

THE MERGER................................................................  19
  General.................................................................  19
  The Increase in, and Issuance of, AmSouth Common Stock..................  20
  Stock Option and Incentive Plans........................................  20

                                                                           Page
                                                                           ----
  Background of the Merger................................................  20
  AmSouth's Reasons for the Issuance of AmSouth Common Stock to First
   American Stockholders; Recommendation of the AmSouth Board of
   Directors..............................................................  21
  First American's Reasons for the Merger; Recommendation of the First
   American Board of Directors............................................  23
  Opinion of AmSouth's Financial Advisor..................................  24
  Opinion of First American's Financial Advisor...........................  32
  Interests of Management and Directors in the Merger.....................  40
  Management and Operations of AmSouth After the Merger...................  44
  Public Trading Markets..................................................  45
  Absence of Appraisal Rights.............................................  45
  Resales of AmSouth Common Stock.........................................  45

THE MERGER AGREEMENT......................................................  46
  Introduction............................................................  46
  Terms of the Merger.....................................................  46
  Closing and Effective Time of the Merger................................  46
  Conditions to Completion of the Merger..................................  47
  Representations and Warranties..........................................  48
  Covenants...............................................................  48
  Additional Agreements...................................................  51
  Distribution of AmSouth Certificates....................................  53
  Fractional Shares.......................................................  53
  Federal Income Tax Consequences of the Merger...........................  54
  Regulatory Approvals Required for the Merger............................  55
  Possible Alternative Structure..........................................  57
  Amendment, Waiver and Termination.......................................  57

STOCK OPTION AGREEMENTS...................................................  58
  General.................................................................  58
  Exercise; Expiration....................................................  58
  Rights of the Grantee of the Option.....................................  59
  Purpose of the Agreements...............................................  60

DESCRIPTION OF AMSOUTH CAPITAL STOCK......................................  61
  Authorized Stock........................................................  61
  Common Stock............................................................  61
  AmSouth Preferred Stock.................................................  61
  Stockholder Protection Rights Plan......................................  61
  Other Provisions........................................................  62

CERTAIN DIFFERENCES IN THE RIGHTS OF AMSOUTH STOCKHOLDERS AND FIRST
 AMERICAN STOCKHOLDERS....................................................  66
  Size and Classification of Board of Directors...........................  67
  Removal of Directors....................................................  67
  Amendment of Certificate of Incorporation or Charter and By-laws........  67
  Stockholder Nominations and Proposals...................................  68
  Special Meetings of Stockholders........................................  69
  Stockholder Action by Written Consent...................................  70
  Rights Plans............................................................  70
  Appraisal and Dissenters' Rights........................................  70
  Business Combination Statutes...........................................  71
  Control Share Acquisition Statutes......................................  72

                                                                           Page
                                                                           ----
  Takeover Bid Disclosure Statutes........................................  72
  Indemnification of Officers and Directors...............................  74

REGULATION AND SUPERVISION................................................  75
  General.................................................................  75
  Capital Requirements....................................................  75
  Dividend Restrictions...................................................  76

COMPARATIVE MARKET PRICES AND DIVIDENDS...................................  77
  AmSouth.................................................................  77
  First American..........................................................  77

AMENDMENT TO AMSOUTH CERTIFICATE OF INCORPORATION.........................  78

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..............  80

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION.....  87

FORWARD-LOOKING STATEMENTS................................................  88

EXPERTS...................................................................  88

VALIDITY OF AMSOUTH COMMON STOCK..........................................  89

OTHER MATTERS.............................................................  89

WHERE YOU CAN FIND MORE INFORMATION.......................................  89

APPENDICES:

Appendix A--Agreement and Plan of Merger, dated as of May 31, 1999, among
          AmSouth Bancorporation, First American Corporation and Alpha/Foxtrot Acquisition Corp.

Appendix B--AmSouth Stock Option Agreement, dated as of June 1, 1999, between
          AmSouth Bancorporation and First American Corporation

Appendix C--First American Stock Option Agreement, dated as of June 1, 1999, between AmSouth Bancorporation and First American Corporation

Appendix D--Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Appendix E--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation

    QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS

Q: What should I do?

A: After you have carefully read this document, mail your signed proxy card in the enclosed envelope. The instructions on the accompanying proxy card will give you more information on how to vote by mail. This will enable your shares to be represented at the AmSouth special meeting or the First American special meeting, as applicable.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted. If you fail to return a proxy card or abstain from voting, the effect will be a vote against the merger.

Q: Can I change my vote after I have submitted my proxy with voting instructions?

A: Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card by mail or submit your proxy with new voting instructions. The latest vote actually received by First American or AmSouth prior to the stockholders' meeting will be your vote. Any earlier votes will be revoked. Third, you may attend the AmSouth special meeting or the First American special meeting, as applicable, and vote in person. Any earlier votes will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker to change or revoke your proxy.

Q: Should I send in my stock certificates?

A: No. You should not send in your stock certificates at this time.

   AmSouth stockholders will not exchange their certificates in the merger. The certificates currently representing the shares of AmSouth common stock will represent an equal number of shares of AmSouth common stock after the merger.

   First American stockholders will exchange their First American common stock certificates for AmSouth common stock certificates after we complete the merger. Instructions for exchanging First American common stock certificates will be sent to you promptly after the merger is completed.

Q: Whom should stockholders call with questions?

A: AmSouth stockholders should call M. List Underwood, Jr., Director of the
   AmSouth Investor Relations Department, at (205) 801-0265 with any questions about the merger and the related transactions.

   First American stockholders should call Carroll E. Kimball, Director of Investor Relations for First American, at (615) 736-6267.

                                    SUMMARY

   This brief summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to read the entire document carefully and the other documents to which we refer to fully understand the merger and the related proposals. See "Where You Can Find More Information" on page 89. Each item in this summary refers to the page where that subject is discussed in more detail.

The Merger Consideration Will Be 1.871 Shares of AmSouth Common Stock (see page
19)

When the merger is complete, each share of First American common stock will be converted into 1.871 shares of AmSouth common stock.

For example, if you hold 1,000 shares of First American common stock, you will receive 1,871 shares of AmSouth common stock.

Share Information and Market Prices (see pages 19 and 77)

AmSouth common stock is traded on the NYSE under the symbol "ASO." First American common stock is traded on the NYSE under the symbol "FAM." The following table sets forth the end-of-day sale prices of AmSouth and First American common stock and the equivalent merger consideration per share of First American common stock on May 28, 1999, the last trading day before we announced the merger, and on August 12, 1999, the latest practicable date prior to the mailing of this document.

                                                                       Value of
                                                                        Merger
                                                                      Considera-
                                                                         tion
                                                                      Per Share
                                                              First    of First
                                                     AmSouth American  American
                                                     Common   Common    Common
                                                      Stock   Stock     Stock
                                                     ------- -------- ----------
May 28, 1999........................................ $28.38   $40.81    $53.09
August 12, 1999..................................... $21.75   $39.75    $40.69

The market prices of both AmSouth and First American common stock will fluctuate prior to the merger. You should obtain current market quotations for AmSouth common stock and First American common stock.

Generally, Tax-Free Transaction for First American Stockholders (see page 54)

Neither of us is required to complete the merger unless we receive legal opinions that the merger will be treated as a "reorganization" for federal income tax purposes.

First American and AmSouth have received tax opinions from their counsel to the effect that (based on certain facts, representations and assumptions) the merger will be treated as a "reorganization" for federal income tax purposes.

Therefore, we expect that for United States federal income tax purposes, First American stockholders generally will not recognize any gain or loss on the conversion of shares of First American common stock into shares of AmSouth common stock.

This tax treatment may not apply to certain First American stockholders. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

The First American Board of Directors Recommends Stockholder Approval (see page
18)

First American's board of directors believes that the merger is fair to First American and its stockholders and in their best interests and has unanimously approved the merger agreement. First American's board of directors recommends that First American stockholders vote "FOR" approval of the merger agreement.

The AmSouth Board of Directors Recommends Stockholder Approval (see page 16)

AmSouth's board of directors believes that the amendment to AmSouth's certificate of incorporation to increase the number of shares of AmSouth common stock authorized for issuance from 350 million to 750 million shares and the issuance of AmSouth common stock pursuant to the merger agreement are fair to AmSouth and its stockholders and in their best interests. AmSouth's board of directors has unanimously approved the merger agreement and the related amendment of AmSouth's certificate of incorporation and issuance of AmSouth common stock. We cannot proceed with the merger unless the increase in authorized common stock is approved. AmSouth's board of directors recommends that AmSouth stockholders vote "FOR" approval of the amendment of AmSouth's certificate of incorporation and the issuance of AmSouth common stock.

Investment Bank Says the Merger Consideration Is Fair to First American Stockholders (see page 32)

Merrill Lynch, Pierce, Fenner & Smith Incorporated has served as financial advisor to First American in connection with the merger and has given an opinion to First American's board of directors that, as of May 31, 1999 (the date of First American's board of directors vote on the merger) and updated as of the date of this document, the consideration AmSouth will pay for the First American common stock is fair to First American stockholders from a financial point of view. A copy of the opinion delivered by Merrill Lynch is attached to this document as Appendix D. First American stockholders should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Merrill Lynch in providing this opinion. First American has agreed to pay $28.22 million to Merrill Lynch, of which $20.47 million is payable upon the closing of the merger.

Investment Bank Says the Merger Consideration Is Fair to AmSouth and Its Stockholders (see page 24)

Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has served as financial advisor to AmSouth in the merger and has given an opinion to AmSouth's board of directors that, as of May 31, 1999 (the date of AmSouth's board of directors vote on the merger) and updated as of the date of this document, the exchange ratio of 1.871 shares of AmSouth common stock for each share of First American common stock is fair to AmSouth and its stockholders from a financial point of view. A copy of the opinion delivered by DLJ is attached to this document as Appendix E. AmSouth stockholders should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by DLJ in providing this opinion.

DLJ will receive total fees of approximately $17 million for its services as financial advisor to AmSouth in connection with the merger, of which $13 million is payable upon the closing of the merger.

First American to Hold Meeting on September 16, 1999 (see page 16)

The special meeting of First American stockholders will be held at 2:30 p.m., local time, on September 16, 1999, at the fifth-floor auditorium of the First American Center in the City of Nashville, Tennessee. First American stockholders will be asked to vote to approve the merger agreement that provides for the merger of First American into AmSouth.

You can vote at the special meeting if you owned First American common stock at the close of business on August 12, 1999. As of that date, there were 116,042,294 shares of First American common stock entitled to be voted at the special meeting. Approval of the merger agreement requires that a majority of the outstanding shares of First American common stock be voted in favor of the merger.

AmSouth to Hold Meeting on September 16, 1999 (see page 14)

The special meeting of AmSouth stockholders will be held at 2:00 p.m., local time, on September 16, 1999, at the auditorium of AmSouth Bank in the upper lobby of the AmSouth-Harbert Plaza, 1901 Sixth Avenue North, Birmingham, Alabama. AmSouth stockholders will be asked to vote to amend the AmSouth certificate of incorporation to increase the number of authorized shares of AmSouth common stock from 350 million to 750 million shares and to approve the issuance of AmSouth common stock pursuant to the merger agreement.

You can vote at the special meeting if you owned AmSouth common stock at the close of business on August 12, 1999. As of that date, there were 176,426,443 shares of AmSouth common stock entitled to be voted at the special meeting. Approval of the amendment to the AmSouth certificate of incorporation requires that a majority of the outstanding shares of AmSouth common stock vote in favor of the amendment. Approval of the issuance of AmSouth common stock requires the approval of a majority of the votes cast at the meeting to be in favor of the issuance. However, since AmSouth cannot complete the merger without the increase in its authorized shares, the affirmative vote of a majority of outstanding shares of AmSouth common stock is needed to carry out the merger.

No Appraisal Rights (see page 70)

Neither AmSouth stockholders nor First American stockholders have dissenters' appraisal rights in connection with the merger.

Information Regarding AmSouth and First American

AmSouth Bancorporation
P.O. Box 11007
Birmingham, Alabama 35288

AmSouth is a bank holding company organized in 1970 as a corporation under the laws of Delaware and that started doing business in 1972. On June 30, 1999, AmSouth had total consolidated assets of approximately $20.6 billion, total deposits of approximately $13.1 billion, stockholders' equity of approximately $1.4 billion and net income of approximately $145 million for the first six months of 1999. AmSouth offers a broad range of bank and bank-related services through its subsidiaries. AmSouth's principal subsidiary is AmSouth Bank, which constitutes nearly all of the assets of AmSouth. As of June 30, 1999, on the basis of assets, AmSouth estimates that it ranked as the 38th largest bank holding company in the United States and the 10th largest bank holding company headquartered in the Southeast.

AmSouth Bank is a banking corporation organized under the laws of the State of Alabama and a wholly owned subsidiary of AmSouth. AmSouth Bank has branch offices in Alabama, Florida, Tennessee and Georgia. As of June 30, 1999, AmSouth Bank had total consolidated assets of approximately $20.5 billion, total consolidated deposits of approximately $13.2 billion, stockholders' equity of approximately $1.7 billion and net income of approximately $153 million for the six months ended June 30, 1999.

First American Corporation
First American Center
Nashville, Tennessee 37237-0700

First American Corporation, a Tennessee corporation, was incorporated in 1968. First American is a bank holding company and a savings and loan holding company. Through its banking and thrift subsidiaries, First American operates in Tennessee, Mississippi, Louisiana, Kentucky, Virginia, Arkansas and Georgia. First American's principal subsidiary is First American National Bank, a national bank headquartered in Nashville, Tennessee (which operates as Deposit Guaranty National Bank in Mississippi, Louisiana and Arkansas).

As of and for the six months ended June 30, 1999, First American had total consolidated assets of approximately $21.5 billion, total deposits of approximately $14.5 billion, stockholders' equity of approximately $1.8 billion, and net income of approximately $124 million. As of June 30, 1999, First American National Bank had total assets of approximately $21 billion, total deposits of approximately $14.4 billion, stockholders' equity of approximately $1.9 billion, and net income of approximately $127 million for the first six months of 1999. As of June 30, 1999, on the basis of assets, First American estimates that it ranked as the 36th largest bank holding company in the United States and the 9th largest bank holding company headquartered in the Southeast.

The Merger

The merger agreement is attached as Appendix A to this document. You should read the merger agreement because it is the legal document that governs the merger.

We propose a merger through which AmSouth will acquire First American. As a result of this merger, First American will become a subsidiary of AmSouth and First American's stockholders will become stockholders of AmSouth. The 12 directors of AmSouth before the merger will continue to serve as the directors of AmSouth after the merger, together with five new directors designated by First American, including Dennis C. Bottorff, First American's Chairman, President and Chief Executive Officer.

AmSouth and First American believe that both companies' stockholders will benefit from the merger because of the synergies and growth opportunities we believe will result from combining the two companies. For a more detailed discussion of the reasons for the merger, see pages 21 through 24.

Pooling of Interests Accounting Treatment (see page 51)

AmSouth will account for the merger as a pooling of interests for financial reporting purposes. This means that, for accounting and financial reporting purposes, we will treat AmSouth as if it had always been combined with First American. Our companies' obligations to complete the merger depend on receiving a letter from each of our independent accountants that the merger qualifies as a pooling of interests for financial reporting purposes.

Financial Interests of Our Managements and Boards of Directors in the Merger (see page 40)

In addition to their interests as stockholders, the directors and executive officers of First American and AmSouth each have interests in the merger that are different from your interests, including:

 . AmSouth has entered into employment or letter agreements with some executive officers of First American that will become effective if we complete the merger.

 . Some officers of AmSouth and First American are parties to severance agreements with AmSouth and First American pursuant to which each will receive severance payments if his or her employment terminates under specified circumstances following the merger.

 . We cannot determine at this time the exact amounts that may become payable to the AmSouth executive officers. The maximum aggregate amount of these cash severance payments to the AmSouth executive officers would be approximately $9,675,000. However, AmSouth does not expect to make any severance payments to the AmSouth executive officers.

 . We cannot determine at this time the exact amounts that may become payable to the five First American executive officers. However, assuming that we complete the merger in 1999 and that each of the officers is entitled to receive the cash severance payments under the existing severance agreements, and, in the case of Mr. Bottorff, under his new employment agreement, the aggregate amount of these cash severance payments would be approximately $16,611,325 ($4,698,463 of which is pursuant to Mr. Robinson's Employment Agreement entered into in connection with the Deposit Guaranty Corp. transaction).

 . Following the merger, AmSouth will indemnify and provide liability insurance to the officers and directors of First American.

 . Executive officers and directors of AmSouth and First American have rights pursuant to the terms of benefit and compensation plans maintained by AmSouth and First American that provide for stock-based awards to be exercisable or distributable on an accelerated basis, and cash incentive awards to be made earlier than they would have, as a result of the merger. The approximate aggregate number of First American options that will vest is 848,420. The approximate aggregate number of AmSouth and First American restricted shares that will become freely transferable is 511,300 and 405,144, respectively. The approximate aggregate amount of AmSouth cash incentive awards is $5,811,000.

AmSouth's and First American's board of directors each was aware of these interests and took them into account in their decision to approve the merger agreement.

The Merger Agreement

Merger Expected to Occur in Fourth Quarter of 1999 (see page 46)

The merger will occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the fourth quarter of 1999.

Conditions That Must be Satisfied for the Merger to Occur (see page 47)

Completion of the merger is subject to various conditions, including:

 .  approval of the merger agreement by First American's stockholders;

 . approval of the amendment to the AmSouth certificate of incorporation and of the issuance of AmSouth common stock in the merger by AmSouth's stockholders; and

 . receipt of governmental and other consents and approvals that are necessary to permit completion of the merger.

Certain of the other conditions to the merger may be waived by AmSouth or First American, as applicable.

Termination of the Merger Agreement (see page 57)

AmSouth and First American can agree together to abandon the merger (and terminate the merger agreement) at any time prior to the time the merger is completed, even after stockholder approval. Also, either First American or AmSouth can decide, without the consent of the other, to abandon the merger if any of the following occurs:

 . The other party materially breaches a provision contained in the merger agreement and does not (or cannot) correct the breach within 30 days.

 .  The merger has not been completed by February 15, 2000.

 . Any regulatory authority denies an approval we need to complete the merger or issues an order preventing the merger.

Regulatory Approvals We Must Obtain for the Merger (see page 55)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. We have filed applications with the Federal Reserve Board seeking its approval. In addition, the merger is subject to the approval of or notice to certain state and other regulatory authorities. We have made the necessary filings with these other regulatory authorities.

Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain that we will obtain them, or when we will obtain them.

AmSouth Will Be Required to Pay First American $225 Million Under Certain Circumstances if the Merger Is Not Completed (see page 58)

In connection with the merger agreement, AmSouth granted to First American an option to purchase shares of AmSouth common stock. Under this option, First American may purchase up to 19.9% of the outstanding shares of AmSouth common stock at a price per share of $28.5983. AmSouth may in certain cases be required to repurchase this option (and/or any shares purchased under this option) at a predetermined price. Instead of purchasing the shares, First American may choose to surrender this option to AmSouth for a cash payment of $225 million.

First American cannot exercise this option unless certain events occur within a specified time period. These events can generally be described as business combinations or acquisition transactions relating to AmSouth and certain related events (other than the merger we are proposing in this document). We do not know of any event that has occurred as of the date of this document that would allow First American to exercise this option.

AmSouth agreed to grant this option to First American in order to induce First American to enter into the merger agreement. This option could have the effect of discouraging other companies from trying to acquire AmSouth until the merger is completed.

This option agreement is attached to this document as Appendix B.

First American Will Be Required to Pay AmSouth $225 Million Under Certain Circumstances if the Merger Is Not Completed (see page 58)

In connection with the merger agreement, First American granted to AmSouth an option to purchase shares of First American common stock. Under this option, AmSouth may purchase up to 19.9% of the outstanding shares of First American common stock at a price per share of $40.1625. First American may in certain cases be required to repurchase this option (and/or any shares purchased under this option) at a predetermined price. Instead of purchasing the shares, AmSouth may choose to surrender this option to First American for a cash payment of $225 million.

AmSouth cannot exercise this option unless certain events occur within a specified time period. These events can generally be described as business combinations or acquisition transactions relating to First American and certain related events (other than the merger we are proposing in this document). We do not know of any event that has occurred as of the date of this document that would allow AmSouth to exercise this option.

First American agreed to grant this option to AmSouth in order to induce AmSouth to enter into the merger agreement. This option could have the effect of discouraging other companies from trying to acquire First American.

This option agreement is attached to this document as Appendix C.

The Increase in AmSouth's Authorized Shares of Common Stock Is Necessary to Complete the Merger (see page 19)

In connection with the merger, AmSouth proposes an amendment to its certificate of incorporation that provides for the increase in AmSouth common stock authorized for issuance from 350 million to 750 million shares. This amendment is necessary for us to carry out the merger. If the merger is not completed, the proposed increase in AmSouth common stock authorized for issuance will not be adopted.

   Selected Unaudited Historical and Pro Forma Combined Financial Information

   The following table shows information about AmSouth's and First American's basic and diluted earnings per common share, cash dividends per common share, book value per common share, and similar information after giving effect to the merger (which is called "pro forma" information). In presenting the pro forma information for certain time periods, we have assumed that AmSouth and First American merged on January 1, 1996. The pro forma information assumes that the merger is accounted for under the pooling of interests method of accounting in accordance with generally accepted accounting principles (commonly called "GAAP").

   We expect that we will incur merger and integration and other nonrecurring merger related charges. We also anticipate that the merger will provide the new company with financial benefits that include reduced operating expense and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

   The information in the following table should be read together with the historical financial information that we have presented in our prior filings with the Securities and Exchange Commission (the "SEC"). We have incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on page 89.

                                                                 As of or for
                                              As of or for the  the Year Ended
                                                 Six Months      December 31,
                                               Ended June 30,  -----------------
                                                    1999       1998  1997  1996
                                              ---------------- ----- ----- -----
AMSOUTH(1)
Basic earnings per common share:
 Historical.................................       $0.82       $1.47 $1.23 $0.96
 Pro forma..................................        0.68        1.22  1.20  1.00
Diluted earnings per common share:
 Historical.................................        0.81        1.44  1.21  0.95
 Pro forma..................................        0.67        1.20  1.18  0.98
Cash dividends declared per common share:
 Historical.................................        0.34        0.57  0.51  0.48
 Pro forma(2)...............................        0.34        0.57  0.51  0.48
Book value per common share:
 Historical.................................        8.08        8.05
 Pro forma(3)...............................        7.64        8.12

FIRST AMERICAN(4)
Basic earnings per common share:
 Historical.................................       $1.07       $1.88 $2.19 $1.93
 Equivalent pro forma.......................        1.27        2.28  2.25  1.87
Diluted earnings per common share:
 Historical.................................        1.06        1.84  2.15  1.91
 Equivalent pro forma.......................        1.25        2.25  2.21  1.83
Cash dividends declared per common share:
 Historical.................................        0.53        0.95  0.76  0.61
 Equivalent pro forma.......................        0.64        1.07  0.95  0.90
Book value per common share:
 Historical.................................       15.12       15.30
 Equivalent pro forma.......................       14.29       15.19

--------
(1) Gives effect to all stock splits, including AmSouth's three-for-two stock split effected on May 24, 1999.
(2) Pro forma cash dividends per share represent historical dividends per share paid by AmSouth.
(3) Pro forma book value per common share at June 30, 1999 is based on pro forma stockholders' equity of $3,017 million and pro forma shares outstanding of 394.9 million shares. Pro forma book values per common share include the effect of estimated nonrecurring pre-tax merger related charges of approximately $296 million ($205 million net of taxes).
(4) The equivalent pro forma amounts are computed by multiplying the related pro forma amounts for AmSouth by a factor of 1.871 to reflect the exchange ratio in the merger.

           Selected Consolidated Historical Financial Data of AmSouth

   The following table presents selected consolidated historical financial data of AmSouth derived from AmSouth's previously filed financial statements. The interim financial information has been derived from unaudited financial statements of AmSouth. AmSouth believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

   The information in the following table should be read together with the historical financial information that AmSouth has presented in its prior filings with the SEC. AmSouth has incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on page 89.

                          Six Months Ended
                              June 30,              Year Ended December 31,
                          ----------------- ---------------------------------------
                            1999     1998    1998    1997    1996    1995    1994
                          -------- -------- ------- ------- ------- ------- -------
                                    (in millions, except per share data)
INCOME STATEMENT DATA
Interest income.........  $    722 $    724 $ 1,463 $ 1,378 $ 1,354 $ 1,273 $ 1,048
Interest expense........       352      378     764     702     702     679     481
                          -------- -------- ------- ------- ------- ------- -------
Net interest income.....       370      346     699     676     652     594     567
Provision for loan loss-
 es.....................        17       38      58      67      65      40      30
Noninterest revenues....       177      184     347     266     235     231     175
Noninterest expenses....       306      295     582     526     534     510     519
                          -------- -------- ------- ------- ------- ------- -------
Income before income
 taxes..................       224      197     406     349     288     275     193
Income taxes............        79       70     143     123     105     100      66
                          -------- -------- ------- ------- ------- ------- -------
Net income..............  $    145 $    127 $   263 $   226 $   183 $   175 $   127
                          ======== ======== ======= ======= ======= ======= =======

PER COMMON SHARE DATA
Net income:
  Basic earnings........  $   0.82 $   0.71 $  1.47 $  1.23 $  0.96 $  0.89 $  0.67
  Diluted earnings......      0.81     0.70    1.44    1.21    0.95    0.88    0.66
Dividends declared......      0.34     0.27    0.57    0.51    0.48    0.46    0.42

BALANCE SHEET DATA
At period end:
  Assets................  $ 20,592 $ 19,982 $19,902 $18,622 $18,407 $17,739 $16,778
  Long-term debt........     3,714    3,146   3,240   1,633   1,436     441     379
  Stockholders' equity..     1,424    1,421   1,428   1,385   1,396   1,383   1,310

       Selected Consolidated Historical Financial Data of First American

   The following table presents selected consolidated historical financial data of First American derived from First American's previously filed financial statements. The interim financial information has been derived from unaudited financial statements of First American. First American believes that these financial statements include all adjustments of a normal, recurring nature and all disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

   The information in the following table should be read together with the historical financial information that First American has presented in its prior filings with the SEC. First American has incorporated this material into this document by reference to those other filings. See "Where You Can Find More Information" on page 89.

                          Six Months Ended
                              June 30,              Year Ended December 31,
                          ----------------- ---------------------------------------
                            1999     1998    1998    1997    1996    1995    1994
                          -------- -------- ------- ------- ------- ------- -------
                                    (in millions, except per share data)
INCOME STATEMENT DATA
Interest income.........  $    683 $    674 $ 1,368 $ 1,299 $ 1,190 $ 1,069 $   853
Interest expense........       310      311     634     600     566     504     350
                          -------- -------- ------- ------- ------- ------- -------
Net interest income.....       373      363     734     699     624     565     503
Provision for loan loss-
 es.....................        20       13      41      16       6       3     (13)
Noninterest revenues....       242      234     477     406     312     210     188
Noninterest expenses....       402      444     837     699     598     487     439
                          -------- -------- ------- ------- ------- ------- -------
Income before income
 taxes..................       193      140     333     390     332     285     265
Income taxes............        69       54     122     142     118     103      93
                          -------- -------- ------- ------- ------- ------- -------
Net income..............  $    124 $     86 $   211 $   248 $   214 $   182 $   172
                          ======== ======== ======= ======= ======= ======= =======
PER COMMON SHARE DATA
Net income:
  Basic earnings........  $   1.07 $   0.77 $  1.88 $  2.19 $  1.93 $  1.70 $  1.64
  Diluted earnings......      1.06     0.76    1.84    2.15    1.91    1.67    1.62
Dividends declared......      0.53     0.45    0.95    0.76    0.61    0.53    0.44
BALANCE SHEET DATA
At period end:
  Assets................  $ 21,529 $ 20,064 $20,732 $18,791 $17,673 $16,527 $14,112
  Long-term debt........     1,787      610   1,153     614     441     422     271
  Stockholders' equity..     1,768    1,660   1,780   1,644   1,544   1,422   1,189

   Selected Unaudited Pro Forma Financial Data of AmSouth and First American

   The following unaudited selected pro forma financial data combine AmSouth's historical results with First American's historical results, as of or for the six months ended June 30, 1999 and 1998 and as of or for the years ended December 31, 1998, 1997, and 1996 giving effect to the merger as if it had occurred on January 1, 1996. The table assumes that the merger is accounted for under the pooling of interests method of accounting in accordance with GAAP.

   The information in the following table should be read together with the historical financial information that AmSouth and First American have presented in their prior filings with the SEC. See "Where You Can Find More Information" on page 89.

                                      Six Months Ended
                                          June 30,      Year Ended December 31,
                                      ----------------- -----------------------
                                        1999     1998    1998    1997    1996
                                      -------- -------- ------- ------- -------
                                        (In millions, except per share data)
INCOME STATEMENT DATA:
Interest income...................... $  1,405 $  1,398 $ 2,831 $ 2,677 $ 2,544
Interest expense.....................      662      689   1,398   1,302   1,268
                                      -------- -------- ------- ------- -------
Net interest income..................      743      709   1,433   1,375   1,276
Provision for loan losses............       37       51      99      83      71
Noninterest revenues.................      419      418     824     672     547
Noninterest expenses.................      708      739   1,419   1,225   1,132
                                      -------- -------- ------- ------- -------
Income before income taxes...........      417      337     739     739     620
Income taxes.........................      148      124     265     265     223
                                      -------- -------- ------- ------- -------
Net income........................... $    269 $    213 $   474 $   474 $   397
                                      ======== ======== ======= ======= =======
PER COMMON SHARE DATA:
Net income:
  Basic earnings..................... $   0.68 $   0.55 $  1.22 $  1.20 $  1.00
  Diluted earnings...................     0.67     0.54    1.20    1.18    0.98
Dividends declared(1)................     0.34     0.27    0.57    0.51    0.48

BALANCE SHEET DATA:
At period end:
  Assets............................. $ 42,104 $ 40,046 $40,634 $37,413 $36,080
  Long-term debt.....................    5,501    3,756   4,393   2,247   1,877
  Stockholders' equity(2)............    3,017    3,081   3,208   3,029   2,940

--------
(1) Represents historical cash dividends per share paid by AmSouth.
(2) Pro forma stockholders' equity at June 30, 1999 includes the effect of estimated pre-tax merger and integration and other nonrecurring merger related charges of $296 million ($205 million net of income taxes).

Where You Can Find More Information

   This document incorporates important business and financial information about AmSouth and First American from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document (other than certain exhibits to those documents) by requesting them in writing or by telephone from the appropriate company at the following addresses:

       AmSouth Bancorporation

                                            First American Corporation

       M. List Underwood, Jr.               Carroll E. Kimball
       Investor Relations Department        Director of Investor Relations
       P.O. Box 11007                       First American Center
       Birmingham, Alabama 35288            Nashville, Tennessee 37237-0700
       Phone: (205) 801-0265                Phone: (615) 736-6267

   You will not be charged for any of these documents that you request. If you would like to request documents, please do so by September 9, 1999 in order to receive them before the special meeting.

             See "Where You Can Find More Information" on page 89.

                            AMSOUTH SPECIAL MEETING

   This section contains information from AmSouth for AmSouth stockholders about the stockholders meeting AmSouth has called to consider and approve actions related to the merger.

   We are mailing this document to you as an AmSouth stockholder, on or about August 18, 1999. Together with this document, we are also sending to you a notice of the AmSouth special meeting and a form of proxy that is solicited by the board of directors of AmSouth for use at the AmSouth special meeting. The special meeting will be held on September 16, 1999, at 2:00 p.m., local time, at the auditorium of AmSouth Bank in the upper lobby of the AmSouth-Harbert Plaza, 1901 Sixth Avenue North, Birmingham, Alabama 35203.

Matters to Be Considered

   The purpose of the AmSouth special meeting is:

  . to amend the AmSouth certificate of incorporation to increase the authorized shares of AmSouth common stock from 350 million to 750 million shares; and

  . to approve the issuance of shares of AmSouth common stock according to the terms of the merger agreement.

   You may also be asked to vote on a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit additional votes.

Proxies

   You should use the proxy form accompanying this document if you are unable or do not wish to attend the special meeting in person. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting written notice of revocation or a properly submitted proxy of a later date, or by attending the special meeting and voting in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286
                           Attention: Ralph Chianese

   All shares represented by valid proxies we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your returned proxy card, your proxy will be voted in favor of the matters to be voted upon at the AmSouth special meeting, including adoption of the amendment to the AmSouth certificate of incorporation and approval of the issuance of AmSouth common shares pursuant to the merger agreement. The AmSouth board of directors is unaware of any other matters that may be presented for action at the AmSouth special meeting. If other matters do properly come before the special meeting, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the amendment to the AmSouth certificate of incorporation and the issuance of AmSouth common shares will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

Solicitation of Proxies

   AmSouth will bear the entire cost of soliciting proxies from you, except that First American and AmSouth have each agreed to each pay one-half of the costs and expenses of printing and mailing this document and all filing and other fees relating to the merger paid to the SEC. In addition to solicitation of proxies by mail,

AmSouth will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of AmSouth common stock and secure their voting instructions, if necessary. AmSouth will reimburse the record holders for their reasonable expenses in taking those actions. AmSouth has also made arrangements with Morrow & Co., Inc. to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay $8,000 plus expenses for these services. If necessary, AmSouth may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile, letter or special delivery letter.

Record Date and Voting Rights

   In accordance with Delaware law, AmSouth's by-laws and the rules of the NYSE, August 12, 1999 has been fixed as the record date for determining the AmSouth stockholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of AmSouth common stock at the close of business on the record date. At that time, 176,426,443 shares of AmSouth common stock were outstanding, held by approximately 17,691 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of AmSouth common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of AmSouth common stock you held as of the close of business on the record date.

   Shares of AmSouth common stock present in person at the special meeting but not voting, and shares of AmSouth common stock for which AmSouth has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

   The adoption of the amendment to the AmSouth certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of AmSouth common stock entitled to vote at the AmSouth special meeting. Under the rules of the NYSE and the AmSouth certificate of incorporation, approval of the issuance of AmSouth common stock in the merger requires the affirmative vote of a majority of the votes cast at the AmSouth special meeting, provided that at least 50% of the shares entitled to vote are represented at the AmSouth special meeting in person or by proxy. Presently, because there are not enough shares of common stock authorized in our certificate of incorporation to complete the merger, your adoption of this amendment is necessary for us to carry out the transactions contemplated in the merger agreement. Therefore, the affirmative vote of the holders of a majority of the outstanding shares of AmSouth common stock is needed for us to proceed with the merger.

   Because the affirmative vote of the holders of a majority of the outstanding shares of AmSouth common stock entitled to vote at the AmSouth special meeting is needed for us to proceed with the merger, abstentions and broker non-votes will have the same effect as votes against the merger. Accordingly, the AmSouth board of directors urges AmSouth stockholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

   As of the record date:

  . Directors and executive officers of AmSouth beneficially owned approximately 2,337,394 shares of AmSouth common stock, entitling them to exercise approximately 1.3% of the voting power of the AmSouth common stock entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote the shares of AmSouth common stock he or she beneficially owns "FOR" approval of the actions related to the merger.

  . Directors and executive officers of First American beneficially owned approximately 14,310 shares of AmSouth common stock, or 0.008% of the voting power of the AmSouth common stock entitled to vote at the special meeting.

  . First American beneficially owned 0 shares of AmSouth common stock, or 0% of the voting power of the AmSouth common stock entitled to vote at the special meeting.

  . The banking, trust and investment management subsidiaries of AmSouth, as fiduciaries, custodians or agents, held a total of approximately 14,565,527 shares of AmSouth common stock, representing approximately 8.3% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power with respect to 8,769,169 of these shares.

  . The banking, trust and investment management subsidiaries of First American, as fiduciaries, custodians or agents, held a total of 127,579 shares of AmSouth common stock, representing 0.07% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power over 110,506 of these shares.

   You can find additional information about the beneficial ownership of AmSouth common stock by persons and entities owning more than 5% of the stock, and more detailed information about the beneficial ownership of AmSouth common stock by our directors and executive officers, in the definitive proxy statement we filed with the SEC and sent to our stockholders in connection with our 1999 Annual Meeting of Stockholders. See "Where You Can Find More Information" for instructions on how you can obtain this document.

Recommendation of the AmSouth Board of Directors

   The AmSouth board of directors has unanimously approved the merger agreement and related transactions, including the amendment to the AmSouth certificate of incorporation and the issuance of additional AmSouth common stock. The AmSouth board of directors believes that the merger agreement and related transactions are advisable and are in the best interests of AmSouth and the AmSouth stockholders and recommends that the AmSouth stockholders vote "FOR" the approval of the actions related to the merger.

                         FIRST AMERICAN SPECIAL MEETING

   This section contains information from First American for First American stockholders about the stockholders meeting First American has called to consider and approve the merger agreement.

   We are mailing this document to you, as a First American stockholder, on or about August 18, 1999. Together with this document, we are also sending to you a notice of the First American special meeting and a form of proxy that our board is soliciting for use at the special meeting. The special meeting will be held on Thursday, September 16, 1999 at 2:30 p.m., local time.

Matters to Be Considered

   The purpose of the special meeting is to vote on the approval of the merger agreement, dated May 31, 1999, by and among First American, AmSouth and a subsidiary of AmSouth and the transactions contemplated in that agreement. These include the merger of First American with a subsidiary of AmSouth, and any other matters that may properly be submitted to a vote at the special meeting. You may also be asked to vote upon a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement.

Proxies

   You should use the proxy form accompanying this document if you are unable or do not wish to attend the special meeting in person. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting written notice of revocation or a properly submitted proxy of a later date, or by attending the special meeting and voting in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

                          First Chicago Trust Company
                            A Division of EquiServe
                                 P.O. Box 8255
                         Edison, New Jersey 08818-9188
                            Attention: Proxy Manager

   All shares represented by valid proxies we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your returned proxy card, your proxy will be voted in favor of approval of the merger agreement. The First American board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, we intend that shares represented by properly submitted proxies will be voted by, and at the discretion of, the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies to approve the merger agreement.

Solicitation of Proxies

   First American will bear the entire cost of soliciting proxies from you, except that First American and AmSouth have agreed to each pay one-half of the costs and expenses of printing and mailing this document and all filing and other fees relating to the merger paid to the SEC. In addition to solicitation of proxies by mail, First American will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of First American common stock and secure their voting instructions, if necessary. First American will reimburse these record holders for their reasonable expenses in taking those actions. First American has also made arrangements with Corporate Investor Communications, Inc. to help it in soliciting proxies from banks, brokers and nominees, and has agreed to pay approximately $7,000 plus expenses for these services. If necessary, First American may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile, letter or special delivery letter.

Record Date and Voting Rights

   In accordance with Tennessee law, the First American by-laws and the rules of the NYSE, August 12, 1999 has been fixed as the record date for determining the First American stockholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of First American common stock at the close of business on the record date. At that time, 116,042,294 shares of First American common stock were outstanding, held by approximately 16,466 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of First American common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of First American common stock you held as of the close of business on the record date.

   Shares of First American common stock present in person at the special meeting but not voting, and shares of First American common stock for which First American has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining the presence or absence of a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

   Under Tennessee law, approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of First American common stock entitled to vote at the special meeting.

   Because approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of First American common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the First American board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

   As of the record date:

  . Directors and executive officers of First American beneficially owned approximately 3,982,073 shares of First American common stock, entitling them to exercise approximately 3.4% of the voting power of the First American common stock entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote the shares of First American common stock he or she beneficially owns "FOR" approval of the merger agreement.

  . Directors and executive officers of AmSouth beneficially owned 1,100 shares of First American common stock, or 0.0009% of the voting power of the First American common stock entitled to vote at the special meeting.

  . AmSouth beneficially owned 390,300 shares of First American common stock, or 0.34% of the voting power of the First American common stock entitled to vote at the special meeting.

  . The banking, trust and investment management subsidiaries of First American, as fiduciaries, custodians or agents, held a total of approximately 7,182,421 shares of First American common stock, representing approximately 6.2% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power with respect to 3,514,374 of these shares.

  . The banking, trust and investment management subsidiaries of AmSouth, as fiduciaries, custodians or agents, held a total of 47,211 shares of First American common stock, representing 0.039% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power over 42,036 of these shares.
   You can find additional information about beneficial ownership of First American common stock by persons and entities owning more than 5% of the stock, and more detailed information about beneficial ownership of First American common stock by our directors and executive officers, in the definitive proxy statement we filed with the SEC and sent to our stockholders in connection with our 1999 Annual Meeting of Stockholders. See "Where You Can Find More Information" for instructions on how you can obtain this document.

Recommendation of the First American Board of Directors

   The First American board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The First American board of directors believes that the merger agreement and the transactions it contemplates, including the merger, are fair to, and are in the best interests of, First American and its stockholders and recommends that First American stockholders vote "FOR" the approval of the merger agreement.

   See "The Merger--First American's Reasons for the Merger; Recommendation of the First American Board of Directors" for a more detailed discussion of the First American board of director's recommendation.

                                   THE MERGER

   The discussion in this document of the merger of a newly formed and wholly owned subsidiary of AmSouth ("Merger Sub") into First American, with First American being the surviving corporation and becoming a subsidiary of AmSouth, as well as a discussion of:

  . the Agreement and Plan of Merger, dated as of May 31, 1999, among AmSouth, First American and Merger Sub,

  . the Stock Option Agreement, dated as of June 1, 1999, between AmSouth, as Issuer, and First American, as Grantee (the "AmSouth stock option agreement"), and

  . the Stock Option Agreement, dated as of June 1, 1999, between First American, as Issuer, and AmSouth, as Grantee (the "First American stock option agreement")

does not purport to be complete and is qualified by reference to the full text of the merger agreement, the AmSouth stock option agreement and the First American stock option agreement, each of which is incorporated herein by reference. Copies of the merger agreement, the AmSouth stock option agreement and the First American stock option agreement can be found in Appendices A, B and C to this document.

General

   The merger agreement provides for the acquisition of First American by AmSouth in a transaction in which AmSouth's newly formed subsidiary, Merger Sub, will merge into First American. First American will be the surviving corporation of the merger and will become a wholly owned subsidiary of AmSouth. At the effective time of the merger (as defined below), each outstanding share of First American common stock will be canceled and will be converted into
1.871 (the "exchange ratio") shares of AmSouth common stock.

   If, prior to the effective time of the merger, the number of, or kind of, issued and outstanding shares of AmSouth common stock is changed as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, or other similar transaction concerning the outstanding AmSouth common stock and the record date for the purpose of the transaction is prior to the effective time of the merger, then a proportionate adjustment will be made to the exchange ratio.

   The merger will become effective when both a certificate of merger has been duly filed with the Secretary of State of Delaware and articles of merger have been duly filed with the Secretary of State of Tennessee, or at any different date or time that AmSouth and First American agree to and specify in those documents.

   The transaction is intended to qualify as both (1) a "pooling of interests" for accounting and financial reporting purposes and, (2) a tax-free "reorganization" for federal income tax purposes.

   Based on the closing price per share of AmSouth common stock on the NYSE on May 28, 1999, the last trading day prior to public announcement of the merger, of $28.38, and giving effect to the exchange ratio, the implied per share value of First American common stock in the merger was $53.09 as of that date. The closing price per share of AmSouth common stock on the NYSE on August 12, 1999, the last practicable trading day prior to the date of this document, was $21.75 and the implied per share value of First American common stock in the merger was $40.69 as of that date. The prices of the common stock of both our companies will fluctuate prior to the special meetings and thereafter, and you should obtain current quotations of these prices.

   As a result of the merger, AmSouth stockholders immediately prior to the merger initially will own approximately 44%, and First American stockholders immediately prior to the merger initially will own approximately 56%, of AmSouth common stock to be outstanding immediately after the merger, based on the number of shares of AmSouth common stock and First American common stock outstanding as of August 12, 1999, and on the exchange ratio.

The Increase in, and Issuance of, AmSouth Common Stock

   In connection with the merger, AmSouth's board of directors has recommended that AmSouth's stockholders:

  . vote in favor of the amendment to the AmSouth certificate of incorporation to increase the authorized number of shares of AmSouth common stock to 750 million shares from the 350 million shares of common stock that are currently authorized; and

  . vote in favor of the issuance of AmSouth shares of common stock to First American stockholders pursuant to the terms of the merger agreement.

   The adoption of the amendment to the AmSouth certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of AmSouth common stock entitled to vote at the AmSouth special meeting. To authorize the issuance of AmSouth common stock, the holders of the majority of the votes cast at the AmSouth special meting must vote in favor of the issuance, provided that at least half of the shares entitled to vote are represented at the AmSouth special meeting in person or by proxy. The increase is a condition to the merger and the merger cannot be completed if it is not authorized. If the AmSouth stockholders authorize the increase in AmSouth common stock and the other conditions to the merger are met, the certificate of amendment to effect the increase in AmSouth common stock will be filed with the Secretary of State of the State of Delaware, and the increase in AmSouth common stock will be effected prior to the completion of the merger. See "Amendment to AmSouth Certificate of Incorporation."

Stock Option and Incentive Plans

   Each stock option to acquire First American common stock granted under First American's stock option and incentive plans outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically at the effective time into, and will become, a stock option to purchase AmSouth common stock but will continue to be governed by the terms of First American's stock option and incentive plans. First American's stock option and incentive plans will be assumed by AmSouth. In each case, the number of shares of AmSouth common stock subject to the new AmSouth option will be equal to the product of the number of shares of First American common stock subject to the First American option and 1.871, rounded to the nearest whole share, and the exercise price per share of First American common stock under the First American option divided by 1.871, rounded down to the nearest whole cent. The duration and other terms of each such new AmSouth option will be substantially the same as the prior First American option. In any event, options that are incentive stock options under the Internal Revenue Code shall be adjusted as required by that law. At or prior to the effective time of the merger, AmSouth will take all corporate action necessary to reserve for issuance a sufficient number of shares of AmSouth common stock for delivery upon exercise of the new AmSouth options. See "Amendment to AmSouth Certificate of Incorporation."

Background of the Merger

   Management of each company, has, over time, regularly considered the possibility of acquisitions and strategic combinations with a variety of financial institutions, and the potential strategic fit with institutions based on their lines of businesses, their management and employee cultures and their geographic locations. As part of their operations, AmSouth and First American also regularly scrutinize the financial services industry environment, including the recent wave of consolidation in the industry, and from time to time have informal discussions with the managements of various financial institutions. AmSouth and First American have each had a goal of creating a premier Southeast banking franchise, as well as a goal of increasing their proportions of noninterest revenues, primarily from investment-related activities. Each organization has in recent years viewed the other as a potential partner with whom it might work to achieve these goals.

   During March and April, 1999, C. Dowd Ritter, Chief Executive Officer of AmSouth, and Dennis C. Bottorff, Chief Executive Officer of First American, spoke to each other several times informally about the possibility of a merger between the two companies. On May 19, 1999, representatives of AmSouth's financial advisors, DLJ, met with Mr. Bottorff in Nashville to discuss a possible merger. On May 22, 1999, Messrs.

Ritter and Bottorff met in Nashville to continue discussions, and agreed to conduct due diligence and begin negotiation of definitive agreements for a possible merger between the two companies.

   In late May, 1999, the two companies and their respective legal and financial advisors conducted mutual due diligence. On May 28, 1999, Messrs. Ritter and Bottorff met to discuss the results of the due diligence and each indicated his interest in continuing to pursue a business combination between their companies. On May 28, 1999, Mr. Bottorff reviewed with First American's board of directors his discussions with Mr. Ritter to date and the progress in negotiating a definitive agreement with AmSouth. Over the next several days, senior management of the two companies and their respective outside legal counsel negotiated the terms of the proposed agreements.

   On May 31, 1999, AmSouth's board of directors held a special meeting to consider the proposed merger with First American. At this meeting, senior management of AmSouth, together with financial and legal advisors, reviewed the strategic investigation and due diligence AmSouth had conducted, the discussions and contacts with First American to date, the historical performance and strategies of First American and AmSouth, the financial and other terms of the proposed transaction (including the potential pro forma impact of the merger (taking into account possible expense savings and operating efficiencies that might be generated by the transaction) and the proposed numerical composition of the new AmSouth board of directors), and the other terms of the proposed merger agreement, stock option agreements and other agreements.

   DLJ, based on the financial analysis described under "--Opinion of AmSouth's Financial Advisor", gave its oral opinion to AmSouth's board of directors that, as of the date of the meeting, the proposed exchange ratio in the merger was fair, from a financial point of view, to AmSouth and its stockholders. AmSouth's board of directors also reviewed the proposed employment arrangements with members of First American's senior management in connection with the proposed merger. Following further discussion and questions, AmSouth's board of directors voted, by unanimous vote of the 12 directors present at the meeting, to approve the proposed merger agreement and related transactions.

   On May 31, 1999, the First American board of directors held a special meeting at which senior management of First American reviewed its discussions and negotiations with AmSouth regarding a business combination, as well as the results of its due diligence investigation of AmSouth. Mr. Bottorff reviewed the First American board of directors' prior discussions of possible strategic directions for First American, reviewed the course of discussions with AmSouth and outlined the strategic rationale for the proposed merger. Merrill Lynch summarized certain financial information with respect to AmSouth and the potential transaction to the First American board of directors, and Merrill Lynch rendered an opinion that, as of May 31, 1999, the exchange ratio set forth in the merger agreement was fair to First American stockholders from a financial point of view. Also, at this meeting, the First American board of directors discussed with Wachtell, Lipton, Rosen & Katz, First American's outside counsel, the terms of the merger and the definitive agreements documenting the transaction, and the legal standards applicable to its decision to approve these agreements and the transactions contemplated by these agreements. After questions by, and discussion among, the members of the First American board of directors, and after consideration of the factors described under "--First American's Reasons for the Merger; Recommendation of the First American Board of Directors" the First American board of directors voted unanimously to approve the merger agreement, the option agreements and the transactions contemplated by those agreements.

   Following conclusion of the meeting of First American's board of directors, on May 31, 1999, First American and AmSouth executed and delivered the merger agreement, and AmSouth executed agreements, to be effective upon completion of the merger, with certain executive officers of First American. The following day, AmSouth and First American entered into the stock option agreements.

AmSouth's Reasons for the Issuance of AmSouth Common Stock to First American Stockholders; Recommendation of the AmSouth Board of Directors

   AmSouth's board of directors believes that the transactions contemplated by the merger agreement are fair to, and in the best interest of, AmSouth and its stockholders. Accordingly, the board of directors decided to authorize and approve the merger agreement and to recommend that AmSouth stockholders vote "FOR" the amendment to the AmSouth certificate of incorporation to increase the shares of AmSouth common stock to 750 million shares authorized and the issuance of AmSouth common stock in connection with the merger. In reaching this decision, AmSouth's board of directors concluded that the merger was likely to further the strategic plans of AmSouth and to increase the value of shares of AmSouth common stock over what that value would have been had AmSouth not agreed to the merger.

   AmSouth's board of directors believes that the opportunities created by the merger to increase the value of the AmSouth common stock more than offset any risks inherent in the merger. In reaching this decision, AmSouth's board of directors evaluated the information at its disposal, consulted with AmSouth's management and outside advisors, and considered the following factors:

  . The complementary and compatible nature of AmSouth's and First American's businesses in contiguous markets. In particular, the AmSouth board of directors considered First American's leading financial services positions in Tennessee and the rest of the mid-South and the business, operations, financial condition, earnings and prospects of First American. In making its determination, AmSouth's board of directors took into account the results of its due diligence investigation of First American.

  . Its belief that the merger will increase AmSouth's return on equity, ranking it among the top tier of banks in the country.

  . Its belief that the merger will immediately and substantially increase earnings per share.

  . The merger will double the assets of AmSouth to approximately $40 billion and the number of households served to approximately 2.1 million.

  . That the transaction will help AmSouth achieve leading positions, based on deposit shares, in key markets and across the Southeast region of the United States, including: Nashville, TN; Birmingham, AL; Tampa-St. Petersburg, FL; Clearwater, FL; Jackson, MS; Knoxville, TN; Chattanooga, TN; Mobile, AL; Tri-Cities, TN; Pensacola, FL; and Montgomery, AL.

  . The acquisition further diversifies AmSouth's revenue and earnings mix. In particular, the AmSouth board of directors considered that the merger would result in AmSouth's possessing a more balanced loan portfolio.

  . Its belief that the transaction will enhance AmSouth's economies of scale across many products and services, resulting in the achievement of a lower efficiency ratio.

  . Its belief that the merger will significantly enhance AmSouth's fee-based business (1) by the addition of IFC Holdings (INVEST Financial Corporation and Investment Centers of America), the country's largest third-party marketer of investment and insurance products with approximately $7 billion in product sales anticipated in 1999, and (2) by the addition of First American's approximately $3 billion in mutual fund assets under its management. These assets will nearly double AmSouth's mutual fund assets and make it one of the Southeast's largest bank mutual fund managers.

  . Its belief that the merger will benefit AmSouth's customers. In particular, the board of directors believes that the merger will increase AmSouth's ability to develop and market more comprehensive integrated investment and insurance product offerings, thus providing superior value and integrated solutions to a broader range of customers. AmSouth would have the largest bank platform annuity sales force in the Southeast, and among the largest in the United States, with over 1,400 licensed employees.

  .  The opinion of its financial advisor, DLJ.

   This discussion of the information and factors considered by the AmSouth board of directors is not intended to be exhaustive but includes all material factors we considered. In reaching its determination to approve the merger agreement and to recommend the amendment to the AmSouth certificate of incorporation to increase the shares of AmSouth common stock to 750 million shares authorized and the issuance of AmSouth common stock to First American stockholders, the AmSouth board of directors did not assign any relative or specific weight to different factors. Individual directors may have given different weight to different factors. The AmSouth board of directors is unanimous in its recommendation that AmSouth stockholders vote for the amendment to the AmSouth certificate of incorporation to increase the shares of AmSouth common stock to 750 million shares authorized and the issuance of AmSouth common stock in connection with the merger.

First American's Reasons for the Merger; Recommendation of the First American Board of Directors

   First American's board of directors believes that the merger is fair to, and in the best interests of, First American and its stockholders. Accordingly, the board of directors has unanimously approved the merger agreement and unanimously recommends that First American stockholders vote "FOR" the approval of the merger agreement.

   The First American board of directors believes that the consummation of the merger presents a unique opportunity to combine two of the Southeast's leading banking franchises to create a premier banking and financial services company that can, through a powerful distribution network, offer a full range of financial products and services in many of the region's most attractive markets.

   In reaching its decision to approve the merger agreement and the option agreements, First American's board of directors consulted with First American management, as well as with its financial and legal advisors, and considered a number of factors, including the following:

  . Its knowledge of First American's business, operations, financial condition, earnings and prospects.

  . The business, operations, financial condition, earnings and prospects of AmSouth. In making its determination, the board of directors took into account the results of First American's due diligence review of AmSouth.

  . The consistency of the merger with First American's long-term goals of achieving superior financial performance and stockholder returns.

  . The unique strategic opportunity presented by a merger of First American and AmSouth to create one of the largest banking franchises in the Southeast, a region growing faster than the United States overall, with over $40 billion in assets and serving more than 2 million households through 680 branches and the largest ATM network in the region.

  . Its expectation that the combined company would benefit from significantly greater economies of scale than either First American or AmSouth separately in its consumer banking, commercial banking, asset management and other businesses.

  . Its view that the combination of First American and AmSouth presents manageable execution risk in view of the similar markets and customer demographics served by First American and AmSouth, the complementary and contiguous geographic areas served by our companies, conservative assumptions regarding synergies and many common technology platforms and systems.

  . While realizing that there can be no assurances about future results, its expectation of the financial impact of the merger on AmSouth, as the issuer of the stock our stockholders will receive in the merger, including:

    . the pro forma capital ratios, asset quality and efficiency ratio of the combined company;

    . the expectation that the merger will increase AmSouth's earnings per share beginning at completion;

    . the expectation that the combined company could be expected to realize significant operational synergies, including $133 million in annual pre-tax expense savings by fiscal year 2001; and

    . the expectation that pre-tax merger and integration and other nonrecurring merger related charges of approximately $296 million would be taken.

  . The complementary nature of the businesses of First American and AmSouth. For instance, the combined company would be able to offer First American's products and services, including investment and asset management products, in more areas through a larger sales force.

  . Its belief, and that of First American's senior management, that First American and AmSouth share a common vision about the importance of delivering financial performance and stockholder value and that management and employees of First American and AmSouth possess complementary skills and expertise.

  . The structure of the merger and the terms of the merger agreement and the stock option agreements, and the fact that the merger is intended to qualify as a "reorganization" for federal income tax purposes and as a "pooling of interests" for accounting and financial reporting purposes.

  . The proposed arrangements with members of management of AmSouth and First American, including the fact that Mr. Ritter would continue as AmSouth's president and chief executive officer, that Mr. Bottorff would enter into an employment agreement with AmSouth and would become chairman of the board of directors of AmSouth until January 1, 2001; and that the board of directors of the combined company would be comprised of 12 directors designated by AmSouth and five directors designated by First American, including Mr. Bottorff.

  . The fact that directors and executive officers of First American could be expected to receive benefits in the merger beyond their interests as stockholders of First American, both under existing arrangements with our company and, in the case of Mr. Bottorff and three other executive officers of First American, as a result of new employment or severance agreements with AmSouth. See "--Interests of Management and Directors in the Merger" and "--Management and Operations of AmSouth After the Merger."

  . The opinion of Merrill Lynch that, as of May 31, 1999, the exchange ratio was fair from a financial point of view to First American stockholders. See "--Opinion of First American's Financial Advisor."

  . The likelihood that the merger will be approved by the appropriate regulatory authorities. See "The Merger Agreement--Regulatory Approvals Required for the Merger." In this connection, we considered the possibility that a modest amount of divestitures of some assets and deposit liabilities could be required by regulatory authorities in connection with the merger.

   This discussion of the information and factors considered by the First American board of directors is not intended to be exhaustive but includes all material factors we considered. In reaching its determination to approve and recommend the merger, the First American board of directors did not assign any relative or specific weights to these factors. Individual directors may have given different weight to different factors. The First American board of directors is unanimous in its recommendation that First American stockholders vote for approval of the merger agreement.

Opinion of AmSouth's Financial Advisor

   AmSouth engaged DLJ to act as financial advisor with respect to the possible business combination with First American. AmSouth's decision to engage DLJ was based upon DLJ's qualifications, expertise and reputation, as well as upon its senior bankers' familiarity and prior experience with AmSouth.

   On May 31, 1999, DLJ rendered to AmSouth's board of directors its oral opinion, which DLJ subsequently confirmed in writing, to the effect that, based upon assumptions, limitations and qualifications set forth in its opinion, as of May 31, 1999, the exchange ratio was fair from a financial point of view to AmSouth and to the holders of the AmSouth common stock. DLJ confirmed its opinion in a written opinion dated as of the date of this document (the "DLJ opinion").

   You should consider the following when reading the discussion of the DLJ opinion in this document:

  . The following description of the DLJ opinion is qualified by reference to the full opinion located in Appendix E to this document. We urge you to read carefully the entire DLJ opinion. The May 31,

     1999 opinion of DLJ was substantially identical to the DLJ opinion located in Appendix E to this document.

  . The DLJ opinion was necessarily based on economic, market, financial and other conditions as they existed on the date of that opinion and on the information made available to DLJ as of that date and, although subsequent developments may affect the DLJ opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

  . DLJ expressed no opinion as to the prices at which the AmSouth common stock or the First American common stock will actually trade at any time.

  . The DLJ opinion does not address the relative merits of the merger and the other business strategies considered by AmSouth's board of directors, nor does it address the board of director's decision to proceed with the merger.

  . The DLJ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

   In arriving at the DLJ opinion, DLJ, among other things:

  .  reviewed the merger agreement;

  . reviewed financial and other information that was publicly available or furnished to DLJ by AmSouth and First American including First Call earnings estimates and information provided during discussions with their respective managements;

  . reviewed certain assumptions with respect to financial projections of AmSouth and First American, including certain cost savings and operating synergies, and the impact of certain business divestitures, anticipated by the management of AmSouth and First American to result from the merger;

  . compared certain financial and securities data of AmSouth and First American with various other companies whose securities are traded in public markets;

  . reviewed the historical stock prices and trading volumes of AmSouth common stock and First American common stock;

  . reviewed prices and premiums paid in certain other business combinations; and

  . conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

   In rendering the DLJ opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to DLJ by AmSouth and First American or their respective representatives, or that was otherwise reviewed by DLJ in connection with its opinion and assumed that AmSouth was not aware of any information prepared by it or its other representatives that might be material to DLJ's opinion that was not made available to DLJ. In particular, DLJ relied upon the estimates of the management of AmSouth of the cost savings and operating synergies achievable as a result of the merger and the impact of anticipated business divestitures and upon DLJ's discussion of these cost savings, operating synergies and divestitures with the management of First American. With respect to the financial projections that DLJ reviewed, including cost savings and operating synergies and the impact of divestitures, DLJ assumed that they were reasonably prepared and did not materially differ from the best currently available estimates and judgments of the management of AmSouth and First American as to the future operating and financial performance of AmSouth, First American and the combined company. DLJ is not expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to these portfolios and assumed, with the consent of the board of directors of AmSouth, that these allowances for each of AmSouth and First American were in the aggregate adequate to cover all such losses. In addition, DLJ did not review individual credit files nor did DLJ make an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of AmSouth or First American or any of their subsidiaries and DLJ was not furnished with any such evaluation or appraisal. DLJ did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ assumed that the merger will qualify as a "pooling-of-interests" transaction under GAAP. DLJ also assumed that the transaction will qualify as a tax-free reorganization for United States federal income tax purposes and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect, other than the impact of the anticipated divestitures, on the anticipated benefits of the merger.

   DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DLJ and its affiliates actively trade the securities of AmSouth and First American for their own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in those securities. DLJ has acted as lead manager for a subordinated debt offering of AmSouth and has performed investment banking and other services for AmSouth in the past and has been compensated for such services.

   AmSouth has agreed to pay DLJ a transaction fee with respect to a business combination of $17 million, $250,000 of which was payable upon execution of DLJ's engagement letter, $1.75 million of which was payable upon execution of a definitive agreement providing for the acquisition of First American by AmSouth, $2 million of which is payable at the time AmSouth mails this document and the remainder of which is payable upon consummation of the merger. AmSouth has also agreed to reimburse DLJ for all out-of-pocket expenses, including reasonable attorneys' fees and expenses, and to indemnify DLJ against liabilities, including certain liabilities under the federal securities laws.

   The following is a summary of the material financial analyses DLJ used in connection with providing its May 31, 1999 written opinion to AmSouth's board of directors and does not purport to be a complete description of the analyses performed by DLJ. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about May 26, 1999 and is not necessarily indicative of current market conditions. You should understand that the order of analyses (and results thereof) described does not represent relative importance or weight given to such analyses by DLJ. The summary of financial analyses includes information presented in tabular format. The tables should be read together with the text of those summaries.

   First American Business Review. DLJ analyzed the different business lines comprising First American's business. In this regard, DLJ reviewed selected five-year historical consolidated financial information of each of First American's business lines, both in dollar terms and as a percentage of total consolidated results, in order to assess First American's business lines and the diversity of its business performance. DLJ also reviewed First American's operating profitability and growth performance during such period. In addition, DLJ discussed:

  . First American's deposit market share, based on the dollar value of deposits, in the states in which First American operates; and

  . research analysts' estimates and recommendations with respect to the First American common stock.

   Pro Forma Merger Analysis. DLJ analyzed the pro forma impact of the merger on the combined company's market capitalization (excluding management estimates of synergies); loan portfolio contribution by business line; deposit base contribution; noninterest income contribution; market share (excluding divestitures expected to be required to obtain regulatory approval) based on the dollar value of deposits in the states in which First American operates, the states in which AmSouth operates and the states in which both entities operate; profitability (including management estimates of synergies); capitalization; and credit quality.

   DLJ analyzed the pro forma financial impact of the merger on both First American's and AmSouth's fully diluted earnings per share on both a GAAP basis and a cash basis and on the book value per share and the tangible book value per share. For purposes of these analyses, DLJ assumed that the merger would close in the fourth quarter of 1999. DLJ used First Call earnings estimates for First American and AmSouth for 1999 and 2000 and First Call's estimated long-term growth rate estimates for later years. DLJ performed this analysis using AmSouth management assumptions provided to DLJ as it prepared its analyses with respect to merger cost savings, revenue enhancements and capital leverage (including the phase-in period for achieving them), divestitures expected to be required to obtain regulatory approval, estimated potential deposit runoffs and the anticipated pre-tax restructuring charge. DLJ's analyses of the merger from AmSouth's perspective showed that the merger, compared to continued operation of AmSouth on a stand-alone basis, would be accretive to AmSouth's GAAP estimated earnings, cash earnings, book value per share and tangible book value per share starting in 2000. DLJ's analyses of the merger from First American's perspective showed that the merger, compared to the continued operation of First American on a stand-alone basis, would be accretive to First American's GAAP estimated earnings, cash earnings and book value per share starting in 2000 and accretive to tangible book value per share starting in 2001.

   Contribution Analysis. DLJ computed the contribution of AmSouth and First American to various elements of the combined entity's income statement, balance sheet and market capitalization excluding estimated synergies. Projected earnings were based on First Call earnings estimates and long-term growth rates. The following table compares the pro forma ownership of AmSouth and First American stockholders in the combined company based upon the exchange ratio with each company's respective contribution to each element of this analysis:

                                  Pro Forma Ownership of Pro Forma Ownership of
                                   AmSouth Stockholders      First American
                                     in the Combined      Stockholders in the
                                         Company            Combined Company
                                  ---------------------- ----------------------
Implied pro forma ownership......         44.4%                  55.6%

                                                             First American
                                   AmSouth Contribution     Contribution to
                                   to Combined Company      Combined Company
                                  ---------------------- ----------------------
Income Statement
  12 months normalized net income
   at March 31, 1999.............         46.7%                  53.3%
  Estimated 1999 net income......         48.4%                  51.6%
  Estimated forward 12 months net
   income........................         48.3%                  51.7%
  Estimated 2000 net income......         48.1%                  51.9%
Balance Sheet as of 3/31/99
  Total loans....................         53.3%                  46.7%
  Total assets...................         49.7%                  50.3%
  Total deposits.................         47.3%                  52.7%
  Tangible common equity.........         42.9%                  57.1%
  Common equity..................         44.0%                  56.0%
  Total tangible equity..........         42.9%                  57.1%
  Total equity...................         44.0%                  56.0%
Market Capitalization based on:
  Closing price on 5/28/99.......         51.1%                  48.9%
  1-month average of closing
   prices ending 5/28/99.........         53.1%                  46.9%
  3-month average of closing
   prices ending 5/28/99.........         54.1%                  45.9%
  6-month average of closing
   prices ending 5/28/99.........         52.6%                  47.4%
  1-year average of closing
   prices ending 5/28/99.........         50.1%                  49.9%

   Historical Stock Price Performance Analysis. DLJ compared the daily closing price per share of First American common stock and AmSouth common stock for the one-year and three-year periods ended May 27, 1999. For each of First American and AmSouth, DLJ also compared the ratio of closing stock price on May 28, 1999 to the 52-week high and low prices. DLJ noted that First American's common stock closing price of

$40.813 on May 28, 1999 represented 80.0% of the 52-week high price and 122.1% of the 52-week low price. AmSouth's common stock closing price of $28.375 on May 28, 1999 represented 82.0% of the 52-week high price and 138.7% of the 52-week low price.

   Comparable Company Analysis. DLJ compared selected operating and stock market results of First American and AmSouth to publicly available information for a regional bank peer group that DLJ selected and deemed to be relevant. The regional bank peer group, which included selected commercial banks with comparable business line and market capitalization characteristics to First American and AmSouth, consisted of:

                                             .  SouthTrust Corporation
  .  SunTrust Banks, Inc.


                                             .  Union Planters Corporation
  .  Wachovia Corporation


                                             .  Old Kent Financial Corporation
  .  BB&T Corporation


                                             .  Zions Bancorp
  .  Comerica Incorporated


                                             .  First Security Corporation
  .  Regions Financial Corporation


                                             .  Compass Bancshares, Inc.
  .  Summit Bancorp


                                             .  Hibernia Corporation
  .  Huntington Bancshares Incorporated

   In addition, DLJ analyzed First American and AmSouth compared with their regional bank peer group discussed above, the S&P 500 and a southeastern peer group on the following bases:

  . a total return analysis for the year-to-date, one-year, three-year and five-year periods;

  . the relative stock price performance for the one-year and three-year periods ended May 27, 1999;

  . a valuation analysis of First American and AmSouth compared with the low, medium and high multiples of the regional bank peer group discussed above; and

  . the one-year and three-year relative forward price-to-earnings performance based on First Call.

   The southeastern peer group consisted of:

  .  Regions Financial Corporation           .  Hibernia Corporation


  .  SouthTrust Corporation                  .  BB&T Corporation


  .  Compass Bancshares, Inc.                .  Wachovia Corporation


  .  Union Planters Corporation              .  SunTrust Banks, Inc.

   The following tables compare selected information derived by DLJ for First American, AmSouth and the median of the regional bank peer group:

                                               Pricing Multiples
                             ------------------------------------------------------
                                Forward      Forward Cash             Tangible Book
                             Price/Earnings Price/Earnings Book Value     Value
                             -------------- -------------- ---------- -------------
   First American..........      14.6x          13.0x        2.62x        2.99x
   AmSouth.................      16.6x          15.8x        3.51x        4.18x
   Regional Bank Peer Group
    Median.................      14.8x          14.1x        2.82x        3.14x
   Southeastern Peer Group
    Median.................      14.8x          14.1x        2.74x        3.04x
                                              Operating Statistics
                             ------------------------------------------------------
                               Normalized     Normalized
                               Return on      Return on    Efficiency   Fee Based
                                 Assets     Common Equity    Ratio        Ratio
                             -------------- -------------- ---------- -------------
   First American..........       1.49%         17.05%        54.9%        38.5%
   AmSouth.................       1.30%         18.05%        56.1%        31.1%
   Regional Bank Peer Group
    Median.................       1.30%         17.26%        54.0%        27.7%
   Southeastern Peer Group
    Median.................       1.26%         15.92%        55.0%        27.7%

   Discounted Dividend Analysis. DLJ performed a discounted dividend analysis to estimate a range of present values per share of AmSouth common stock and First American common stock assuming each entity continued to operate as a stand-alone entity. DLJ also performed a further pro forma analysis to estimate the range of present values per share of AmSouth common stock based on the pro forma combined company. Analyses were conducted with and without applying the synergies estimated by the management of AmSouth. These ranges were determined by adding (1) the present value of the estimated future dividend stream that each entity could generate through December 31, 2004 and (2) the present value of the "terminal value" of each entity's common stock at December 31, 2004.

   DLJ determined the range of present values per share of AmSouth and First American common stock using the terminal year multiples and discount rates that DLJ viewed as appropriate for companies with their risk characteristics. DLJ used First Call earnings estimates for 1999 and 2000. For periods after 2000, earnings were grown at First Call's estimated long-term growth rate, adjusted to reflect an assumed constant ratio of tangible common equity to assets as DLJ viewed as appropriate.

   In calculating a terminal value of First American common stock at December 31, 2004, DLJ applied multiples ranging from 11.0x to 15.0x to forecasted cash earnings for 2005. The dividend stream and terminal values were then discounted back to March 31, 1999 using discount rates ranging from 11.7% to 15.7%. Based on these assumptions, the stand-alone present value of First American common stock ranged from $30.61 to $45.71 per share. DLJ also calculated the present value of First American common stock using multiples ranging from 13.8x to 17.8x and management assumptions provided to DLJ as it prepared its analyses with respect to merger cost savings and revenue enhancements (including the phase-in period for achieving them), divestitures expected to be required to obtain regulatory approval and estimated potential deposit runoffs. Based on these assumptions, the present value of First American common stock ranged from $42.48 to $61.09.

   In calculating a terminal value of AmSouth common stock at December 31, 2004, DLJ applied multiples ranging from 13.8x to 17.8x to forecasted cash earnings for 2005. The dividend stream and terminal value were then discounted back to March 31, 1999 using discount rates ranging from 10.9% to 14.9%. Based on these assumptions, the stand-alone present value of AmSouth common stock ranged from $23.06 to $33.62 per share. DLJ also calculated the present value of AmSouth common stock using management assumptions provided to DLJ as it prepared its analyses with respect to merger cost savings and revenue enhancements (including the phase-in period for achieving them), divestitures expected to be required to obtain regulatory approval and estimated potential deposit runoffs. Based on these assumptions, the present value of AmSouth common stock ranged from $26.79 to $38.68 per share. These ranges of present values for AmSouth common stock implied values per share of First American common stock based on the exchange ratio of $43.15 to $62.89 per share (excluding management assumptions) and $50.11 to $72.36 per share (including management assumptions).

   The discounted dividend analyses are not necessarily indicative of actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present time or at any time in the future. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

   Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis to estimate an internal rate of return for AmSouth's investment in First American assuming that First American were operated as a subsidiary of AmSouth. The internal rate of return was determined by solving for the discount rate at which the sum of (1) the present value of the estimated future dividend stream that the subsidiary will generate through December 31, 2009, (2) the present value of the "terminal value" of the subsidiary at December 31, 2009 and (3) the dividend at closing of capital in excess of a ratio of tangible common equity to assets of 6.00%, net of the initial consideration paid (based on AmSouth's common stock price on the date prior to announcement of the merger), is equal to zero. In determining the present value of the subsidiary cash flows and the terminal value, DLJ used First Call earnings estimates for 1999 and 2000 and, for periods after 2000, DLJ applied First Call's long-term growth rate, adjusted to eliminate the impact of projected share repurchases, to grow earnings.

DLJ also used management assumptions with respect to merger cost savings and revenue enhancements (including the phase-in period for achieving them), divestitures expected to be required to obtain regulatory approval and estimated deposit runoffs. For purposes of this analysis, DLJ also assumed that First American could dividend any capital in excess of that required to maintain a ratio of tangible common equity to assets of 6.00%. In calculating a terminal value of the subsidiary at December 31, 2009, DLJ applied multiples of 14.8x to 16.8x (using AmSouth's then current forward cash earnings multiple of 15.8x as a midpoint) to forecasted subsidiary cash earnings for 2010. The analysis resulted in an internal rate of return for the subsidiary investment of 14.4% to 15.5%.

   The discounted cash flow analyses are not necessarily indicative of actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present time or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

   Comparable Transactions Analysis. DLJ analyzed publicly available financial, operating and stock market information for the merger and for 15 selected comparable domestic commercial bank merger transactions greater than $2.5 billion in transaction value. DLJ divided these transactions into the following three groups:

  . In-Market Transactions. These are transactions between banks operating primarily in the same market. The transactions in this group were:

    .  NationsBank Corporation/Barnett Banks, Inc.

    .  First Union Corporation/Signet Banking Corporation

  . Partial-Market Transactions. These are transactions between banks whose operations overlap in some, but not all, markets. The transactions in this group were:

    .  First Union Corporation/CoreStates Financial Corp., Inc.

    .  Fleet Financial Group, Inc./BankBoston Corp

    .  Wells Fargo & Company/First Interstate Bancorp

    .  Bank One Corporation/First Commerce Corporation

  . Out-of-Market Transactions. These are transactions between merger partners operating primarily in different markets. The transactions in this group were:

    .  Firstar Corporation/Mercantile Bancorporation Inc.

    .  SunTrust Banks Inc./Crestar Financial Corporation

    .  NationsBank Corporation/Boatmen's Bancshares, Inc.

    .  First Bank System, Inc./U.S. Bancorp

    .  Star Banc Corporation/Firstar Corporation

    .  National City Corporation/First of America Bank Corporation

    .  First Union Corporation/First Fidelity Bancorporation

    .  Regions Financial Corporation/First Commercial Corporation

    .  First American Corporation/Deposit Guaranty Corp.

   In each case, the stockholders of the second-named company (comparable to First American in the merger) receive stock of the first-named company (comparable to AmSouth in the merger) in the relevant transaction. The following table compares information derived by DLJ about the merger and these selected transactions:

                                           Selected Transactions
                                           --------------------------
                                              Range        Median   The Merger
                                           -------------  --------------------
In-Market Transactions
Implied premium of offer price to market
 price on last trading day prior to
 announcement.............................    43.4--46.1%     44.7%    30.1%
Ratio of implied offer price to:
  Book value per share....................    3.46--4.05x     3.76x    3.41x
  Tangible book value per share...........    3.67--5.96x     4.81x    3.89x
  Latest 12 months earnings per share.....    24.9--25.1x     25.0x    21.2x
  Forward 12 months earnings per share
   based on First Call....................    20.8--22.0x     21.4x    19.0x
Partial-Market Transactions
Implied premium of offer price to market
 price on last trading day prior to
 announcement.............................    12.9--25.9%     19.4%    30.1%
Ratio of implied offer price to:
  Book value per share....................    2.88--5.39x     3.38x    3.41x
  Tangible book value per share...........    3.58--5.95x     3.75x    3.89x
  Latest 12 months earnings per share.....    12.5--26.1x     20.3x    21.2x
  Forward 12 months earning per share
   based on First Call....................    12.0--20.5x     18.6x    19.0x
Out-of-Market Transactions
Implied premium of offer price to market
 price on last trading day prior to an-
 nouncement...............................     3.0--40.4%     28.8%    30.1%
Ratio of implied offer price to:
  Book value per share....................    1.97--4.27x     3.78x    3.41x
  Tangible book value per share...........    2.74--5.42x     4.30x    3.89x
  Latest 12 months earnings per share.....    12.4--30.5x     24.2x    21.2x
  Forward 12 months earnings per share
   based on First Call....................    11.0--25.8x     22.1x    19.0x

   In addition, DLJ calculated the median values of all of the foregoing information with respect to all of these transactions taken together as a group. The following table compares information derived by DLJ with respect to the merger and these medians:

                                                      Median of all
                                                        Precedent
                                                      Transactions  The Merger
                                                      ------------- ----------
Implied premium of offer price to market price on
 last trading day prior to announcement..............     27.1%        30.1%
Ratio of implied offer price to:
  Book value per share...............................     3.50x        3.41x
  Tangible book value per share......................     4.00x        3.89x
  Latest 12 months earnings per share................     24.2x        21.2x
  Forward 12 months earnings per share based on First
   Call..............................................     20.8x        19.0x

   Historical Exchange Ratio Analysis. DLJ calculated the ratio of the closing price per share of First American common stock to the closing price per share of AmSouth common stock for each trading day in the period from May 27, 1998 to May 27, 1999 and compared those ratios with the exchange ratio. The results of this calculation showed an average six-month stock price ratio of 1.360 and an average one-year stock price ratio of 1.513 compared to the exchange ratio,
1.871. DLJ also calculated the ratio of the multiple of First American's stock price to forward 12 months earnings per share to the multiple of AmSouth's stock price to forward 12 months earnings per share, based on First Call earnings estimates, over the same period. The results of this calculation showed an average six-month ratio of 0.764 and an average one-year ratio of
0.818 compared to the ratio of 1.146 implied by the exchange ratio.

   In connection with giving the DLJ opinion dated as of the date of this document, DLJ performed procedures to update the analyses described above as it deemed appropriate and reviewed the assumptions on which these analyses were based and the factors considered by DLJ in performing those analyses.

   The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, it is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses summarized above, without considering these analyses as a whole, could create an incomplete view of the processes underlying DLJ's opinions. In arriving at its fairness determinations, DLJ considered the results of all those analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead, DLJ made its determinations as to fairness on the basis of its experience and professional judgment after considering the results of all those analyses. No company or transaction used in the above analyses as a comparison is directly comparable to AmSouth or First American or the merger. The analyses were prepared solely for purposes of DLJ providing its opinions to AmSouth's board of directors as to the fairness of the exchange ratio from a financial point of view and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Because those analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of AmSouth, First American, DLJ or any other person assumes responsibility if future results are materially different from those forecast.

   As described above, DLJ's May 31, 1999 opinion to AmSouth's board of directors was among many factors taken into consideration by the AmSouth board of directors in making its determination to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the AmSouth board of directors' or AmSouth management's opinion with respect to the value of First American, a combination of AmSouth and First American, or of whether the AmSouth board of directors or AmSouth management would have been willing to agree to a different exchange ratio. AmSouth placed no limits on the scope of the analysis performed, or opinions expressed, by DLJ.

Opinion of First American's Financial Advisor

   First American retained Merrill Lynch to act as its financial advisor in connection with the merger. On May 31, 1999, the board of directors of First American held a meeting to evaluate the proposed merger. At this meeting, Merrill Lynch rendered its opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio was fair, from a financial point of view, to First American stockholders. Merrill Lynch subsequently confirmed and updated its May 31, 1999 opinion in writing by delivering to the board of directors of First American a written opinion dated as of the date of this joint proxy statement/prospectus. In connection with its written opinion, Merrill Lynch confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion. It also performed procedures to update certain of its analyses and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion.

   The full text of the Merrill Lynch opinion, which describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch is attached as Appendix D to this joint proxy statement/prospectus and is incorporated in this joint proxy statement/prospectus by reference. First American stockholders are urged to, and should read Merrill Lynch's opinion carefully and in its entirety. Merrill Lynch's opinion is directed to the board of directors of First American and addresses only the fairness, from a financial point of view, of the exchange ratio to the First American stockholders. The opinion does not address any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any stockholder as to how to vote at the First American special meeting. The summary of the fairness opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Merrill Lynch, among other things:

  . reviewed certain publicly available business and financial information relating to First American and AmSouth that Merrill Lynch deemed to be relevant;

  . reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of First American and AmSouth furnished to Merrill Lynch by the senior management of First American and AmSouth, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the merger furnished to Merrill Lynch by senior management of AmSouth;

  . conducted discussions with members of senior management and representatives of First American and AmSouth concerning the matters described in the bullet points set forth above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected cost savings, revenue enhancements and related expenses expected to result from the merger;

  . reviewed the market prices and valuation multiples for First American common stock and AmSouth common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  . reviewed the respective publicly reported financial conditions and results of operations of First American and AmSouth and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  . compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

  . participated in certain discussions and negotiations with representatives of First American and AmSouth and their financial and legal advisors with respect to the merger;

  .  reviewed the potential pro forma impact of the merger;

  .  reviewed the merger agreement and the related stock option agreements;
     and

  . reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

   In rendering its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with, or reviewed by, or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of First American or AmSouth nor has Merrill Lynch been furnished any such evaluation or appraisal. Merrill Lynch is not an expert in the evaluation of allowances for loan losses, and neither made an independent evaluation of the adequacy of the allowances for loan losses of First American or AmSouth, nor reviewed any individual credit files of First American or AmSouth or been requested to conduct such a review and, as a result, Merrill Lynch has assumed that the aggregate allowances for loan losses for both First American and AmSouth are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of First American or AmSouth. With respect to the financial and operating forecast information furnished to or discussed with Merrill Lynch by First American or AmSouth, including the cost savings, revenue enhancements and related expenses expected to result from the merger, Merrill Lynch assumed that the information was reasonably prepared and reflects the best currently available estimates and judgments of the senior management of each of First American and AmSouth as to the future financial and operating performance of First American, AmSouth or the combined entity, as the case may be. Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to Merrill Lynch as of, the date of its opinion.

   For purposes of rendering its opinion, Merrill Lynch assumed that, in all respects material to its analyses:

  . the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

  . the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  . each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  . all conditions to the completion of the merger will be satisfied without any waivers; and

  . in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

   Merrill Lynch further assumed that the merger will be accounted for as a "pooling-of-interests" under GAAP, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch's opinion is not an expression of an opinion as to the prices at which shares of First American common stock or shares of AmSouth common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

   In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, First American and AmSouth. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Merrill Lynch opinion was among several factors taken into consideration by the board of directors of First American in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of First American or management of First American with respect to the fairness of the exchange ratio.

   The following is a summary of the material financial analyses presented by Merrill Lynch to the board of directors of First American on May 31, 1999 in connection with the rendering of its opinion on that date. The summary is not a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the board of directors of First American, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Merrill Lynch believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

   Calculation of Implied Value of Exchange Ratio. Merrill Lynch reviewed the terms of the merger. It noted that the exchange ratio of 1.871 shares of AmSouth common stock for each share of First American common stock had an implied value of $53.09 per share of First American common stock based upon the closing price of AmSouth common stock on May 28, 1999 of $28.38 (the last trading day prior to the presentation by Merrill Lynch to the board of directors of First American).

   Transaction Pricing Multiples. Based on an exchange ratio of 1.871 and the closing price of AmSouth common stock on May 28, 1999 of $28.38, Merrill Lynch also analyzed the implied per share transaction value of $53.09 as a multiple of First American's fully diluted book value per share, fully diluted tangible book value per share, last twelve months fully diluted earnings per share, latest quarter annualized fully diluted earnings per share, and estimated earnings per share for the years 1999 and 2000.

   The analyses performed indicated that the per share transaction value as a multiple of First American's fully diluted book value per share would be 3.5x and further indicated that the per share transaction value as a multiple of First American's fully diluted tangible book value per share would be 4.0x, in each case based on financial data for the period ending March 31, 1999, with fully diluted shares including options accounted for under the treasury stock method. Merrill Lynch's analyses further indicated that the transaction value as a multiple of the last twelve months fully diluted earnings per share would be 21.4x, and that the transaction value as a multiple of the latest quarter annualized fully diluted earnings per share would be 22.5x. The analyses also indicated that the transaction value as a multiple of First American's estimated earnings per share in each of 1999 and 2000 would be 20.0x and 17.6x, respectively, in each case based on consensus First Call earnings estimates as of May 28, 1999. First Call is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

   Merrill Lynch also analyzed the per share transaction value as a premium to the closing price of First American common stock at different intervals prior to the announcement of the merger. The analyses performed indicated the per share transaction value as a premium to: (1) the closing price of First American common stock on the day immediately prior to the announcement of the merger was 30.1%; (2) the closing price of First American common stock one week prior to the announcement of the merger was 31.1%; and (3) the average closing price of First American common stock for the 30 days prior to the announcement of the merger was 33.7%.

   Historical Trading Valuation Analysis. Based on an exchange ratio of 1.871 and the closing price of AmSouth common stock on May 28, 1999 of $28.38 and on May 21, 1999 of $29.88, Merrill Lynch also reviewed the historical trading valuation of AmSouth common stock for different periods during the ninety-day period prior to May 28, 1999 to determine the implied per share offer value of the transaction to First American stockholders and the implied premium to the average price of First American common stock for such periods. The following table indicates the implied per share offer value of the transaction to First American stockholders and the implied premium to the average price of First American common stock for the periods listed.

                                                              Implied Premium to
                                             Implied Value to   First American
                                              First American    Average Price
                                             ---------------- ------------------
   May 28, 1999.............................      $53.09              30%
   May 21, 1999.............................       55.90              34
   Five-day average.........................       53.52              33
   Ten-day average..........................       54.83              34
   Fifteen-day average......................       55.86              36
   Twenty-day average.......................       56.60              39
   Thirty-day average.......................       57.42              45
   Sixty-day average........................       58.39              47
   Ninety-day average.......................       57.87              44

   Discounted Dividend Analysis--First American. Merrill Lynch performed a discounted dividend analysis to estimate a range of present values per share of First American common stock assuming First American continued to operate as a stand-alone entity. This range was determined by adding (1) the present value of the estimated future dividend stream that First American could generate, and
(2) the present value of the "terminal value" of First American common stock at December 31, 2004.

   In calculating a terminal value of First American common stock at December 31, 2004, Merrill Lynch applied a multiple of 12.0x to 14.0x to year 2005 forecasted cash earnings. The dividend stream and terminal value were then discounted back to March 31, 1999 using discount rates ranging from 12.0% to 14.0%, which rates Merrill Lynch viewed as the appropriate range of discount rates for a company with First American's risk characteristics.

   In performing this analysis, Merrill Lynch used First Call earnings estimates for 1999 and 2000 of $2.66 and $3.01, respectively. For periods after 2000, earnings were assumed to increase at First Call's estimated annual long-term earnings growth rate of 10%. Merrill Lynch also assumed an annual asset growth rate of 5%. Merrill Lynch further assumed that earnings in excess of those necessary to maintain First American's tangible common equity ratio at 6.00% could be paid out to First American stockholders as dividends. Based on the above assumptions, the stand-alone present value of the First American common stock ranged from $36.74 to $44.01 per share.

   Discounted Dividend Analysis--AmSouth. Merrill Lynch also performed a discounted dividend analysis to estimate a range of present values per share of AmSouth common stock assuming AmSouth continued to operate as a stand-alone entity. As with the analysis performed with regard to First American, this range was determined by adding (1) the present value of the estimated future dividend stream that AmSouth could generate, and (2) the present value of the "terminal value" of AmSouth common stock at December 31, 2004.

   In calculating a terminal value of AmSouth common stock at December 31, 2004, Merrill Lynch applied a multiple of 14.0x to 16.0x to year 2005 forecasted cash earnings. The dividend stream and terminal value were then discounted back to March 31, 1999 using discount rates ranging from 12.0% to 14.0%, which rates Merrill Lynch viewed as the appropriate range of discount rates for a company with AmSouth's risk characteristics.

   In performing this analysis, Merrill Lynch used First Call earnings estimates for 1999 and 2000 of $1.63 and $1.83, respectively. For periods after 2000, earnings were assumed to increase at First Call's estimated annual long-term earnings growth rate of 11%. Merrill Lynch also assumed an annual asset growth rate of 5%. Merrill Lynch further assumed that earnings in excess of those necessary to maintain AmSouth's tangible common equity ratio at 6.00% could be paid out to AmSouth stockholders as dividends. Based on the above assumptions, the stand-alone present value of the AmSouth common stock ranged from $25.25 to $30.41 per share.

   Pro Forma Discounted Dividend Analysis. Merrill Lynch also performed a pro forma discounted dividend analysis to estimate a range of present values per share of AmSouth common stock and First American common stock based on the pro forma combined company. This range was determined by using the same valuation methodology applied in the preceding six paragraphs in terms of calculating the terminal value of the combined company and the discount rates applicable to that value. Merrill Lynch also made the same assumptions as set forth in the preceding six paragraphs, except that: (1) earnings estimates for pro forma AmSouth are based on First Call's Combined Consensus Equity Analysts' Estimates increased at 11% after 2001; (2) synergies are assumed to equal $112 million pre-tax in 2000 (excluding $17 million of capital leverage), and $168 million pre-tax in 2001 (excluding $66 million of capital leverage), with synergies increasing at 11% annually thereafter; (3) earnings in excess of those necessary to maintain pro forma AmSouth's tangible common equity ratio at 6.00% could be paid out to stockholders as dividends; and (4) in calculating a terminal value of pro forma AmSouth's and First American's common stock at December 31, 2004, Merrill Lynch applied a multiple of 14.0x to 16.0x to year 2005 forecasted cash earnings.

   Based on the above assumptions, the present value of pro forma AmSouth common stock ranged from $26.30 to $31.98 per share. Merrill Lynch then applied the exchange ratio to the pro forma discounted dividend values arrived at per share of pro forma AmSouth common stock to determine a range of present values per share of First American common stock, and determined that the present value of the First American common stock under this analysis ranged from $49.20 to $59.84 per share.

   The analyses set forth in each of the preceding eight paragraphs does not necessarily indicate actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. The discount rates applied to First American and AmSouth referred to in such paragraphs were based on several factors, including the financial advisors' knowledge of each of First American and AmSouth and the industry in which they operate, the business risk of each company and the overall interest rate environment as of March 31, 1999. The asset growth rates applied for First American and AmSouth took into consideration several factors, including the historical asset growth of each of First American and AmSouth as well as projected long-term growth rates. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

   Peer Group Stock Trading Multiple Analysis--First American. Merrill Lynch compared selected operating and stock market results of First American to the publicly available corresponding data for the following companies that Merrill Lynch determined were comparable to First American:

  .  Regions Financial Corporation;

  .  SouthTrust Banks, Inc.;

  .  Compass Bancshares, Inc.;

  .  AmSouth Bancorporation;

  .  Union Planters Corporation;

  .  First Tennessee National Corporation;

  .  National Commerce Bancorporation; and

  .  Trustmark Corporation.

   Merrill Lynch then determined the imputed per share value of First American common stock based on the multiples arrived at by Merrill Lynch in its comparability analysis.

   The following table compares selected financial data of First American with corresponding mean data for the companies selected by Merrill Lynch, which data is based on financial data at or for the quarter ended March 31, 1999, earnings estimates from First Call as of May 28, 1999, and market prices as of May 28, 1999. The calculations of price-to-1999 and price-to-2000 First Call estimated earnings per share are based on estimated earnings per share calculated in accordance with GAAP. The calculations of price-to-1999 and price-to-2000 First Call estimated cash earnings per share are based on estimated earnings per share plus amortization of intangible assets per share.

                                                                                  First Call
                          Price/    Price/                                Price/  Projected    2000
                           1999      2000     Price/    Price/   Price/   Stated  Five-Year   Price
                         Estimated Estimated   1999      2000    Stated  Tangible    EPS     Earnings
                           GAAP      GAAP    Estimated Estimated  Book     Book     Growth    Growth
                            EPS       EPS    Cash EPS  Cash EPS  Value    Value      Rate     Ratio
                         --------- --------- --------- --------- ------  -------- ---------- --------
Merrill Lynch Selected
 Company Average........   17.32x    15.38x    16.37x    14.60x    3.27x    3.69x    12.0%     136%
First American..........   15.34     13.56     14.24     12.69     2.62     2.98     10.0      136
Imputed Average Value
 Per Share Based on
 Selected Company Data..  $46.07    $46.28    $46.91    $46.97   $50.96   $50.41

   Peer Group Stock Trading Multiple Analysis--AmSouth. Merrill Lynch also compared selected operating and stock market results of AmSouth to the publicly available corresponding data for the companies mentioned above (except that First American was substituted for AmSouth) that Merrill Lynch determined were comparable to AmSouth. Merrill Lynch then determined the imputed per share value of AmSouth common stock based on the multiples arrived at by Merrill Lynch in its comparability analysis.

   The following table compares selected financial data of AmSouth with corresponding mean data for the companies selected by Merrill Lynch, which data is based on financial data at or for the quarter ended March 31, 1999, earnings estimates from First Call as of May 28, 1999, and market prices as of May 28, 1999. The calculations of price-to-1999 and price-to-2000 First Call estimated earnings per share are based on estimated earnings per share calculated in accordance with GAAP.

                                                                                  First Call
                          Price/    Price/                                Price/  Projected    2000
                           1999      2000     Price/    Price/   Price/   Stated  Five-Year   Price
                         Estimated Estimated   1999      2000    Stated  Tangible    EPS     Earnings
                           GAAP      GAAP    Estimated Estimated  Book     Book     Growth    Growth
                            EPS       EPS    Cash EPS  Cash EPS  Value    Value      Rate     Ratio
                         --------- --------- --------- --------- ------  -------- ---------- --------
Merrill Lynch Selected
 Company Average........   17.06x    15.13x    16.08x    14.34x    3.16x    3.54x    11.0%     135%
AmSouth.................   17.44     15.53     16.50     14.78     3.51     4.19     11.0      141
Imputed Average Value
 Per Share Based on
 Selected Company Data..  $27.75    $27.63    $27.65    $27.52   $25.57   $23.97

   No company or transaction used in the comparable company analyses described above is identical to First American, AmSouth, the pro forma combined company, or the merger, as the case may be. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

   Break-Even Returns Analysis. Merrill Lynch performed a break-even returns analysis to estimate a range of compound annual growth in earnings (over 1999 estimated earnings), at different terminal multiples, that would be necessary to achieve a future stock price in three years and five years, the present value of which was equal to the current per share offer value of $53.09 per share contemplated in the merger. This analysis also assumed that dividends received would be reinvested in First American common stock.

   In calculating a terminal value of First American common stock in 2002 and 2004, Merrill Lynch applied an assumed price/earnings trading multiple of 13.0x to 15.0x of next twelve months earnings (based on First American's and its peer group's average current trading multiples), and also applied an assumed acquisition multiple of 18.0x to 20.0x of next twelve months earnings. Merrill Lynch then discounted these terminal values back to May 28, 1999 using a discount rate of 13%, which rate reflects First American's average cost of capital.

   Based on a trading multiple of between 13.0x to 15.0x of next twelve months earnings, Merrill Lynch determined that the compound annual growth rate of earnings over 1999 estimated earnings necessary to provide First American stockholders with the same present value as an acquisition at $53.09 per share ranged from 22.54% to 27.77% over the next three years, and 17.71% to 21.13% over the next five years. Based on an acquisition multiple of between 18.0x to 20.0x of next twelve months earnings, Merrill Lynch determined that the compound annual growth rate of earnings over 1999 estimated earnings necessary to provide First American stockholders with the same present value as an acquisition at $53.09 per share ranged from 11.34% to 15.32% over the next three years, and 11.13% to 13.50% over the next five years.

   Selected Merger and Acquisition Transactions. Merrill Lynch analyzed publicly available financial, operating, and stock market information for twelve selected merger and acquisition transactions that have been completed since 1997 and that involved total consideration that ranged from $1.0 billion to $10.0 billion to determine certain multiples achieved in such transactions. Merrill Lynch then determined the imputed per share value of First American common stock based on the multiples arrived at by Merrill Lynch in its comparability analysis.

   The following transactions were reviewed by Merrill Lynch (in each case, the first named company is the acquiror and the second named company is the acquired company in the transaction): HSBC Holdings PLC/Republic New York Corporation; SunTrust Banks, Inc./Crestar Financial Corp.; Star Banc Corporation/Firstar Corporation; Union Planters Corporation/Magna Group, Inc.; Regions Financial Corporation/First Commercial Bancorp, Inc.; First American Corporation/Deposit Guaranty Corp.; National City Bancorporation/First of America Bank Corporation; Banc One Corporation/First Commerce Bancshares, Inc.; First Union Corporation/Signet Banking Corporation; Wachovia Corporation/Central Fidelity Banks, Inc.; First Bank System, Inc./U.S. Bancorp; and Allied Irish Banks, P.L.C./Dauphin Deposit Corporation. Merrill Lynch considered the earlier transactions to be reasonably similar to the merger, but none of the transactions is identical to the merger. The following table compares mean data for the above-referenced transactions with comparable data for the merger and references the imputed per share value of First American common stock based on such data.

                                                      Price/
                                              Price/   Last             Price/
                         Transaction Price/  Tangible Twelve  Price/   One Week
                          Value (in   Book     Book   Months  Forward   Prior
                          millions)  Value    Value    EPS      EPS     Market
                         ----------- ------  -------- ------  -------  --------
Merrill Lynch Selected
 Company Average........   $4,617      3.47x    3.90x  24.12x  20.84x     1.29x
Merger..................   $6,395      3.49     3.98   21.41   19.95      1.31
Imputed Average Value
 Per Share of First
 American...............             $52.76   $52.10  $59.82  $57.11    $52.18

   Pro Forma Financial Impact. Based on an exchange ratio of 1.871, Merrill Lynch also analyzed the pro forma per share financial impact of the merger on
(1) AmSouth's and First American's earnings per share for 2000 and 2001, (2) pro forma AmSouth's book value per share and tangible book value per share, and
(3) First American's dividend payments.

   Merrill Lynch's analysis of the impact of the merger on AmSouth's and First American's estimated earnings per share for both 2000 and 2001 was undertaken both including the capital leverage and excluding the capital leverage resulting from the merger. The analysis that included the capital leverage resulting from the merger was based on consensus First Call earnings estimates and estimated pre-tax synergies of $129 million in 2000 (which included $17 million of capital leverage) and $234 million in 2001 (which included $66 million of capital leverage). The analysis that excluded capital leverage was also based on consensus First Call earnings estimates but estimated pre-tax synergies of $112 million in 2000 (which excluded $17 million of capital leverage) and $168 million in 2001 (which excluded $66 million of capital leverage).

   The analyses performed indicated that, on a per share basis, the merger would be accretive to AmSouth's and First American's estimated earnings per share in each of 2000 and 2001 both including and excluding the capital leverage resulting from the merger.

   The analyses performed also indicated that the merger would be dilutive to pro forma AmSouth's book value per share and further indicated that the merger would be dilutive to pro forma AmSouth's tangible book value per share, in each case as of the completion of the merger. The book value per share and tangible book value per share analyses included the impact of an estimated pre-tax merger and integration charge equal to $296 million. Merrill Lynch's analysis further indicated that the amount of dividends payable to First American stockholders would increase by 13.6% as a result of the merger.

   The actual operating and financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing, amount and costs associated with achieving cost savings and revenue enhancements, as well as other factors.

   First American retained Merrill Lynch based upon its experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Merrill Lynch is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

   In addition, in the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of First American and AmSouth for their own account and/or the accounts of their respective customers, and, accordingly, may at any time hold long or short positions in these securities. In the past two years, Merrill Lynch has provided to First American financial advisory, investment banking and other services unrelated to the proposed merger, and has received fees for the rendering of these services. Merrill Lynch may provide these types of services to the combined company in the future and receive fees for those services.

   Pursuant to a letter agreement between First American and Merrill Lynch, dated as of May 25, 1999, First American agreed to pay Merrill Lynch for financial advisory services rendered through the closing of the merger (1) a fee of $250,000 payable upon the execution of the letter agreement, (2) a transaction fee of $7,500,000 contingent upon and payable upon the execution of a definitive agreement by First American to effect a business combination, and
(3) a fee equal to 0.43% of the aggregate purchase price paid in such business combination, payable in cash if and when such business combination is completed. Any fees paid to Merrill Lynch under items (1) and (2) will be credited against any fees payable under item (3). First American also agreed, among other things, to reimburse Merrill Lynch for certain expenses incurred in connection with the services provided by Merrill Lynch, and to indemnify Merrill Lynch and its affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement.

Interests of Management and Directors in the Merger

   Some members of First American's and AmSouth's management, and the members of the First American and AmSouth boards of directors, have interests in the merger that are in addition to their interests as stockholders of First American or AmSouth. The First American and AmSouth boards of directors were aware of these additional interests and considered them in their decision to approve the merger agreement.

   Indemnification and Directors' and Officers' Insurance

   The merger agreement provides that AmSouth will indemnify, defend and hold harmless each present and former director and officer of First American and its subsidiaries against all costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, arising out of actions or omissions occurring at or prior to the effective time, to the fullest extent that First American and its subsidiaries are permitted to indemnify, and advance expenses to, their directors and officers under applicable laws.

   The merger agreement further provides that, for a period of six years following the merger, AmSouth shall use its reasonable best efforts to provide directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of First American or any of their subsidiaries with respect to claims arising from facts or events occurring at or prior to the effective time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by First American. In no event, however, will AmSouth be required to expend more than 200% of the current amount expended by First American to maintain or procure the directors' and officers' insurance coverage. The merger agreement provides that if AmSouth is unable to maintain or obtain the insurance called for by the merger agreement, AmSouth will use its reasonable best efforts to obtain as much comparable insurance as is available for the same amount.

   New Employment Arrangements Between AmSouth and Officers of First American

   In connection with entering into the merger agreement, AmSouth entered into an employment agreement with Mr. Bottorff. The term of employment starts at the completion of the merger and ends on January 1, 2001. Under the employment agreement, Mr. Bottorff will serve as the Chairman of the board of directors of AmSouth.

   During the term of the employment agreement, Mr. Bottorff will be entitled to receive a base salary at least equal to the annual base salary paid to the chief executive officer of AmSouth and an annual bonus such that the sum of his base salary and annual bonus is equal to the greater of the sum of the base salary and annual bonus paid to AmSouth's chief executive officer and $1.3 million. Mr. Bottorff will also be granted 187,500 shares of restricted AmSouth common stock on completion of the merger, which will vest on January 1, 2001 or, if earlier, upon a change in control of AmSouth. Beginning in January 2001, Mr. Bottorff will be paid an annual retirement benefit for life of $1.25 million, less any benefits payable under First American's and AmSouth's retirement plans. Upon Mr. Bottorff's death, his current spouse, should she survive him, will be paid an annual benefit of 50% of his retirement benefit for her life. The employment agreement provides that upon Mr. Bottorff's termination of employment for any reason, AmSouth will continue to provide him and his current spouse with medical and dental benefits for the remainder of their lives on a basis no less favorable than those benefits that were provided immediately prior to such termination.

   The employment agreement further provides that, on a termination of Mr. Bottorff's employment by AmSouth, other than for cause or disability, or by him for good reason, he will be entitled to the following benefits:

  . a payment of a pro rata annual bonus through the date of termination, based on the highest annual bonus paid for any of the three years prior to the termination date, plus

  . payment of an amount equal to the product of (a) the number of months from the date of termination until January 1, 2001, divided by 12 and
     (b) the sum of his base salary and annual bonus (based on the highest annual bonus earned in the three years prior to the termination date), plus

  .  immediate vesting of his restricted stock.

   If any amounts payable to Mr. Bottorff under the employment agreement or otherwise would be subject to the excise tax under section 4999 of the Internal Revenue Code, an additional payment will be made so that after the payment of all income and excise taxes, Mr. Bottorff will be in the same after-tax position as if no excise tax under section 4999 had been imposed. However, if these additional payments (excluding any additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid to Mr. Bottorff without requiring payment of the excise tax, no additional payments will be made on account of the excise tax. Instead, the payments otherwise due to Mr. Bottorff will be reduced as necessary to prevent the application of the excise tax. On completion of the merger, Mr. Bottorff's employment agreement with AmSouth will supersede his change in control severance agreement with First American described below. See "--Effect of the Merger on Existing First American Severance/Employment Agreements."

   In connection with entering into the merger agreement, AmSouth entered into letter agreements with Dale W. Polley, Robert A. McCabe, Jr. and Allan R. Landon that provide that, if any such executive's employment is terminated following the completion of the merger, he will receive the payments and benefits under his change in control agreement with First American, as if the termination was other than for cause. See "--Effect of the Merger on Existing First American Severance Agreements." Also, upon the attainment of age 55, Messrs. Polley and McCabe, Jr. will be paid an annual retirement benefit for life of $450,000, and Mr. Landon will be paid an annual retirement benefit of $270,000, less any benefits payable under First American's and AmSouth's tax-qualified and non-qualified retirement plans. Each letter agreement also provides that 50% of the annual retirement benefit will be paid to a surviving spouse. In addition, Mr. Polley's letter agreement provides that he will be provided with retiree medical benefits upon termination of employment.

   Effect of the Merger on Existing First American Severance/Employment
Agreements

   Change of control severance agreements are in effect between First American and a number of its executive officers, including Messrs. Bottorff, Polley, McCabe and Landon. Under the change in control severance agreements, if, during the two-year period following a change in control, the employment of a covered executive is terminated by the employer other than for cause or due to death or disability, or by the covered executive for good reason, the covered executive will be entitled to receive a payment consisting of:

  . the executive's annual bonus for the full year in which the change in control occurs, based on the higher of (a) the actual annual bonus earned in the year of the change in control and (b) the target annual bonus for the year of the change in control (the "annual bonus"), plus

  . either two or three times the sum of the covered executive's base salary and the annual bonus.

   Pursuant to the employment agreement between First American and E.B. Robinson, Jr., (dated as of December 7, 1997) if during the two-year period following a change of control, his employment is terminated by the employer other than for cause or due to death or disability, or by him for good reason, he will be entitled to receive a payment consisting of:

  . a pro-rata bonus through the date of termination, based on the highest annual bonus earned by him in the three years prior to May 1, 1998 (the "recent annual bonus"), plus

  . the product of (a) the number of months from the date of termination until September 30, 2003 divided by 12 (but in no event less than three) and (b) the sum of his annual base salary and the recent annual bonus.

Mr. Robinson will also receive service credit through September 30, 2003 for purposes of calculating the retirement benefit provided under the employment agreement.

   In addition, on a covered termination following a change in control, each executive will be entitled to continued welfare benefit coverage for either two or three years after the date of termination (or until September 30, 2003, if longer, in the case of Mr. Robinson). If any amounts payable to a covered executive under the change in control severance or employment agreements or otherwise would be subject to the excise tax under section 4999 of the Internal Revenue Code, an additional payment will be made so that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed.

   The transactions contemplated by the merger agreement will constitute a change in control for purposes of the change in control severance agreements and Mr. Robinson's employment agreement. For purposes of Mr. Bottorff's change in control severance agreement with First American, his employment will be deemed to be terminated other than for cause upon completion of the merger, and Mr. Bottorff's new employment agreement with AmSouth will supersede his First American change in control severance agreement. See "--New Employment Arrangements Between AmSouth and Officers of First American."

   The exact amounts that may become payable to the five First American executive officers cannot be determined at this time. However, assuming that the merger is completed in 1999 and that each of these officers is entitled, immediately following the completion of the merger, to receive the cash severance payments under his existing change of control severance or employment agreement with First American, and, in the case of Mr. Bottorff, under his new employment agreement with AmSouth as described above, the aggregate amount of these cash severance payments payable to the executive officers would be approximately $16,611,325.

   Effect of the Merger on Existing First American Stock-Based Rights

   The merger agreement provides that, on completion of the merger, each outstanding and unexercised stock option to purchase shares of First American common stock granted under First American's stock-based plans will no longer represent the right to acquire shares of First American common stock and will become a right to acquire AmSouth common stock.

   Under First American's stock-based plans, unvested stock options will become fully vested and exercisable, and restrictions (including performance goals) on restricted stock awards will generally lapse, on a change in control of First American. The transactions provided for by the merger agreement will constitute a change in control under these plans. Accordingly, in connection with such change in control:

  . the aggregate number of stock options to acquire shares of First American common stock held by executive officers of First American that will vest in connection with the merger is 753,620.

  . the aggregate number of shares of First American common stock underlying awards of restricted stock held by executive officers of First American that will become freely transferable in connection with the merger is 405,144.

  . the aggregate number of stock options to acquire shares of First American common stock held by non-employee directors of First American that will vest in connection with the merger is 94,800.

   Effects of the Merger on Existing AmSouth Incentive Plans and Severance Agreements

   A "change of control" will be deemed to have occurred under certain of AmSouth's incentive compensation plans in connection with the merger.
Accordingly:

  . approximately 827,015 unvested options to purchase AmSouth stock will become fully vested and exercisable, none of which are held by executive officers and directors of AmSouth.

  . restrictions will lapse with respect to approximately 1,005,755 shares of restricted stock of AmSouth, approximately 511,300 shares of which are held by executive officers and directors; and


  . approximately $5,811,000 would become due to AmSouth's executive officers and directors. The actual cash awards payable, however, may be different from the foregoing estimate, depending upon the future performance of AmSouth and the date of the merger.

   AmSouth also has in place severance agreements with its executive officers and a number of other senior officers of the company that provide that if within two years after the completion of the merger any executive officer's employment is terminated by AmSouth other than for cause or any executive officer terminates his or her employment for good reason (each as defined in the severance agreements) such executive officer would be entitled to receive a lump sum cash payment from AmSouth in an amount equal to three times:

  .  the executive's highest annual base salary prior to termination; plus

  . the executive's annual bonus (computed as the greatest of (1) the greatest annual bonus earned for the three previously completed fiscal years, (2) the executive's base bonus opportunity for the bonus plan year in which the executive was terminated, or (3) a pro rata bonus for the year of termination based on actual performance of AmSouth compared to pre-established criteria under AmSouth's short term incentive plan); plus

  . the executive's annual automobile allowance, if any, and the executive's annual club dues bonus, if any; plus

  . the value of an independently determined competitive annual long term incentive grant (in the 50th percentile compared to AmSouth's peer group) provided that if the executive has an outstanding grant under AmSouth's long term incentive compensation plan with a performance period of more than one year, the amount payable will be reduced pro rata based on the remaining performance period as of termination.

   In addition, each executive would be entitled to receive:

  . the present value of the executive's benefits under AmSouth's supplemental retirement plan, calculated as if the executive were fully vested as of the date of the change of control and the executive's employment continued for another three years; plus

  . the amount of benefits accrued by the executive under AmSouth's supplemental thrift plan, if any; plus

  . any relocation benefits that the executive may be entitled to receive pursuant to AmSouth's relocation plan; plus

  . any unpaid salary and a pro rata bonus for the portion of the year worked up to the date of the executive's termination; plus

  . continuation for three years of all welfare plan benefits for the executive and his or her family; plus

  . outplacement services at AmSouth's expense for three years following termination or until the executive obtains comparable employment; plus

  . distribution of the entire balance of the executive's account under the AmSouth deferred compensation plan.

   In addition, if any amounts payable to a covered executive under the severance agreements or otherwise, or to the chief executive officer pursuant to the provisions of his employment agreement, would be subject to the excise tax under section 4999 of the Internal Revenue Code, an additional payment will be made so that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under section 4999 has been imposed.

   Payments described above under the severance agreements are only required to be made if there is both a change in control and a termination of employment within the two-year period following the change in control. Thus, no payments may in fact be made pursuant to the severance agreements in connection with the merger. For this reason the exact amounts that may become payable to the AmSouth executive officers cannot be determined at this time. However, if the cash payments described above were made under the severance agreements for all executive officers upon the completion of the merger in 1999, then the aggregate severance payment (before giving effect to the additional payments necessary to place the executive officers in a comparable after-tax position described in the preceding paragraph) would total approximately $9,675,000.

   Retention/Incentive Program to be Established

   In connection with the merger, First American and AmSouth will establish a retention/incentive pool in an aggregate amount of up to $25 million to be allocated among the senior management of First American (other than Mr. Bottorff) by Mr. Bottorff in consultation with Mr. Ritter. First American employees who are covered by a change in control severance agreement (other than Messrs. McCabe and Landon) will only be eligible to participate in the incentive portion of the retention/incentive pool. This retention/incentive pool may also be used to provide other benefits, such as post-retirement benefits.

Management and Operations of AmSouth After the Merger

   First American will be the surviving corporation resulting from the merger with Merger Sub, and become a wholly owned subsidiary of AmSouth. First American will continue to be governed by the laws of the State of Tennessee and will operate in accordance with its charter and by-laws as in effect immediately prior to the effective time. However, all stockholders of First American will become AmSouth stockholders as a result of the merger, and their rights will be governed by AmSouth's certificate of incorporation and by-laws and by Delaware law.

   The twelve directors of AmSouth before the merger will continue to be the directors of AmSouth after the merger, except that five additional directors will be designated by First American to the AmSouth board of directors, including Mr. Bottorff, who will also serve as chairman of the board of directors.

Public Trading Markets

   AmSouth common stock is currently listed on the NYSE under the symbol "ASO." First American common stock is currently listed on the NYSE under the symbol "FAM." Upon completion of the merger, First American common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934. The authorization for listing on the NYSE of the newly issued AmSouth common stock issuable to First American stockholders pursuant to the merger agreement is a condition to the completion of the merger.

Absence of Appraisal Rights

   Appraisal rights are statutory rights that enable stockholders who object to certain extraordinary transactions, such as mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances.

   AmSouth stockholders are not entitled to appraisal rights under Delaware law in connection with the merger because Delaware law does not require that AmSouth stockholders approve the merger agreement.

   First American stockholders are not entitled to appraisal rights under Tennessee law in connection with the merger because First American common stock is expected to continue to be listed on the NYSE as of the closing date of the merger.

Resales of AmSouth Common Stock

   The shares of AmSouth common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of First American for purposes of Rule 145 under the Securities Act as of the date of the special meeting. Affiliates may not sell their shares of AmSouth common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 145.

   First American has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" of First American to execute and deliver to AmSouth an agreement pursuant to which that person agrees, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of AmSouth common stock distributed to him or her pursuant to the merger except in compliance with Rule 145 under the Securities Act, or in a transaction that, in the opinion of counsel reasonably satisfactory to AmSouth, is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. AmSouth may place restrictive legends on certificates representing AmSouth common stock issued to all persons who are deemed to be "affiliates" of First American under Rule 145. This document does not cover any resales of AmSouth common stock received in the merger.

                              THE MERGER AGREEMENT

   The following describes certain aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Appendix A and is incorporated by reference in this document. All AmSouth stockholders and First American stockholders are urged to read the merger agreement carefully and in its entirety.

Introduction

   The merger agreement provides for the acquisition of First American by AmSouth in a transaction in which Merger Sub, a newly formed subsidiary of AmSouth, will merge with and into First American. First American will be the surviving corporation of the merger and a subsidiary of AmSouth.

Terms of the Merger

   At the time the merger becomes effective, each share of issued and outstanding First American common stock will be canceled and cease to be outstanding and will be converted into the right to receive 1.871 (the "exchange ratio") shares of AmSouth common stock.

   The merger agreement provides that, subject to stockholder approval, AmSouth would increase the authorized number of shares of AmSouth common stock to shares from the 350 million shares currently authorized to 750 million shares, and issue shares of AmSouth common stock to First American stockholders. The merger cannot be completed unless this increase is effected.

   The transaction is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes and as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, for federal income tax purposes.

   As a result of the merger, AmSouth stockholders immediately prior to the merger initially will own approximately 44%, and First American stockholders immediately prior to the merger initially will own approximately 56%, of AmSouth common stock to be outstanding immediately after the merger, based on the number of shares of AmSouth common stock and First American common stock outstanding as of August 12, 1999, and on the exchange ratio.

Closing and Effective Time of the Merger

   The merger will be consummated if all of the following occur:

  .  the merger agreement is approved by the First American stockholders,

  . the increase in authorized AmSouth common stock and the issuance of AmSouth common stock to First American stockholders pursuant to the merger agreement is approved by the AmSouth stockholders, and

  . AmSouth and First American obtain all required consents and approvals and all other conditions to the merger are either satisfied or waived.

The merger will become effective when both the certificate of merger is duly filed with the Secretary of State of the State of Delaware and the articles of merger are duly filed with the Secretary of State of the State of Tennessee, or at a later time as may be indicated in the certificates or articles. AmSouth and First American each has the right to terminate the merger agreement if the merger is not completed by February 15, 2000.

Conditions to Completion of the Merger

   The obligations of AmSouth and First American to consummate the merger are subject to the satisfaction or written waiver prior to the effective time of the following conditions:

  .  the merger agreement is approved by the stockholders of First American;

  . the stockholders of AmSouth adopt and approve the amendment to the AmSouth certificate of incorporation to increase the authorized number of shares of AmSouth common stock to 750 million shares and the issuance of shares of AmSouth common stock to First American stockholders pursuant to the merger agreement;

  . any required regulatory approvals that are necessary to permit consummation of the merger, including those described below under "-- Regulatory Approvals Required for the Merger", are received and remain in effect, and all applicable waiting periods have expired, without any conditions that would, following the effective time, have a material adverse effect on AmSouth and its subsidiaries or First American and its subsidiaries;

  . no court or regulatory authority has taken any action prohibiting the consummation of the merger;

  . the registration statement of which this document constitutes a part is declared effective by the SEC and is not subject to a stop order or any threatened stop order;

  . the shares of AmSouth common stock issuable in the merger are approved for listing on the NYSE;

  . the representations and warranties of each party are true and correct other than any inaccuracies that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, results of operations or business of the party by whom the representations and warranties were made and its subsidiaries taken as a whole, and each party has performed in all material respects all of the obligations required to be performed by it at or prior to the effective time of the merger pursuant to the merger agreement, and shall have delivered certificates confirming satisfaction of these requirements;

  . AmSouth receives the opinion of Sullivan & Cromwell substantially to the effect that, on the basis of facts, representations and assumptions described in that opinion that are consistent with the state of facts existing at the effective time:

    .  the merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code; and

    . AmSouth, First American and Merger Sub will each be a party to the reorganization under Section 368(b) of the Internal Revenue Code;

  . First American receives the opinion of Wachtell, Lipton, Rosen & Katz substantially to the effect that, on the basis of facts, representations and assumptions described in that opinion that are consistent with the state of facts existing at the effective time:

    .  the merger will be treated as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code;

    . AmSouth, First American and Merger Sub will each be a party to the reorganization under Section 368(b) of the Internal Revenue Code; and

    . no gain or loss will be recognized by First American stockholders who receive only shares of AmSouth common stock in exchange for all of their First American common stock (except with respect to cash received instead of a fractional share interest in AmSouth common stock);

  . AmSouth and First American receive letters from independent public accountants in form and substance satisfactory to AmSouth and First American stating that the merger will qualify for pooling-of-interests accounting treatment; and

  . the amendment to the AmSouth certificate of incorporation increasing the number of authorized shares of AmSouth common stock to 750 million shares has become effective.

   No assurances can be provided as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, the parties have no reason to believe that any of these conditions will not be satisfied.

Representations and Warranties

   The merger agreement contains various representations and warranties made by AmSouth and First American, some of which are qualified as to materiality, regarding the following matters, among others:

  . corporate existence, organization, standing, authority and capitalization;

  . ownership of the shares of capital stock of its material subsidiaries, and the corporate existence, organization, standing and authority of its material subsidiaries;

  . corporate power and authority to execute, deliver and perform its obligations under the transaction documents, and to consummate the merger, subject only to stockholder approval;

  . that the merger agreement and the related transactions will not result in a violation of AmSouth's or First American's organizational documents or contracts to which AmSouth or First American, or any of their subsidiaries, is a party, or violate any law, rule or regulation;

  .  absence of regulatory disqualifications;

  .  consents and regulatory approvals necessary to complete the merger;

  . documents filed with the SEC, including financial statements, and the accuracy of information contained in them;

  .  absence of certain material adverse events, changes or effects;

  .  pending or threatened suits, actions or other proceedings;

  . no claims for brokerage commissions, except to the financial advisors of AmSouth and First American in connection with the merger;

  .  employee benefit plans;

  .  labor matters;

  .  environmental matters;

  .  derivative instruments;

  .  insurance matters;

  .  tax matters;

  .  compliance with laws and required licenses and permits;

  . accounting matters, including qualification of the merger as a "pooling of interests" transaction;

  .  material contracts;

  .  the application of antitakeover laws to the merger;

  .  rights agreements will not be triggered; and

  .  year 2000 compliance.

Covenants

   Conduct of Business Pending the Merger

   The following is a general summary of the agreements AmSouth and First American have regarding their actions prior to the merger. We urge you to read the merger agreement, which is attached to this document as Appendix A, for a more complete description of these agreements.

   AmSouth and First American have each agreed as to itself and each of its subsidiaries, from the date of the merger agreement to the completion of the merger, unless the other party otherwise approves in writing, and except as otherwise expressly contemplated by the merger agreement or disclosed to the other party, that, among other things:

  . it will not conduct its business and the business of its subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under the merger agreement or the option agreements or to consummate the related transactions;

  . it will not, other than AmSouth shares to be issued to the First American stockholders pursuant to the merger agreement or to rights previously disclosed and outstanding on the date of the merger agreement, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge or authorize or propose the creation of, any additional shares of its stock or any rights (except in connection with acquisitions otherwise permitted under the merger agreement), (2) enter into any agreement with respect to the foregoing or (3) permit any additional shares of its stock to become subject to new grants, except in the ordinary course of business, of employee or director stock options, other rights or similar stock-based employee rights;

  . it will not (1) make, declare, pay or set aside for payment any dividend (other than (A) dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries and (B) regular quarterly dividends on its common stock at a rate equal to the rate paid by it during the fiscal quarter immediately preceding the date of the merger agreement (but including any increases in dividends as are consistent with past practice in the ordinary course of business)) on or in respect of, or declare or make any distribution on, any shares of its stock or
     (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

  . it will not enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees or those of its subsidiaries, or release or otherwise terminate the employment of any employee, except in the ordinary course of business, or terminate the employment of any employee who is covered by a change in control agreement except for cause as defined in that agreement, or hire any new employees above the rank of vice president, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (1) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law and (3) to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement;

  . it will not enter into, establish, adopt or materially amend (except (1) as may be required by applicable law or (2) to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any of its directors, officers or employees or those of its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

  . it will not sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with any other transactions, is not material to it and its subsidiaries, taken as a whole;

  . it will not acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with any other transactions, is not material to it and its Subsidiaries, taken as a whole;

  . it will not amend its certificate of incorporation or by-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of its subsidiaries, except that AmSouth will amend its certificate of incorporation to permit the AmSouth shares to be issued to the First American stockholders pursuant to the merger agreement;

  . it will not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

  . it will not (1) enter into, renew or terminate, or make any payment not then required under, any contract or agreement, other than loans and other transactions made in the ordinary course of the banking business, that calls for aggregate annual payments of $2 million or more and which is not terminable on 60 days or less notice without payment of a premium or penalty or (2) enter into any contract or agreement pertaining to the use of the name "First American" or any derivative thereof unless the contract or agreement provides that the name "AmSouth" can be substituted therefor or that the contract or agreement can be canceled by First American or its successor without any appreciable penalty;

  . it will not, other than in the ordinary course of business, settle any claim, action or proceeding against it, except for any claim, action or proceeding in an amount or for consideration, considered individually or in the aggregate for all settlements, that is not material to it and its subsidiaries, taken as a whole, and would not impose any material restriction on the business of First American after the effective date or create precedent for claims that are reasonably likely to be material to it and its subsidiaries, taken as a whole;

  . it will not (1) take, or knowingly fail to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or qualifying for pooling-of-interests accounting treatment or (2) take any action that is reasonably likely to result in (A) any of the conditions to the merger not being satisfied or (B) a material violation of any provision of the merger agreement except as may be required by applicable law or regulation;

  . it will not, other than in the ordinary course of business, make any capital expenditures in excess of (A) $2 million per project or related series of projects or (B) $8 million in total;

  .  it will not borrow money other than in the ordinary course of business;
     and

  .  it will not agree or commit to do any of the foregoing.

   In addition, AmSouth and First American have agreed to coordinate the declaration of any dividends or other distributions with respect to the AmSouth common stock and the First American common stock and any related record dates and payment dates. AmSouth and First American intend that holders of shares of AmSouth and First American common stock shall not receive more than one dividend, or fail to receive one dividend, for any calendar quarter on their shares of common stock (including any shares of AmSouth common stock received in exchange in the merger).

   Agreement Not to Solicit Other Offers

   Each of AmSouth and First American has also agreed that it will not, and will cause its subsidiaries and its subsidiaries' representatives not to, initiate or solicit any inquiries or any offer relating to a tender offer, exchange offer, merger, consolidation, business combination or similar proposal involving AmSouth or First

American (this type of proposal is referred to in this document as an "acquisition proposal") or waive any provision of or amend the terms of the AmSouth rights agreement or the First American rights agreement, respectively, in respect of an acquisition proposal. Each of AmSouth and First American have agreed that it will immediately stop any activities, discussions or negotiations conducted with any persons other than First American or AmSouth, as the case may be, with respect to any of the foregoing and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an acquisition proposal. Each of AmSouth and First American have agreed that it will promptly (within 24 hours) advise the other party following the receipt of any acquisition proposal (including the identity of the person making the acquisition proposal), and will keep the other party apprised of any developments on a current basis.

Additional Agreements

   Expenses and Fees

   Each party will be responsible for all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the merger agreement. AmSouth and First American have agreed, however, to share equally any SEC fees and printing expenses.

   Accounting Treatment

   AmSouth and First American intend for the merger to be accounted for as a "pooling of interests," as that term is used under GAAP, for accounting and financial reporting purposes. Based on the advice of their respective independent public accountants to date, AmSouth and First American believe that the merger will qualify for this treatment. Under the "pooling of interests" method of accounting, AmSouth will restate its consolidated financial statements for prior periods at the effective time of the merger to include the assets, liabilities, stockholders' equity and results of operations of First American as if First American had always been a wholly owned subsidiary of AmSouth. Completion of the merger is conditioned on receipt by AmSouth and First American of letters from their respective independent public accounting firms to the effect that the merger will qualify as a "pooling of interests" for accounting purposes.

   Stock Exchange Listing of AmSouth Common Stock

   AmSouth has agreed to use commercially reasonable efforts to list the shares of AmSouth common stock to be issued to the holders of First American common stock on the NYSE prior to the effective date.

   Other Agreements

   The merger agreement contains additional agreements relating to the conduct of the parties prior to the merger, including the following:

  . to promptly make their respective filings with applicable governmental entities;

  . to use reasonable best efforts in obtaining all necessary regulatory approvals and consents;

  . to give prompt notice of any event or circumstance known which is reasonably likely to result in a material adverse effect or a material breach of a party's representations or agreements in the merger agreement;

  . to afford the other party reasonable access to information pertaining to it;

  . to use reasonable best efforts in good faith to take all actions to permit completion of the merger as promptly as practicable;

  . in the case of AmSouth, to take all action necessary to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the increase in authorized AmSouth common stock and the issuance of AmSouth common stock in the merger;

  . in the case of First American, to take all action necessary to convene a meeting of its stockholders as promptly as practicable to approve the merger agreement;

  . to have their boards of directors maintain recommendations to their stockholders in favor of the transactions contemplated by the merger agreement and use their reasonable best efforts to obtain stockholder approval;

  . to consult with and obtain the consent of the other before issuing any press release with respect to the merger or the merger agreement;

  . to use their reasonable best efforts to cause their directors and officers to enter into agreements intended to assure compliance with securities and pooling rules in any sales of First American or AmSouth common stock;

  . to take all necessary steps within their control to avoid the application to the merger of any applicable antitakeover laws or defensive provisions of their certificates of incorporation or by-laws;

  . in the case of AmSouth, to comply with the employee benefit plans of First American;

  . to not redeem the rights issued pursuant to their rights agreements or modify such agreements, except as required to consummate the merger;

  . in the case of AmSouth, to maintain First American's charitable commitment to its communities through the First American charitable foundation; and

  . in the case of AmSouth, to exempt from liability under Section 16(b) of the Securities Exchange Act of 1934 the issuance of shares of AmSouth common stock pursuant to the merger to corporate insiders of First American.

   Post-Merger Compensation and Benefits

   The merger agreement provides that after the effective time, the combined company will honor existing First American benefit plans and will provide employees of First American who remain employees after the effective time (the "continuing employees") with employee benefits which are no less favorable in the aggregate than those provided to similarly situated employees of AmSouth and its subsidiaries. The merger agreement provides that any continuing employees generally will receive credit under AmSouth's employee benefit plans for their service with First American or any of its subsidiaries prior to the effective time, to the extent First American credited that service under a comparable plan, for the purpose of determining eligibility to participate, vesting and benefit accrual, but not for the purpose of benefit accrual under a defined benefit pension plan. The merger agreement provides that AmSouth generally will cause any and all pre-existing condition limitations and waiting periods under group health plans to be waived with respect to the continuing employees and their eligible dependents. The merger agreement further provides that the combined company will cause to be credited any deductibles or out-of-pocket expenses incurred by employees of First American and their beneficiaries and dependents during the portion of the calendar year prior to their participation in AmSouth benefit plans. AmSouth and First American agree to honor all vested or accrued benefit obligations to, and contractual rights of, current and former employees of First American and its subsidiaries, including, without limitation, any benefits or rights arising as a result of the merger.

   In connection with the merger, First American and AmSouth have established a retention pool in an aggregate amount of up to $15 million to be allocated among the employees of First American (other than senior management) who are deemed critical to consummation and implementation of the merger.

   Treatment of Outstanding Options

   At the effective time, each First American stock option, whether vested or unvested, is to be converted into an option to purchase shares of AmSouth common stock and shall no longer represent a right to acquire shares of First American common stock. These options shall be adjusted so that (1) the number of shares of

AmSouth common stock purchasable upon exercise of the First American stock option shall be equal to the number of shares of First American common stock that were purchasable under the First American stock option immediately prior to the effective time multiplied by the exchange ratio, and rounded to the nearest whole share, and (2) the per share exercise price under each First American stock option shall be adjusted by dividing the per share exercise price of the First American stock option by the exchange ratio, and rounding down to the nearest cent. However, each First American stock option which is intended to be an "incentive stock option" shall be adjusted in accordance with the requirements of the Internal Revenue Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded down to the nearest cent. At or prior to the effective time, AmSouth must take all corporate action necessary to reserve for issuance a sufficient number of shares of AmSouth common stock for delivery upon exercise of the First American stock options assumed by it in accordance with the merger agreement. As soon as practicable after the effective time, AmSouth must file a registration statement in appropriate form covering the issuance of AmSouth common stock subject to the First American stock options that are converted pursuant to the terms of the merger.

Distribution of AmSouth Certificates

   At or prior to the effective time, AmSouth shall cause to be deposited with AmSouth's exchange agent for the benefit of the holders of certificates formerly representing shares of First American common stock, certificates representing the shares of AmSouth common stock.

   Promptly after the effective date, AmSouth will send transmittal materials to each First American stockholder for use in exchanging his or her certificates representing shares of First American common stock for shares of AmSouth common stock. First American stockholders should not surrender their certificates for exchange until they receive the letter of transmittal and instructions. The exchange agent will deliver certificates for AmSouth common stock and/or a check for any fractional share interests or dividends or distributions once it receives the certificates representing a holder's shares of First American common stock. No party will be liable to any stockholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   If you participate in First American's Dividend Reinvestment and Stock Purchase Plan, the First American shares held in your account under the plan will be converted to shares of AmSouth common stock at the exchange rate. These AmSouth shares will then be held in an account for you under AmSouth's Dividend Reinvestment and Common Stock Purchase Plan and you will be considered a participant in AmSouth's plan. If you do not want to become a participant in AmSouth's plan, you should terminate your participation in First American's plan prior to the effective date.

   Following the 30th day after the effective date, AmSouth will not pay any dividends or other distributions with respect to AmSouth common stock with a record date occurring after the effective time to any former First American stockholder who has not exchanged his or her certificates representing First American common stock. After exchanging his or her certificates for AmSouth stock certificates, all paid dividends and other distributions and, if applicable, a check for the amount to be paid for any fractional shares will be delivered to that stockholder, in each case without interest.

   After the effective time, there will be no transfers of shares of First American common stock on First American's stock transfer books. If certificates representing shares of First American common stock are presented for transfer after the effective time, the exchange agent or AmSouth will cancel and exchange them for certificates representing shares of AmSouth common stock and a check for the amount to be paid for fractional shares of AmSouth common stock, if any.

Fractional Shares

   AmSouth will not issue any fractional shares of AmSouth common stock. Instead, a First American stockholder who would otherwise have received a fraction of a share of AmSouth common stock will receive cash (without interest). The amount of cash received will be determined by multiplying the fraction of AmSouth common stock the stockholder would have been entitled to receive by the average of the last reported sale prices of AmSouth common stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or other reliable source), for the five trading days immediately preceding the effective date. Holders will not be entitled to dividends, voting rights or any other rights as a stockholder with respect to any fractional shares.

Federal Income Tax Consequences of the Merger

   The following is a summary of the material U.S. federal income tax consequences to holders of First American common stock who hold the stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Special tax consequences may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders in securities that elect to apply a mark-to-market method of accounting, persons that hold First American common stock as part of a hedge, straddle or conversion transaction, persons who are not citizens or residents of the United States and stockholders who acquired their shares of First American common stock through the exercise of an employee stock option or otherwise as compensation. The following represents general information only and is based upon the Code, its legislative history, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this document. All stockholders should consult with their own tax advisors as to the particular tax consequences of the merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in those tax laws.

   Tax Consequences of the Merger Generally. AmSouth will not be obligated to complete the merger unless AmSouth receives an opinion of its counsel, Sullivan & Cromwell, dated the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions set forth in that opinion, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that AmSouth, First American and Merger Sub will each be a party to the reorganization under 368(b) of the Code. First American will not be obligated to complete the merger unless First American receives an opinion of its special counsel, Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions set forth in that opinion, (1) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (2) AmSouth, First American and Merger Sub will each be a party to the reorganization under
Section 368(b) of the Code and (3) no gain or loss will be recognized by First American stockholders who receive solely shares of AmSouth common stock in exchange for all their First American common stock, except with respect to cash received instead of a fractional share interest in AmSouth common stock. Neither of these tax opinions will be binding on the Internal Revenue Service, but neither AmSouth nor First American intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

   AmSouth and First American have received opinions of Sullivan & Cromwell and Wachtell, Lipton, Rosen & Katz, respectively, in each case dated the date of this document, to the foregoing effect. Sullivan & Cromwell and Wachtell, Lipton, Rosen & Katz have delivered their respective opinions on the basis of facts, representations and assumptions set forth in such opinions that are consistent with the state of facts expected to exist at the effective time of the merger. In rendering their respective opinions, Sullivan & Cromwell and Wachtell, Lipton, Rosen & Katz have required and relied upon certain representations contained in certificates of officers of AmSouth and First American. Based on those opinions, for U.S. federal income tax purposes (1) no gain or loss will be recognized by AmSouth or First American pursuant to the merger and (2) a stockholder of First American who receives solely AmSouth common stock in exchange for its shares of First American common stock in the merger will not recognize any gain or loss (except, as discussed below, with respect to cash received instead of fractional shares of AmSouth common stock).

   Exchange of First American Common Stock Solely for AmSouth Common Stock. A stockholder of First American who receives solely AmSouth common stock in exchange for its shares of First American common stock in the merger generally will not recognize any gain or loss upon the exchange. The stockholder may recognize gain or loss, however, with respect to cash received instead of a fractional share of First American common stock, as discussed below. The aggregate adjusted tax basis of the shares of AmSouth common stock received in the exchange (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares surrendered, and the holding period of the AmSouth common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of First American common stock surrendered.

   Cash Received Instead of a Fractional Interest of AmSouth Common Stock. A stockholder of First American who receives cash instead of a fractional share of AmSouth common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by AmSouth subject to Section 302 of the Code. This deemed redemption will be treated as a sale of the fractional share, provided that it is not "essentially equivalent to a dividend" or is "substantially disproportionate" with respect to the First American stockholder. If the deemed redemption is treated as a sale of a fractional share, a First American stockholder will recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of AmSouth common stock allocable to the fractional interest. This capital gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for the shares is greater than one year.

   Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of First American common stock will be subject to information reporting and "backup" withholding at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Regulatory Approvals Required for the Merger

   AmSouth and First American have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the Board of Governors of the Federal Reserve System and various state and other regulatory authorities, and have completed the filing of these applications and notifications prior to the date of this document. The merger cannot proceed in the absence of these regulatory approvals. There can be no assurance that these regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. There can likewise be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, there can be no assurance as to its result.

   AmSouth and First American are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

   Federal Reserve Board. The merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act of 1956 and Section 25(a) of the Federal Reserve Act. AmSouth has filed the required application and notifications with the Federal Reserve Board for approval of the merger. Assuming Federal Reserve Board approval, the merger may not be consummated until 30 days after such approval, during which time the DOJ may challenge the Merger on antitrust grounds. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than 15 days.

   The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or that may have the effect in any section of the United States of substantially reducing competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   In addition, in reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks. It will also consider the convenience and needs of the communities to be served. As part of its consideration of these factors, we expect that the Federal Reserve Board will consider the regulatory status of AmSouth and First American, our respective progress in achieving resolution of Year 2000 computer problems and the overall capital and safety and soundness standards established by and under the Federal Deposit Insurance Corporation Improvement Act of 1991.

   Under the Community Reinvestment Act of 1977 the Federal Reserve Board will take into account the performance record of each of AmSouth and First American in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company. Both AmSouth Bank and First American National Bank have sponsored a variety of programs and services which are designed to meet the credit needs of low-to-moderate income persons and communities they serve. For example, AmSouth Bank has provided leadership and financial support for the Alabama Multifamily Loan Consortium, a nonprofit organization whose mission is to provide affordable housing financing particularly in rural parts of Alabama. Similarly, First American National Bank has successfully sponsored and serviced affordable housing grants through the Federal Home Loan Bank, in all of its service areas. Each of AmSouth Bank and First American National Bank has received a satisfactory Community Reinvestment Act rating from its federal regulator.

   The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board must hold a public hearing if it receives a written recommendation of disapproval of the application from any of these agencies within the 30-day period. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by AmSouth for approval of the merger, and authorize the Federal Reserve Board to hold a public hearing or meeting in connection therewith if the Federal Reserve Board determines that such a hearing or meeting would be appropriate. Any hearing, meeting or comments from third parties could prolong the review of our application.

   If the DOJ were to commence an antitrust action, it would stay the effectiveness of Federal Reserve Board approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the Federal Reserve Board. It is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger's competitive effects. In particular, the DOJ may focus on the impact of the merger on competition for loans and other financial services to small- and middle-market businesses. Failure of the DOJ to object to the merger may not prevent private persons or state attorneys general from filing antitrust actions.

   First American's and AmSouth's rights to exercise their respective options under the option agreements also require the prior approval of the Federal Reserve Board, to the extent that the exercise of their options under the option agreements would cause First American or AmSouth to own more than 5% of the outstanding shares of the other. Each of AmSouth and First American has filed or intends to file the required application and notifications with the Federal Reserve Board for approval of the exercise of its option under the relevant Option Agreement. In considering whether to approve First American's or AmSouth's right to exercise its respective option, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the merger.

   State Regulatory Authorities. Applications or notifications have been filed with the Office of Thrift Supervision and with various state regulators as the merger may be considered to cause acquisitions or changes in control of subsidiaries of First American doing business in these states. In addition, the merger may be reviewed by the attorneys general in the states where AmSouth and First American own banking subsidiaries. Such authorities may be empowered under the applicable state laws and regulations to investigate and/or disapprove the merger under the circumstances and based upon the review set forth in applicable state laws and regulations.

Possible Alternative Structure

   The merger agreement provides that prior to the consummation of the merger, AmSouth and First American may agree to change the structure of the merger. Any change to the structure of the merger would not change the amount or form of consideration that First American stockholders and stock optionholders would receive pursuant to the merger. In addition, any different structure would have to take place according to the same timetable and not be prejudicial to the interests of AmSouth stockholders and First American stockholders.

Amendment, Waiver and Termination

   Prior to the effective time, certain provisions of the merger agreement may be waived by the party benefitted by those provisions or may be amended or modified, by written agreement between AmSouth, Merger Sub and First American. However, after the First American special meeting the merger agreement may not be amended in violation of Tennessee law, and after the AmSouth special meeting, the merger agreement may not be amended in violation of Delaware law.

   The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time by mutual consent of AmSouth and First American if the majority of each board of directors determines in a vote to do so. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time by either AmSouth or First American, if a majority of its board of directors determines in a vote to do so if:

  . the other party breaches (a) a representation or warranty contained in the merger agreement, or (b) a covenant or other agreement contained in the merger agreement, which cannot be or has not been cured within 30 days after written notice is given to the breaching party;

  . the merger is not completed by February 15, 2000, unless the party seeking to use this as a basis for termination knowingly caused the delay; or

  . the approval of a governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement is denied by final, nonappealable action of that authority.

                            STOCK OPTION AGREEMENTS

   The following description sets forth the material provisions of each of the AmSouth stock option agreement and the First American stock option agreement, but does not purport to be complete and is subject to the full texts of, and qualified in its entirety by reference to, these agreements, which are attached as Appendices B and C, respectively, to this document and are incorporated herein by reference. All AmSouth stockholders and First American stockholders are urged to read each of the AmSouth stock option agreement and the First American stock option agreement carefully and in its entirety.

General

   As an inducement for AmSouth to enter into the merger agreement, First American and AmSouth entered into the First American stock option agreement pursuant to which First American granted AmSouth an option (the "First American option") to purchase shares of First American common stock. As an inducement for First American to enter into the merger agreement, the parties also entered into the AmSouth stock option agreement pursuant to which AmSouth granted First American an option (the "AmSouth option") to purchase shares of AmSouth common stock. Except as otherwise noted below, the terms and conditions of the AmSouth stock option agreement and the First American stock option agreement are identical in all material respects.

Exercise; Expiration

   AmSouth granted First American an option to purchase up to 35,025,240 shares of AmSouth common stock and First American granted AmSouth an option to purchase up to 23,250,165 shares of First American common stock. Although these numbers are subject to adjustment in certain cases, as described below, they will never exceed 19.9% of the number of shares of AmSouth or First American common stock, as the case may be, outstanding immediately before exercise of the option. The exercise price of the AmSouth option is $28.5983 per share of AmSouth common stock and the exercise price of the First American option is $40.1625 per share of First American common stock, but each per share option price is subject to adjustment in certain cases (this exercise price, as adjusted, is referred to below as the "option price").

   Each of AmSouth and First American can exercise its option if both an "initial triggering event" and a "subsequent triggering event" occur prior to the occurrence of an "exercise termination event," as these terms are defined below. The purchase of any shares of AmSouth and First American common stock pursuant to the options is subject to compliance with applicable law.

   The option agreements generally define the term "initial triggering event" to mean any of the following events or transactions:

  . the issuer of the option or one of its significant subsidiaries, without the prior written consent of the grantee of the option, enters into an agreement to engage in an "acquisition transaction" (as defined below) with a third party or the board of directors of the issuer of the option recommends that the stockholders of the issuer of the option approve or accept any acquisition transaction, other than the merger;

  . a third party acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the issuer of the option's common stock;

  . the stockholders of the issuer of the option voted but failed to approve the merger agreement at the special meeting or the special meeting has been canceled or otherwise not held in violation of the merger agreement and prior to the stockholder vote or cancellation a third party has announced an acquisition transaction;

  . the board of directors of the issuer of the option withdraws or adversely modifies its recommendation that the stockholders of the issuer of the option approve the merger agreement, or the issuer of the option and any of its subsidiaries, without the prior written consent of the grantee of the option, authorize, recommend or propose an agreement to engage in an acquisition transaction with a third party;

  . a third party has made a bona fide proposal to the issuer of the option or its stockholders to engage in an acquisition transaction and this proposal has been publicly announced;

  . a third party has filed with the SEC a registration statement or tender offer materials with respect to a potential exchange offer or tender offer that would constitute an acquisition transaction, or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in an exchange or tender offer;

  . the issuer of the option willingly breaches any covenant or obligation contained in the merger agreement after a third party has proposed an acquisition transaction, and following the breach the grantee of the option is entitled to terminate the merger agreement; or

  . a third party has filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority for approval to engage in an acquisition transaction.

   As used in the stock option agreements, the term "acquisition transaction" means: (1) a merger or consolidation or any similar transaction, involving the issuer of the option (other than certain mergers involving only the issuer of the option and its subsidiaries); (2) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of the issuer of the option or any of its subsidiaries; or (3) a purchase or other acquisition of securities representing 10% or more of the voting power of the outstanding common stock of the issuer of the option or any of its subsidiaries.

   The stock option agreements generally define the term "subsequent triggering event" to mean any of the following events or transactions: (1) the acquisition by a third party of beneficial ownership of 25% or more of the issuer of the option's then outstanding common stock; or (2) the issuer of the option or any of its subsidiaries, without the prior written consent of the grantee of the option, enters into an agreement to engage in an acquisition transaction with a third party or the board of directors of the issuer of the option recommends that the stockholders of the issuer of the option approve or accept any acquisition transaction, other than the merger; provided that for purposes of the definition of "subsequent triggering event," the percentage referred to in clause (3) of the definition of "acquisition transaction" above shall be 25% rather than 10%.

   The stock option agreements define the term "exercise termination event" to mean any of the following: (1) completion of the merger; (2) termination of the merger agreement in accordance with its terms, if before an initial triggering event; provided that this would not include a termination of the merger agreement by the grantee of the option based on a willful breach of a representation, warranty, covenant or other agreement contained in the merger agreement; or (3) the passage of 18 months (subject to extension in order to obtain required regulatory approvals) after termination of the merger agreement if the termination follows the occurrence of an initial triggering event or is a termination of the merger agreement by the grantee of the option based on a willful breach by the issuer of the option of a representation warranty, covenant or other agreement contained in the merger agreement.

   If the option becomes exercisable, it may be exercised in whole or in part within six months following the subsequent triggering event. The times during which the grantee has the right to exercise the option and certain other rights under the stock option agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Exchange Act. The option price and the number of shares issuable under the option are subject to adjustment in the event of specified changes in the capital stock of the issuer of the option.

Rights of the Grantee of the Option

   At any time after a "repurchase event" (as defined below), upon request, the issuer of the option may be required to repurchase the option and all or any part of the shares issued under the option. The repurchase of the option shall be at a price per share equal to the amount by which the option repurchase price (as defined in the stock option agreement) exceeds the option price. The term "repurchase event" is defined to mean: (1) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of the issuer of the option's common stock or of beneficial ownership of 20% or more of the then outstanding common stock if the issuer of the option shall have redeemed its shareholder rights or amended its shareholder rights plan in violation of the merger agreement; or (2) the consummation of an acquisition transaction; provided that for purposes of the definition of "repurchase event," the percentage referred to in clause (3) of the definition of "acquisition transaction" above shall be 25% rather than 10%.

   The stock option agreements also provide that the grantee of the option may, at any time within 90 days after a repurchase event, surrender the option (and any shares issued under the option held by the grantee) for a cash fee equal to $225 million (1) plus, if applicable, the aggregate purchase price actually paid by the grantee of the option for any shares issuable under the option and
(2) minus, if applicable, the excess of (x) the net price, if any, received by the grantee of the option or its subsidiary pursuant to the sale of option shares to any unaffiliated party, over (y) the grantee of the option's purchase price of the option shares.

   If prior to an exercise termination event, the issuer of the option enters into certain transactions in which it is not the surviving corporation, certain fundamental changes in the capital stock of the issuer of the option occur, or the issuer of the option sells all or substantially all of its or certain of its subsidiaries' assets, the option will be converted into or exchangeable for an option (the "substitute option"), at the grantee of the option's election, of either (1)(A) the continuing or surviving person of a consolidation or merger with the issuer of the option, (B) the acquiring person in a plan of exchange in which the issuer of the option is acquired, (C) the issuer of the option in a merger or plan of exchange in which the issuer of the option is the acquiring person, or (D) the transferee of all or substantially all of the assets of the issuer of the option or its significant subsidiary or (2) any person that controls any of these entities. The substitute option will have the same terms and conditions as the original option. However, if the terms of the substitute option cannot, for legal reasons, be the same as those of the option, the terms of the substitute option will be as similar as possible and at least as advantageous to the grantee.

Purpose of the Agreements

   Arrangements such as the stock option agreements are customarily entered into in connection with announced mergers involving publicly traded companies to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the person granted the option for the efforts undertaken and the expenses and losses incurred by the person if the transaction is not completed. The stock option agreements may have the effect of discouraging offers by third parties to acquire the issuer of the option, even if those persons were prepared to offer to pay consideration to the issuer of the option's stockholders that has a higher current market price than the shares of the grantee of the option common stock to be received by the holders pursuant to the merger agreement. Also, following consultation with our respective independent accountants, we believe that the exercise or repurchase of either of the stock options is likely to prohibit another acquiror from accounting for any acquisition of the issuer of the stock option using the "pooling of interests" accounting method for a period of two years.

   To our best knowledge no event giving rise to the right to exercise either option has occurred as of the date of this document.

                      DESCRIPTION OF AMSOUTH CAPITAL STOCK

   The following summary of certain provisions of the Certificate of Incorporation of AmSouth and AmSouth's by-laws and of the Rights Agreement (as defined below) is not intended to be complete and is qualified in its entirety by reference to these documents, each of which is an exhibit to AmSouth's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. See "Where You Can Find More Information."

Authorized Stock

   AmSouth's certificate of incorporation currently authorizes the issuance of up to 350 million shares of AmSouth common stock and 2 million shares of preferred stock. The proposed amendment to the AmSouth certificate of incorporation would increase the number of authorized shares of AmSouth common stock to 750 million shares.

Common Stock

   The shares of AmSouth common stock entitle the holders thereof (1) to dividends when, as and if declared by the AmSouth board of directors, subject to any rights of any holders of AmSouth preferred stock that may be outstanding, (2) to one vote per share on each matter submitted to AmSouth stockholders for their vote and (3) to participate equally in the assets of AmSouth remaining after a liquidation, dissolution or winding up of AmSouth. Holders of AmSouth common stock are not entitled to preemptive rights.

   Dividends. AmSouth's ability to pay dividends is limited by certain restrictions imposed on Delaware corporations. Under these restrictions, dividends may be paid only out of AmSouth's surplus, as defined by the Delaware General Corporation Law ("DGCL") or, if there is no surplus, AmSouth's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

   Most of AmSouth's cash flow, and therefore its ability to pay dividends, comes from dividends and other capital distributions, if any, from AmSouth Bank, and those dividends and other capital contributions are subject to regulatory restrictions. See "Regulation and Supervision--Capital
Requirements."

AmSouth Preferred Stock

   Shares of AmSouth preferred stock may be issued in one or more series as determined by the AmSouth board of directors. The AmSouth board of directors will determine by resolution the powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions of any series of AmSouth preferred stock, including the number of shares, dividend rights, redemption rights, liquidation preferences, voting rights and conversion rights. At present, there are no shares of AmSouth preferred stock outstanding.

Stockholder Protection Rights Plan

   Each share of AmSouth common stock has attached to it one right (a "Right") issued pursuant to a Stockholder Protection Rights Agreement, dated as of December 18, 1997 (the "Rights Agreement"), between AmSouth and The Bank of New York (successor to AmSouth Bank), as Rights Agent. Each Right entitles its registered holder to purchase one-thousandth of a fully paid share of Series A preferred stock, without par value, for $88.89 (the "Exercise Price"), subject to adjustment, after the close of business on the earlier of (1) the tenth business day after commencement of a tender or exchange offer which, if consummated, would result in a person becoming the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the outstanding shares of AmSouth common stock (an "Acquiring Person") and (2) the tenth business day after the first date (the "Flip-in Date") of public announcement by AmSouth that any person has become an Acquiring Person. In any case, this time is referred to as the "Separation Time."

   The Rights will be exercisable at any time following the Separation Time. The Rights will expire on the earlier of (1) the close of business on March 13, 2008; (2) redemption, as described below; (3) an exchange for common stock, as described below; or (4) the merger of AmSouth into another corporation pursuant to an agreement entered into prior to a Flip-in Date. The AmSouth board of directors may, at its option, at any time prior to occurrence of a Flip-in Date, redeem all (but not less than all) of the then outstanding Rights at a price of $0.01 per Right, subject to adjustment.

   If a Flip-in Date occurs, each Right (other than those beneficially owned by the Acquiring Person or any affiliate or associate of the Acquiring Person or by any transferees of any of the foregoing), will constitute the right to purchase shares of AmSouth common stock having an aggregate market price equal to twice the average daily closing prices per share of the common stock on each of the 20 consecutive trading days preceding the Flip-in Date, subject to adjustment. In addition, the AmSouth board of directors may, at its option, at any time between a Flip-in Date and the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of AmSouth common stock, elect to exchange all (but not less than all) of the then outstanding Rights for shares of AmSouth common stock at an exchange ratio of one share of AmSouth common stock per Right, subject to adjustment.

   AmSouth has agreed not to consolidate or merge or participate in a share exchange, or engage in certain other transactions or sell or otherwise transfer assets aggregating more than 50% of the assets or generating more than 50% of the operating income or cash flow of AmSouth, with an Acquiring Person without entering into a supplemental agreement with the Acquiring Person providing that, upon consummation or occurrence of the transaction, each Right shall thereafter constitute the right to purchase common stock of the Acquiring Person having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price.

   The Rights will not prevent a takeover of AmSouth. The Rights, however, may have certain antitakeover effects. The Rights may cause substantial dilution to a person or group that acquires 15% or more of the outstanding AmSouth common stock unless the Rights are first redeemed by the AmSouth board of directors. A description of the Rights Agreement specifying the terms of the Rights has been included in reports filed by AmSouth under the Exchange Act. See "Where You Can Find More Information." The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement.

Other Provisions

   Board of Directors. AmSouth's certificate of incorporation and by-laws provide that subject only to the rights, if any, of holders of preferred stock with respect to the election of directors, the number of directors will be determined by the AmSouth board of directors. The directors are divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. The classification of the AmSouth board of directors may discourage any takeover of AmSouth because a stockholder with a majority interest in AmSouth would have to wait for at least two consecutive annual meetings of stockholders to elect a majority of the members of the AmSouth board of directors.

   Cumulative Voting. AmSouth's certificate of incorporation does not authorize cumulative voting for the election of directors of AmSouth.

   Stockholder Nominations. AmSouth's certificate of incorporation and by-laws provide that stockholder nominations for election of directors at an annual meeting of stockholders must be stated in writing and filed with the Secretary of AmSouth between 60 and 90 days prior to the first anniversary date of the previous year's annual meeting. With respect to an election of directors to be held at a special meeting of stockholders, notice of nomination must be delivered not earlier than the 90th day prior to the special meeting and not later than the later of the 60th day prior to the special meeting or the 10th day after the day on which public announcement is first made of the date of the special meeting. AmSouth's by-laws also require that any notice of nomination by a stockholder provide certain information concerning the stockholder and his or her nominee, including, among other things, the information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and the consent of the nominee to serve as a director of AmSouth if elected. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures.

   Removal of Directors. AmSouth's certificate of incorporation and by-laws provide that with the exception of directors elected under special circumstances by any class or series of preferred stock any director or the entire board of directors may be removed only for cause and only with the affirmative vote of at least 80% of the combined voting power of the then outstanding shares of capital stock of AmSouth entitled to vote generally at an election of directors.

   The provisions of AmSouth's certificate of incorporation and by-laws giving the AmSouth board of directors the power to determine the exact number of directors and to fill any vacancies or newly created positions and allowing removal of directors only for cause upon the vote of at least 80% of the shares entitled to vote generally at an election of directors are intended to insure that the classified board provisions are not circumvented by the removal of incumbent directors. Furthermore, as discussed below, holders of a majority of AmSouth common stock outstanding and entitled to vote in the election of directors must give no less than 60 days' advance written notice in order to call special meetings of stockholders; as a result, a stockholder seeking to have a director removed for cause generally will only be able to do so at an annual meeting of stockholders. These provisions of AmSouth's certificate of incorporation and AmSouth's by-laws make the removal of any director more difficult, even if the removal of a director were desired by the stockholders of AmSouth. In addition, these provisions of AmSouth's certificate of incorporation and AmSouth's by-laws could make a takeover of AmSouth more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the AmSouth board of directors.

   Special Meetings of Stockholders. AmSouth's certificate of incorporation and by-laws provide that special meetings of stockholders may be called, upon not less than 10 days' advance written notice by resolution of the AmSouth board of directors or by the Chief Executive Officer. As described above, holders of a majority of AmSouth common stock outstanding and entitled to vote in the election of directors may call a special meeting of stockholders upon not less than 60 days' advance written notice.

   The provisions relating to special meetings of stockholders are intended to enable the AmSouth board of directors to determine if it is appropriate for AmSouth to incur the expense of a special meeting in order to present a proposal to AmSouth stockholders. If the AmSouth board of directors determines not to call a special meeting, stockholder proposals could not be presented to the stockholders for action until the next annual meeting or until a meeting is called by the holders of a majority of AmSouth common stock outstanding and entitled to vote in the election of directors. In addition, these provisions of AmSouth's certificate of incorporation and by-laws could make a takeover of AmSouth more difficult under circumstances where the potential acquiror seeks to do so through obtaining control of the AmSouth board of directors.

   Action of Stockholders by Written Consent. AmSouth's certificate of incorporation expressly denies AmSouth stockholders the right to act by written consent without a meeting.

   The purpose of this provision of AmSouth's certificate of incorporation is to prevent any person or persons holding the requisite percentage of the voting stock of AmSouth to take corporate action without giving notice to other stockholders and without the procedures of a stockholder meeting.

   Voting at a Meeting. AmSouth's by-laws provide that when a quorum is present at any meeting, the vote of the holders of a majority of the stock that has voting power present in person or represented by proxy will decide any question brought before the meeting, unless a different vote is required by Delaware law or AmSouth's certificate of incorporation.

   Notice of Stockholder Proposals. AmSouth's certificate of incorporation and by-laws provide that proposals by stockholders of business to be considered at an annual meeting must be stated in writing and filed with the Secretary not later than 60 days and not earlier than 90 days prior to the first anniversary date of the preceding year's annual meeting. However, if the annual meeting is more than 30 days before or more then 60 days after the anniversary date of the preceding year's annual meeting, notice by the stockholders must be delivered not earlier than the 90th day prior to the annual meeting and no later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made by AmSouth.

   AmSouth's by-laws also provide that the notice required to be delivered by a stockholder who wishes to propose business at an annual meeting must set forth certain information concerning that stockholder.

   Indemnification of Directors and Officers. AmSouth's certificate of incorporation provides indemnification rights to any person who is a party to any action (other than an action by or in the right of AmSouth) because a person has served as a director, officer, employee or agent of AmSouth (or of any other entity, at the request of AmSouth) with respect to expenses, judgments, fines and amounts paid in settlement. These indemnification provisions apply if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of AmSouth and, with respect to a criminal action or proceeding, if that person had no reasonable cause to believe that his or her conduct was unlawful. These persons are entitled to indemnification rights in an action by or in the right of AmSouth with respect to expenses, subject to the same standards, except where there is a finding of liability (in which case indemnification is permitted only if a court determines that indemnification is fair and reasonable).

   Under AmSouth's certificate of incorporation, indemnification of the costs and expenses (including attorneys' fees) of defending any action is required to be made to any director, officer, employee or agent of AmSouth who is successful (on the merits or otherwise) in defending any action, suit or proceeding. Indemnification shall be made by AmSouth upon determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. The determination as to whether the person has met the applicable standard of conduct is made by a majority vote of a quorum of the board of directors consisting of disinterested directors, by independent legal counsel in a written opinion, or by the stockholders.

   AmSouth's certificate of incorporation also permits AmSouth to advance expenses to its directors, officers, employees and agents in connection with any civil or criminal suit or proceeding.

   Amendment of Certificate of Incorporation. Under AmSouth's certificate of incorporation, repeal, alteration, amendment or rescission of certain of its provisions requires the approval of holders of at least 67% of the outstanding shares of AmSouth common stock entitled to vote generally for the election of directors. The provisions subject to the 67% stockholder approval requirement include provisions relating to (1) written consents of stockholders, (2) special meetings of stockholders, (3) election of directors and (4) amendment of the 67% stockholder approval requirement itself. The provisions of the AmSouth certificate of incorporation relating to the structure of the AmSouth board of directors may not be amended, altered or repealed without the affirmative vote of 80% of the outstanding voting stock of AmSouth. The Business Combination provision of the AmSouth certificate of incorporation may not be amended, altered or repealed except by the affirmative vote of the holders of 80% of the outstanding voting stock and the affirmative vote of the holders of not less than 67% of the voting stock held by stockholders other than an Interested Stockholder (as defined below). Amendment of any other provision of AmSouth's certificate of incorporation requires only a majority of the total votes eligible to be cast at a meeting for the election of Directors.

   Amendment of By-Laws. AmSouth's certificate of incorporation and by-laws provide that AmSouth's by-laws may be made, altered, amended or repealed by resolutions adopted by a majority of the AmSouth board of directors or the approval of a majority, 67% or 80% of the outstanding shares of the AmSouth common stock entitled to vote generally for the election of directors, depending on the provision of the by-laws to be adopted, altered, amended or repealed.

   The requirement of an increased stockholder vote for the amendment of certain provisions of AmSouth's by-laws is intended to prevent a stockholder controlling a majority of the AmSouth common stock from avoiding the requirements of important provisions of AmSouth's by-laws simply by amending or repealing them. Thus, the holders of a minority of the shares of the AmSouth common stock could block the future repeal or modification of AmSouth's by-laws even if the action were deemed beneficial by the holders of more than a majority (although less than two-thirds) of the AmSouth common stock.

   Business Combinations with Interested Stockholders. AmSouth's certificate of incorporation provides that any Business Combination involving AmSouth and any person (with certain exceptions) who is the "Beneficial Owner" (as defined) of more than 10% of the AmSouth common stock, any affiliate of AmSouth which is the Beneficial Owner of more than 10% of the AmSouth common stock during the prior two years or any transferee of any shares of the AmSouth common stock that were beneficially owned by an "Interested Stockholder" during the prior two years (any of the foregoing being defined for the purpose of this paragraph as an "Interested Stockholder") must be approved by the holders of not less than 80% of the outstanding shares of AmSouth's capital stock entitled to vote generally and the holders of not less than 67% of the voting stock held by stockholders other than the Interested Stockholder. These special voting requirements do not apply, however, if either a majority of the Continuing Directors (as defined) of AmSouth has approved the Business Combination or a stockholder becoming an Interested Stockholder or the terms of the proposed Business Combination satisfy certain minimum price and other standards.

   For purposes of these provisions, a "Business Combination" is defined to include:

  . any merger or other corporate reorganization of AmSouth with or into an Interested Stockholder;

  . the disposition by AmSouth of a Substantial Part (as defined) of its assets to an Interested Stockholder;

  . any merger or other corporate reorganization of an Interested Stockholder with or into AmSouth;

  . the acquisition by AmSouth of a Substantial Part (as defined) of the assets of an Interested Stockholder;

  .  the issuance by AmSouth of any of its securities to an Interested
     Stockholder;

  . any recapitalization that would increase the voting power of an Interested Stockholder;

  . the adoption of any plan for the liquidation or dissolution of AmSouth proposed by or on behalf of an Interested Stockholder; and

  .  any agreement providing for any of the transactions described above.

   This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of AmSouth. However, it is not intended to, and will not, prevent or deter all tender offers for shares of AmSouth.

   Delaware Business Combination Statute. Section 203 of the DGCL is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

   In general, Section 203 provides that a person or entity that owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with that corporation at any time during the three-year period following the date that person or entity became an Interested Stockholder, unless an exemption described below is applicable. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

   The statute exempts the following transactions from the requirements of
Section 203: (1) any business combination if, prior to the date a person became an Interested Stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder's becoming an Interested Stockholder; (2) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he or she became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers or by certain employee stock plans; (3) any business combination with an Interested Stockholder that is approved by the board of directors and by two-thirds of the outstanding voting stock not owned by the Interested Stockholder; and (4) certain business combinations that are proposed after the corporation had received other acquisition proposals and that are approved or not opposed by a majority of certain continuing members of the board of directors. AmSouth's certificate of incorporation does not contain an election, as permitted by Delaware law, to be exempt from the requirements of Section 203.

   Other Factors Affecting Acquisitions of Control. AmSouth's certificate of incorporation currently authorizes the issuance of 350 million shares of AmSouth common stock and 2 million shares of AmSouth preferred stock. The proposed amendment to the AmSouth certificate of incorporation would increase the number of authorized shares of AmSouth common stock to 750 million shares. The authorized but unissued shares of the AmSouth common stock and the AmSouth preferred stock provide the AmSouth board of directors with flexibility to effect certain financings, acquisitions, stock dividends, stock splits and employee stock options without the need for a stockholder vote. The AmSouth board of directors, consistent with its fiduciary duties, could also authorize the issuance of these shares, and could establish voting, conversion, liquidation and other rights for the AmSouth preferred stock being issued, in an effort to deter attempts to gain control of AmSouth.

                  CERTAIN DIFFERENCES IN THE RIGHTS OF AMSOUTH
                  STOCKHOLDERS AND FIRST AMERICAN STOCKHOLDERS

   At the effective time, First American stockholders who receive AmSouth common stock automatically will become stockholders of AmSouth, and their rights as stockholders will be determined by AmSouth's certificate of incorporation, AmSouth's by-laws and the DGCL, instead of by First American's charter and First American's by-laws and the TBCA. The following is a summary of the material differences in the rights of holders of AmSouth and First American common stock. This summary is necessarily general and does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL, the TBCA, the certificate of incorporation or charter, the by-laws and the rights agreements of each corporation.

                 Size and Classification of Board of Directors

   AmSouth. AmSouth's certificate of incorporation provides that the size of the AmSouth board of directors shall be fixed from time to time by a vote of the two-thirds of the directors then in office who have been elected by the stockholders.

   AmSouth's by-laws do not provide for a minimum or maximum number of directors. Currently, the AmSouth board of directors has 12 members.

   AmSouth's certificate of incorporation and by-laws provide that the board of directors will be divided into three classes of directors as nearly equal in number as possible, and the members of each class shall be elected for a term of three years.

   AmSouth's certificate of incorporation and by-laws provide that vacancies may be filled by the affirmative vote of a majority of the directors remaining in office who were elected by the stockholders, whether or not a quorum or, in the event there is only one director, by the sole remaining director. Each director chosen to fill a vacancy will hold office for the full term of the class of directors in which he or she has been elected and until a successor is elected and qualified.

   First American. First American's charter and by-laws provide that the First American board of directors shall be fixed from time to time by a vote of the majority of the directors then in office.

   First American's by-laws provide that the board of directors shall consist of no fewer than nine and no more than 27 members. Currently, the First American board of directors has 22 members.

   First American's charter provides that the First American board of directors will be divided into three classes of directors as nearly equal in number as possible, and the members of each class shall be elected for three years.

   First American's charter provides that vacancies may be filled by a vote of the majority of the directors remaining in office, whether or not a quorum, or by the sole remaining director, and any director chosen to fill a vacancy will hold office for the full term of the class of directors in which he or she has been elected and until a successor is elected and qualified.

                              Removal of Directors

   AmSouth. AmSouth's certificate of incorporation and by-laws provide that with the exception of directors elected under special circumstances by any class or series of preferred stock, any director or the entire board of directors may be removed only for cause and only with the affirmative vote of at least 80% of the then-outstanding combined voting power of the shares of capital stock of AmSouth entitled to vote generally at an election of directors.

   First American. First American's charter and by-laws provide that with the exception of directors elected by a voting group entitled to elect one or more directors, any director may be removed for cause (as defined by the laws of Tennessee) by the affirmative vote of the holders of at least 75% of the shares of First American capital stock entitled to vote at a special meeting of stockholders called for that purpose.

        Amendment of Certificate of Incorporation or Charter and By-laws

   AmSouth. Under AmSouth's certificate of incorporation, repeal, alteration, amendment or rescission of certain provisions in AmSouth's certificate of incorporation requires the approval of the holders of at least 67% of the outstanding shares of AmSouth common stock entitled to vote generally for the election of directors. The provisions subject to the 67% stockholder approval requirement include provisions relating to: (1) written consents of stockholders; (2) special meetings of stockholders; (3) election of directors; and (4) amendment of the 67% stockholder approval requirement itself. The provision of the AmSouth certificate of incorporation relating to the structure of the AmSouth board of directors may not be amended, altered or repealed without the affirmative vote of 80% of the outstanding voting stock of AmSouth.

   Under the DGCL, all other amendments of the AmSouth certificate of incorporation require the affirmative vote of holders of a majority of the total votes eligible to be cast at a meeting for the election of directors (unless a class vote is required by the DGCL). The business combination provision of the AmSouth certificate of incorporation provides that any Business Combination requires the affirmative vote of the holder of not less than 80% of the outstanding shares generally and not less than 67% of the voting stock held by stockholders other than an Interested Stockholder (as defined above).

   AmSouth's certificate of incorporation and by-laws provide that AmSouth's by-laws may be made, altered, amended or repealed by a resolution adopted by a majority of the AmSouth board of directors, or by the stockholders (subject to certain supermajority voting requirements).

   First American. Under First American's charter, repeal, alteration, amendment or rescission of certain provisions in First American's certificate of incorporation requires the approval of the holders of at least 75% of the votes entitled to be cast by all holders of voting stock, voting together as a single class at a meeting called for that purpose and a majority of the votes entitled to be cast by all holders of voting stock, other than the shares beneficially owned by an Interested Stockholder (as defined). The provisions subject to the 75% stockholder approval requirement include provisions relating to: (1) size and classification of the board of directors; (2) removal of directors; (3) limitations on voting rights and (4) approval of certain business combinations.

   All other amendments of First American's charter require the affirmative vote of holders of a majority of the total votes eligible to be cast by that voting group, if the amendment would create dissenters' appraisal rights as to that group, and otherwise by a majority of the votes cast. The business combination provision of First American's charter provides that any Business Combination requires the affirmative vote of 75% of the votes entitled to be cast by all holders of voting stock voting together as a single class at a meeting of stockholders called for such purpose and a majority of the votes entitled to be cast by all holders of voting stock, other than the shares beneficially owned by an Interested Stockholder.

   First American's charter provides that First American's by-laws may be made, altered, amended or repealed by a resolution adopted by a majority of the First American board of directors.

                     Stockholder Nominations and Proposals

   AmSouth. AmSouth's certificate of incorporation and by-laws provide that proposals by stockholders of business to be considered at an annual meeting must be stated in writing and filed with AmSouth's Secretary not later than 60 days and not earlier than 90 days prior to the first anniversary date of the preceding year's annual meeting. However, if the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year's annual meeting, notice by the stockholders must be delivered not earlier than the 90th day prior to the annual meeting and no later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made by AmSouth.

   AmSouth's certificate of incorporation and by-laws provide that stockholder nominations for election of directors at an annual meeting of stockholders must be stated in writing and filed with the Secretary of AmSouth between 60 and 90 days prior to the anniversary date of the previous year's annual meeting.

   With respect to an election of directors to be held at a special meeting of stockholders, notice of nomination must be delivered not earlier than the 90th day prior to the special meeting and not later than the later of the 60th day prior to the special meeting or the 10th day after the day on which public announcement is first made of the date of the special meeting.

   AmSouth's by-laws also require that any notice of nomination by a stockholder provide certain information concerning the stockholder and his or her nominee, including, among other things, the information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and the consent of the nominee to serve as a director of AmSouth if elected.

   The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures.

   First American. First American's by-laws provide that proposals by stockholders of business to be considered at an annual meeting must be stated in writing and filed with First American's Secretary not later than 90 days prior to the first anniversary date of the preceding year's annual meeting before another date which the First American board of directors may determine, provided that the deadline imposed by the board of directors is more than 60 days following the public announcement of the deadline.

   First American's by-laws provide that stockholder nominations for election of directors at an annual meeting of stockholders must be stated in writing and filed with First American's Secretary not later than 90 days prior to the first anniversary date of the preceding year's annual meeting before another date which the First American board of directors may determine, provided that the deadline imposed by the board of directors is more than 60 days following the public announcement of the deadline.

   With respect to an election of directors or a stockholder proposal to be submitted at a special stockholders' meeting, nomination notices and stockholder proposals must be delivered to the First American Secretary no later than the close of business on the 15th day following the day on which notice of the date of the special meeting of stockholders was given.

   First American's by-laws also require that any notice of nomination by a stockholder provide certain information concerning the stockholder and his or her nominee, including, among other things, (a) the name, date of birth, business address and residence address of the nominee, (b) the business experience during the past five years of the nominee, (c) whether the nominee is or has ever been a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity, (d) any directorships held by the nominee and (e) whether the nominee has been convicted in any criminal proceedings in the past five years. The person submitting the nomination must provide his or her name and business address, his or her name and business address as they appear on the corporation's records and the class and number of shares of the corporation which are beneficially owned by that person. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by the nominee, must also be filed with any nomination notice.

   The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures.

                        Special Meetings of Stockholders

   AmSouth. AmSouth's certificate of incorporation and by-laws provide that special meetings of stockholders may be called, upon not less than 10 days' advance written notice by resolution of the AmSouth board of directors or by the Chief Executive Officer. As described above, holders of a majority of the AmSouth common stock outstanding and entitled to vote in the election of directors may call a special meeting of stockholders upon not less than 60 days' advance written notice.

   First American. The TBCA provides that a special meeting of stockholders may be called by a corporation's board of directors or by the persons authorized to call special meetings under the corporation's articles of incorporation and by-laws or, unless the articles of incorporation provide otherwise, by written demand of the stockholders having at least 10% of all the votes entitled to be cast on an issue to be considered at the proposed special meeting.

   First American's by-laws provide that special meetings of First American stockholders may be called by the board of directors, the Chairman of the board of directors, the Vice Chairman of the board of directors or the President of First American, and must be called by the Chairman of the board of directors, the Vice Chairman of the board of directors or by the President of First American no sooner than 75 days and no later than 90 days after receipt of a written demand for a special meeting from First American stockholders owning at least 10% of the entire capital stock of First American issued and outstanding and entitled to vote at that meeting, together with a certified check for $50,000 payable to First American to cover First American's expenses in connection with that meeting.

                     Stockholder Action by Written Consent

   AmSouth. AmSouth's certificate of incorporation expressly denies AmSouth stockholders the right to act by written consent without a meeting.

   First American. First American's by-laws provide that stockholders may take action by the unanimous written consent of all stockholders entitled to vote.

                                  Rights Plans

   AmSouth. As discussed under "Description of AmSouth Capital Stock-- Stockholder Protection Rights Plan," each share of AmSouth common stock has attached to it one Right issued pursuant to the Rights Agreement.

   First American. Each share of the First American common stock has attached to it one Right issued pursuant to its Rights Agreement.

                        Appraisal and Dissenters' Rights

   AmSouth. Delaware law provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares

  .  listed on a national securities exchange;

  . designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

  .  held of record by more than 2,000 stockholders;

unless holders of stock are required to accept in the merger anything other than any combination of

  . shares of stock or depository receipts of the surviving corporation in the merger;

  . shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be either

    .  listed on a national securities exchange,

    . designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

    .  held of record by more than 2,000 holders; or

  . cash instead of fractional shares of the stock or depository receipts received.

   Dissenters' rights are not available to the AmSouth stockholders with respect to the merger because Delaware law does not require that AmSouth stockholders vote to approve the merger agreement.

   First American. Tennessee law generally provides dissenters' rights for:

  . mergers and share exchanges that would either (a) require stockholder approval or (b) involve the merger of a subsidiary corporation with its parent as defined under Tennessee law;

  . sales of substantially all the assets of the corporation that would require stockholder approval (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales);

  . certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares; and

  . actions taken pursuant to a stockholder vote to the extent the charter, by-laws or a resolution of the board of directors provides that stockholders are entitled to dissenters' rights.

   To perfect these appraisal rights, the stockholder must (a) file a written objection with the corporation prior to the vote stating that the stockholder intends to demand payment for his or her shares if the action is taken and (b) not vote in favor of the proposed action. Dissenters' rights are not available for any shares which are listed on an exchange registered under Section 6 of the Exchange Act or are "national market system securities" as defined in rules adopted under the Exchange Act. First American common stock is, and is expected to be at the completion of the merger, listed on the New York Stock Exchange and therefore dissenters' rights are not available to the First American stockholders with respect to the merger.

                         Business Combination Statutes

   AmSouth. Section 203 of the DGCL prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15 percent or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholders, unless

  . the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction,

  . after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of interested stockholders and (b) shares held by specified employee benefit plans or

  . after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

The merger is not governed by the limitations set forth in Section 203. The AmSouth board of directors unanimously approved and adopted the merger agreement and the AmSouth stock option agreement before they were executed.


   First American. Tennessee's Business Combination Act (the "Tennessee Business Combination Act") provides that an interested stockholder (defined as a person beneficially owning, either directly or indirectly, 10% or more of the voting securities in a Tennessee corporation) cannot engage in a business combination with that corporation unless the transaction takes place at least five years after the interested stockholder first became an interested stockholder, and unless either the transaction (a) is approved by at least two-thirds of the shares of the corporation not beneficially owned by an interested stockholder or (b) satisfies certain fairness conditions specified in the Tennessee Business Combination Act relating to the price to be paid to the non-interested stockholders in such transactions.

   These provisions apply to Tennessee corporations unless one of two events occurs. A business combination with an entity can proceed without the five-year moratorium if the business combination or the transaction resulting in the stockholder becoming an interested stockholder is approved by the target corporation's board of directors before that entity becomes an interested stockholder. Alternatively, the corporation may enact a charter amendment or by-law to remove itself entirely from the Tennessee Business Combination Act. This charter amendment or by-law must be approved by a majority of the stockholders who have held shares for more than one year prior to the vote and may not take effect for at least two years after the vote. First American has not adopted such a provision in the First American charter or the First American by-laws removing First American from coverage under the Tennessee Business Combination Act. The merger is not governed by the Tennessee Business Combination Act because the First American board of directors approved the merger agreement and the First American stock option agreement before they were executed.

                       Control Share Acquisition Statutes

   AmSouth. Delaware does not have a control share acquisition statute.

   First American. The Tennessee Control Share Acquisition Act ("TCSAA") takes away the voting rights of a purchaser's shares any time an acquisition of shares in a Tennessee corporation brings the purchaser's voting power to 20%, 33 1/3% or more than 50% of all voting power in such corporation (a "control share"). The purchaser's voting rights can be maintained or re-established only by a majority vote of all the shares entitled to vote generally with respect to the election of directors other than those shares owned by the acquirer and the officers and inside directors of the corporation.

   After acquiring a control share, the TCSAA provides a procedure by which a purchaser may demand a special meeting of stockholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share, but, can do so only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. The TCSAA applies only to a corporation that has adopted a provision in its charter or by-laws declaring that the TCSAA will apply. First American has not adopted any such provision in the First American charter or First American by-laws electing protection under the TCSAA and therefore is not subject to the TCSAA.

                        Takeover Bid Disclosure Statutes

   AmSouth. Delaware does not have a takeover bid disclosure statute.

   First American. The Tennessee Investor Protection Act (the "TIPA") provides that unless a Tennessee corporation's board of directors has recommended a takeover offer to stockholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a tender offer for class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase,

  . makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company;

  . makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and

  . files with the Tennessee Commissioner of Commerce and Insurance (the "Commissioner") and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.

   The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer also must accept securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

   Any person making a takeover offer involving a Tennessee corporation shall file a registration statement with the Commissioner and send a copy of the registration statement by certified mail to the offeree company. The registration statement shall contain such information as set forth in the statute. The TIPA does not apply to an offer involving a vote by holders of equity securities of the offeree company, pursuant to its charter, on a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation. The TIPA does not apply to the merger because the First American board of directors has recommended acceptance of the merger to its stockholders. The merger therefore does not involve a "takeover offer" within the meaning of the TIPA.

                   Indemnification of Officers and Directors

   AmSouth. Delaware law provides that, subject to certain limitations in the case of "derivative" suits brought by a corporation's stockholders in its name a corporation may indemnify any person who is made a party to any third party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding if the person

  . acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (or, in some circumstances, at least not opposed to its best interests); and

  . in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

AmSouth's certificate of incorporation provides that AmSouth must indemnify each person who is party to any threatened, pending or completed action, suit or proceeding by reason of the fact that person is or was a director, officer, employee or agent of AmSouth against all expenses, judgments, fines and amounts paid in settlement or incurred in connection with that action. AmSouth can only eliminate or limit the liability of a director, officer, employee or agent if:

  . that person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of AmSouth; and

  . with respect to any criminal action or proceeding, that person had no reasonable cause to believe his or her conduct was unlawful.

See "Description of AmSouth Capital Stock--Other Provisions--Indemnification of Directors and Officers."

   First American. The TBCA permits indemnification of directors and officers for expenses (including attorneys' fees) incurred in a proceeding and amounts paid or incurred in satisfaction of judgments, fines and settlements of any proceedings (other than derivative actions) if such person

  . acted in good faith and reasonably believed that his or her conduct was in the best interest of the corporation (or, in some circumstances, at least not opposed to its best interests) and,

  . if criminal, had no reasonable cause to believe his conduct was unlawful.

   A corporation may not, under this statute, indemnify a director if he or she was adjudged liable to the corporation in a derivative action or if he was adjudged liable on the basis that he received an improper personal benefit. Unless limited by its charter, the TBCA requires indemnification of a director or officer for his reasonable expenses if he is wholly successful in defense of a proceeding brought because he was a director or officer.

   The TBCA states that a company can provide for additional indemnification in its charter or by-laws, except that no indemnification may be made if a final adjudication adverse to the director or officer establishes his liability (a) for any breach of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (c) for unlawful distributions under the TBCA. The First American by-laws provide indemnification for officers and directors to the fullest extent permitted by law against all expense, liability and loss.

                           REGULATION AND SUPERVISION

   The following discussion sets forth the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to AmSouth and First American. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to AmSouth and First American or their respective subsidiaries may have a material effect on the business of AmSouth and First American, as the case may be. Further information is contained in the documents incorporated herein by reference. See "Where You Can Find More Information."

General

   As a bank holding company, each of AmSouth and First American is subject to regulation under the Bank Holding Company Act, and to inspection, examination and supervision by the Federal Reserve Board. Under the Bank Holding Company Act, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve Board's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and those other activities that are determined by the Federal Reserve Board to be closely related to banking.

   First American's national banking association is subject to regulation and examination primarily by the Office of the Comptroller of the Currency and, secondarily, by the Federal Deposit Insurance Corporation and the Federal Reserve Board. AmSouth's state-chartered bank is subject to primary federal regulation and examination by the Federal Reserve Board and, secondarily by the Federal Deposit Insurance Corporation and, in addition, is regulated and examined by its state banking department. AmSouth, First American and their respective subsidiaries also are affected by the fiscal and monetary policies of the federal government and the Federal Reserve Board, and by various other governmental requirements and regulations. First American is also a savings and loan holding company subject to the supervision of the Office of Thrift Supervision under the Home Owners Loan Act.

Capital Requirements

   Each of AmSouth and First American is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board, which are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation on the depository institutions within their respective jurisdictions. For this purpose, a depository institution's or holding company's assets and certain specified off-balance-sheet commitments and obligations are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers: core ("Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock at the holding company level and minority interests in equity accounts of consolidated subsidiaries, less goodwill, and most intangible assets; supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations; and market risk ("Tier 3") capital, which includes qualifying unsecured subordinated debt.

   Each of AmSouth and First American, like other bank holding companies, currently is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal, respectively, to at least 4% and 8% of its total risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit). In addition, in order for a holding company or depository institution to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. At June 30, 1999, each of AmSouth and First American met both requirements, with Tier 1 and total capital equal to 6.62% and 10.90% (in the case of AmSouth), and 9.91% and 11.65% (in the case of First American) of its respective total risk-weighted assets.

   The Federal Reserve Board, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under these market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

   The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points if the holding company does not meet these requirements. At June 30, 1999, AmSouth's leverage ratio was 6.09% and First American's leverage ratio was 8.03%.

   The Federal Reserve Board may set capital requirements higher than the minimum noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

   Each of AmSouth's and First American's banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable capital requirements as of June 30, 1999.

   Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of federal deposit insurance and to certain restrictions on its business.

Dividend Restrictions

   Various federal and state statutory provisions limit the amount of dividends AmSouth's and First American's affiliate banks can pay to AmSouth or First American, as the case may be, without regulatory approval. Dividend payments by national banks are limited to the lesser of (a) the level of undivided profits and (b) absent regulatory approval, an amount not in excess of net income for the current year combined with retained net income for the preceding two years. Likewise, the approval of the Federal Reserve Board is required for any dividend by a state-chartered bank that is a member of the Federal Reserve System (a "state member bank") if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits (as defined by regulatory agencies) for that year combined with its retained net profits for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand. State member banks may also be subject to similar restrictions imposed by the laws of the states in which they are chartered.

   Under Alabama law, a bank may not pay a dividend in excess of 90 percent of its net earnings until the bank's surplus is equal to at least 20 percent of its capital. AmSouth Bank is also required by Alabama law to obtain the prior approval of the Superintendent of the State Banking Department of Alabama for the payment of dividends if the total of all dividends declared by AmSouth Bank in any calendar year will exceed the total of (a) AmSouth Bank's net earnings (as defined by statute) for that year, plus (b) its retained net earnings for the preceding two years, less any required transfers to surplus. In addition, no dividends may be paid from AmSouth Bank's surplus without the prior written approval of the Superintendent.

   In addition, federal bank regulatory authorities have authority to prohibit AmSouth's and First American's affiliate banks from engaging in unsafe or unsound practices in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of AmSouth's and First American's affiliate banks to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

AmSouth

   AmSouth common stock is traded on the NYSE under the symbol "ASO." The following table sets forth, for the indicated periods, the high and low closing sale prices for AmSouth common stock as reported on the NYSE Composite Transaction Reporting System, and the cash dividends declared per share of AmSouth common stock.

                                                       Price Range of
                                                        Common Stock
                                                       --------------- Dividends
                                                        High     Low   Declared
                                                       ------- ------- ---------
   AmSouth
   1997
     First Quarter.................................... $ 16.19 $ 14.08   $0.12
     Second Quarter...................................   17.94   14.30    0.12
     Third Quarter....................................   21.72   17.00    0.12
     Fourth Quarter...................................   25.11   20.44    0.13
   1998
     First Quarter....................................   27.11   22.00    0.13
     Second Quarter...................................   27.92   25.05    0.13
     Third Quarter....................................   27.92   22.50    0.13
     Fourth Quarter...................................   30.42   21.42    0.17
   1999
     First Quarter....................................   33.92   27.92    0.17
     Second Quarter...................................   32.33   21.88    0.17
     Third Quarter (through August 12, 1999)..........   23.88   21.50    0.17

   Share data and historical stock prices have been adjusted for three-for-two stock splits in 1997, 1998 and 1999.

   On May 28, 1999, the last trading day before public announcement of the merger, the closing price per share of AmSouth common stock on the NYSE was $28.38. Past price performance is not necessarily indicative of likely future price performance. Holders of AmSouth common stock are urged to obtain current market quotations for shares of AmSouth common stock.

   The holders of AmSouth common stock are entitled to receive dividends when and if declared by the AmSouth board of directors out of funds legally available therefor. The AmSouth board of directors periodically considers the payment of dividends on AmSouth common stock, taking into account AmSouth's financial condition and level of net income, AmSouth's future prospects, economic conditions, industry practices and other factors, including restrictions on the payment of dividends.

First American

   First American common stock is quoted on the NYSE under the symbol "FAM." First American common stock was quoted on the Nasdaq National Market until July 1, 1998. The following table sets forth, for the indicated periods, the high and low closing sale prices for First American common stock as reported on the NYSE Composite Transactions Reporting System and the Nasdaq National Market, and the cash dividends declared per share of First American common stock.

                                                       Price Range of
                                                        Common Stock
                                                       --------------- Dividends
                                                        High     Low   Declared
                                                       ------- ------- ---------
   First American
   1997
     First Quarter.................................... $ 34.38 $ 28.25   $0.16
     Second Quarter...................................   39.50   30.22    0.20
     Third Quarter....................................   49.63   38.50    0.20
     Fourth Quarter...................................   54.75   45.13    0.20
   1998
     First Quarter....................................   49.00   44.00    0.20
     Second Quarter...................................   54.31   43.44    0.25
     Third Quarter....................................   50.75   35.69    0.25
     Fourth Quarter...................................   44.50   34.38    0.25
   1999
     First Quarter....................................   45.31   35.81    0.25
     Second Quarter...................................   43.63   36.94    0.28
     Third Quarter (through August 12, 1999)..........   43.31   39.63    0.28

   Share data and historical stock prices have been adjusted for a two-for-one stock split in 1997.

   On May 28, 1999, the last trading day before public announcement of the merger, the closing price per share of First American common stock on the NYSE was $40.81. Past price performance is not necessarily indicative of likely future performance. Holders of First American common stock are urged to obtain current market quotations for shares of First American common stock.

               AMENDMENT TO AMSOUTH CERTIFICATE OF INCORPORATION

   The AmSouth certificate of incorporation currently authorizes the issuance of a total of 350 million shares of AmSouth common stock. Of such authorized shares, 176,440,140 shares were outstanding as of August 9, 1999 and a further 14,070,675 shares are reserved for issuance pursuant to AmSouth's stockholder, employee and director benefit plans. Giving effect to the foregoing, 159,489,185 shares of AmSouth common stock are available for issuance as of August 9, 1999. Completion of the merger is expected to require the issuance, or the reservation for future issuance, of approximately an additional 227.4 million shares of AmSouth common stock. AmSouth does not presently have a sufficient number of authorized shares of AmSouth common stock not otherwise reserved for issuance to consummate the merger. Accordingly, AmSouth's board of directors is proposing an amendment to the AmSouth certificate of incorporation, pursuant to which the AmSouth certificate of incorporation would be amended to increase the number of shares of AmSouth common stock authorized for issuance thereunder from 350 million to 750 million shares. Approval of the amendment by AmSouth stockholders, together with approval by such AmSouth stockholders of the issuance of shares of AmSouth common stock in the merger, is a condition to the parties' obligations to consummate the merger.

   The additional shares of AmSouth common stock authorized pursuant to the amendment to the AmSouth certificate of incorporation (the "additional shares") and not issued in the merger or otherwise reserved could be issued at the discretion of the AmSouth board of directors without further action by AmSouth stockholders, except as required by applicable law, regulation or rule (including applicable rules of the NYSE or other securities exchange or market on which the shares of AmSouth common stock may then be listed or authorized for quotation), in connection with acquisitions, efforts to raise additional capital for AmSouth and for other corporate purposes. The issuance of shares of AmSouth common stock, including the additional shares, may, in certain situations, dilute the present equity ownership position of current AmSouth stockholders. Shares of AmSouth common stock will be issued only upon a determination by the AmSouth board of directors that such proposed issuance is in the best interests of AmSouth.

   As of the date of this document, AmSouth has no plans or commitments that would involve the issuance of the additional shares, other than pursuant to the merger agreement. The increase in the authorized shares of AmSouth common stock will allow AmSouth's board of directors to consider and, if in the best interests of AmSouth stockholders, take advantage of other merger or acquisition possibilities. As part of its business strategy, AmSouth continually considers potential strategic business combinations, and it is the policy of AmSouth not to comment on such matters publicly until a definitive agreement with respect thereto has been reached. In addition, the discretion vested in the AmSouth board of directors to authorize the issuance and sale of authorized but unissued shares of AmSouth common stock could, under some circumstances, be used to discourage certain potential business combinations that some AmSouth stockholders may believe to be in the best interests of AmSouth stockholders and make more difficult management changes that may occur if a potential business combination were successful, although AmSouth has no current intention of issuing shares of AmSouth common stock for this purpose.

   If the amendment to AmSouth's certificate of incorporation is approved, the relevant part of section (a) of Article IV of the AmSouth certificate of incorporation would read in its entirety as follows:

     (a) The total number of shares of all classes of capital stock which the corporation shall have authority to issue is SEVEN HUNDRED AND FIFTY-TWO MILLION (752,000,000), of which seven hundred and fifty million (750,000,000) shares of the par value $1.00 per share are to be of a class designated "Common Stock", and TWO MILLION (2,000,000) shares without par value are to be a class designated "Preferred Stock."

   AmSouth's board of directors recommends stockholders vote "FOR" the amendment to the certificate of incorporation. The amendment to the certificate of incorporation will be approved if the number of votes cast at the AmSouth special meeting favoring such approval is a majority of the outstanding AmSouth shares entitled to vote.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

   The following unaudited pro forma combined condensed financial information is presented to show the impact of the merger on the historical financial position and results of operations of AmSouth under the "pooling of interests" method of accounting. The unaudited pro forma combined condensed financial information combines the historical financial information of AmSouth and First American as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 and for the years ended December 31, 1998, 1997, and 1996, respectively. The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had been completed on June 30, 1999 and the unaudited pro forma combined condensed statements of income give effect to the merger as if the merger had been consummated at the beginning of the earliest period presented.

   The merger, which is expected to be completed in the fourth quarter of 1999, provides for the exchange of 1.871 shares of AmSouth common stock for each outstanding share of First American common stock. The pro forma combined condensed financial information as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 and each of the three years ended December 31, 1998, 1997 and 1996 is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of First American and AmSouth, which are incorporated by reference herein. See "Where You Can Find More Information." Pro forma stockholders' equity at June 30, 1999 includes the effect of estimated nonrecurring merger and integration and other nonrecurring merger related charges of $296 million ($205 million after taxes). The pro forma combined condensed financial information does not give effect to the anticipated cost savings, potential revenue enhancements or other synergies expected to be realized in connection with the merger.

   The pro forma data are presented for comparative purposes only and are not necessarily indicative of the future financial position or results of operations of the combined company or of the combined financial position or the results of operations that would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma data are presented.

             AMSOUTH BANCORPORATION AND FIRST AMERICAN CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                AT JUNE 30, 1999
                                 (In millions)

                                                 First                Pro Forma
                                       AmSouth  American  Adjustments Combined
                                       -------  --------  ----------- ---------
ASSETS
Cash and due from banks..............  $   557  $   981      $         $ 1,538
Federal funds sold and securities
 purchased under agreement to
 resell..............................       19       48                     67
Trading securities...................        6       73                     79
Available-for-sale securities........    3,474    4,243        (17)      7,700
Held-to-maturity securities..........    2,215    2,575                  4,790
Mortgage loans held for sale.........      101       50                    151
Other interest-earning assets........       16       16                     32
Loans................................   13,221   12,272                 25,493
Less: Allowance for loan losses......      177      189                    366
   Unearned income...................      137        7                    144
                                       -------  -------      -----     -------
    Net loans........................   12,907   12,076          0      24,983
Premises and equipment, net..........      335      382                    717
Accrued interest receivable and other
 assets..............................      962    1,085                  2,047
                                       -------  -------      -----     -------
                                       $20,592  $21,529      $ (17)    $42,104
                                       =======  =======      =====     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing................  $ 2,305  $ 2,677      $         $ 4,982
  Interest-bearing...................   10,772   11,809                 22,581
                                       -------  -------      -----     -------
    Total deposits...................   13,077   14,486          0      27,563
Federal funds purchased and
 securities sold under agreements to
 repurchase..........................    1,587    2,686                  4,273
Other borrowed funds.................      388      578                    966
Long-term Federal Home Loan Bank
 advances............................    2,925    1,584                  4,509
Other long-term debt.................      789      203                    992
                                       -------  -------      -----     -------
    Total deposits and interest-
     bearing liabilities.............   18,766   19,537          0      38,303
Accrued expenses and other
 liabilities.........................      402      224        158         784
                                       -------  -------      -----     -------
    Total liabilities................   19,168   19,761        158      39,087
Stockholders' equity:
  Common stock.......................      202      292        (74)        420
  Capital surplus....................      454      255         74         783
  Retained earnings..................    1,216    1,349       (220)      2,345
  Cost of common stock in treasury...     (405)       0          0        (405)
  Deferred compensation on restricted
   stock.............................      (12)     (34)        46           0
  Accumulated other comprehensive
   income (loss).....................      (31)     (94)        (1)       (126)
                                       -------  -------      -----     -------
    Total stockholders' equity.......    1,424    1,768       (175)      3,017
                                       -------  -------      -----     -------
                                       $20,592  $21,529      $ (17)    $42,104
                                       =======  =======      =====     =======

          The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

             AMSOUTH BANCORPORATION AND FIRST AMERICAN CORPORATION

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                         SIX MONTHS ENDED JUNE 30, 1999
                      (In millions, except per share data)

                                                   First               Pro Forma
                                          AmSouth American Adjustments Combined
                                          ------- -------- ----------- ---------
REVENUE FROM INTEREST-EARNING ASSETS
Loans...................................   $ 551   $ 473     $          $1,024
Available-for-sale securities...........     102     130                   232
Held-to-maturity securities.............      66      70                   136
Other interest-earning assets...........       3      10                    13
                                           -----   -----     ------     ------
 Total revenue from interest-earning
  assets................................     722     683          0      1,405
                                           -----   -----     ------     ------
INTEREST EXPENSE
Interest-bearing deposits...............     220     217                   437
Federal funds purchased and securities
 sold under agreements to repurchase....      37      51                    88
Other borrowed funds....................       4       8                    12
Long-term Federal Home Loan Bank
 advances...............................      66      27                    93
Other long-term debt....................      25       7                    32
                                           -----   -----     ------     ------
 Total interest expense.................     352     310          0        662
                                           -----   -----     ------     ------
NET INTEREST INCOME.....................     370     373          0        743
Provision for loan losses...............      17      20                    37
                                           -----   -----     ------     ------
NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES............................     353     353          0        706
                                           -----   -----     ------     ------
NONINTEREST REVENUES
Service charges on deposit accounts.....      53      64                   117
Trust income............................      35      20                    55
Consumer investment services income.....      22      87                   109
Bank-owned life insurance policies......       9       1                    10
Mortgage income.........................      13      22                    35
Gains on sale of available-for-sale
 securities.............................       6       5                    11
Other noninterest revenues..............      39      43                    82
                                           -----   -----     ------     ------
 Total noninterest revenues.............     177     242          0        419
                                           -----   -----     ------     ------
NONINTEREST EXPENSES
Salaries and employee benefits..........     158     173                   331
Subscribers' commissions................       0      52                    52
Net occupancy expense...................      29      27                    56
Equipment expense.......................      32      33                    65
Marketing expense.......................      11      11                    22
Postage and office supplies.............      12      11                    23
Communications expense..................      12      12                    24
Amortization expense....................       8       9                    17
Merger and integration costs............       0      28                    28
Other noninterest expenses..............      44      46                    90
                                           -----   -----     ------     ------
 Total noninterest expenses.............     306     402          0        708
                                           -----   -----     ------     ------
INCOME BEFORE INCOME TAXES..............     224     193          0        417
Income taxes............................      79      69                   148
                                           -----   -----     ------     ------
 NET INCOME.............................   $ 145   $ 124     $    0     $  269
                                           =====   =====     ======     ======
Average common shares outstanding.......     176     116        100        392
Earnings per common share...............   $0.82   $1.07                $ 0.68
Diluted average common shares
 outstanding............................     178     117        102        397
Diluted earnings per common share.......   $0.81   $1.06                $ 0.67

          The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

             AMSOUTH BANCORPORATION AND FIRST AMERICAN CORPORATION

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                         SIX MONTHS ENDED JUNE 30, 1998
                      (In millions, except per share data)

                                               First               Pro Forma
                                      AmSouth American Adjustments Combined
                                      ------- -------- ----------- ---------
REVENUE FROM INTEREST-EARNING ASSETS
Loans...............................   $ 535   $ 504     $          $1,039
Available-for-sale securities.......     103     132                   235
Held-to-maturity securities.........      83      25                   108
Other interest-earning assets.......       3      13                    16
                                       -----   -----     ------     ------
 Total revenue from interest-earning
  assets............................     724     674          0      1,398
                                       -----   -----     ------     ------
INTEREST EXPENSE
Interest-bearing deposits...........     248     237                   485
Federal funds purchased and
 securities sold under agreements to
 repurchase.........................      34      45                    79
Other borrowed funds................      18      10                    28
Long-term Federal Home Loan Bank
 advances...........................      54      12                    66
Other long-term debt................      24       7                    31
                                       -----   -----     ------     ------
 Total interest expense.............     378     311          0        689
                                       -----   -----     ------     ------
NET INTEREST INCOME.................     346     363          0        709
Provision for loan losses...........      38      13                    51
                                       -----   -----     ------     ------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES....................     308     350          0        658
                                       -----   -----     ------     ------
NONINTEREST REVENUES
Service charges on deposit
 accounts...........................      52      62                   114
Trust income........................      35      21                    56
Consumer investment services
 income.............................      15      78                    93
Bank-owned life insurance policies..      10       0                    10
Mortgage income.....................       9      26                    35
Gains on sale of available-for-sale
 securities.........................       2       3                     5
Net gain on sale of businesses......      28       0                    28
Other noninterest revenues..........      33      44                    77
                                       -----   -----     ------     ------
 Total noninterest revenues.........     184     234          0        418
                                       -----   -----     ------     ------
NONINTEREST EXPENSES
Salaries and employee benefits......     145     179                   324
Subscribers' commissions............       0      47                    47
Net occupancy expense...............      28      26                    54
Equipment expense...................      32      30                    62
Marketing expense...................      10      10                    20
Postage and office supplies.........      12      11                    23
Communications expense..............      11      10                    21
Amortization expense................       9       9                    18
Merger and integration cost.........       0      72                    72
Other noninterest expenses..........      48      50                    98
                                       -----   -----     ------     ------
 Total noninterest expenses.........     295     444          0        739
                                       -----   -----     ------     ------
INCOME BEFORE INCOME TAXES..........     197     140          0        337
Income taxes........................      70      54                   124
                                       -----   -----     ------     ------
 NET INCOME.........................   $ 127   $  86     $    0     $  213
                                       =====   =====     ======     ======
Average common shares outstanding...     180     111         97        388
Earnings per common share...........   $0.71   $0.77                $ 0.55
Diluted average common shares
 outstanding........................     183     114         99        396
Diluted earnings per common share...   $0.70   $0.76                $ 0.54

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

             AMSOUTH BANCORPORATION AND FIRST AMERICAN CORPORATION

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1998
                      (In millions, except per share data)

                                                   First               Pro Forma
                                          AmSouth American Adjustments Combined
                                          ------- -------- ----------- ---------
REVENUE FROM INTEREST-EARNING ASSETS
Loans...................................  $1,086   $ 994      $         $2,080
Available-for-sale securities...........     213     286                   499
Held-to-maturity securities.............     158      76                   234
Other interest-earning assets...........       6      12                    18
                                          ------   -----      ----      ------
 Total revenue from interest-earning
  assets................................   1,463   1,368         0       2,831
                                          ------   -----      ----      ------
INTEREST EXPENSE
Interest-bearing deposits...............     499     471                   970
Federal funds purchased and securities
 sold under agreements to repurchase....      72      99                   171
Other borrowed funds....................      26      15                    41
Long-term Federal Home Loan Bank
 advances...............................     119      34                   153
Other long-term debt....................      48      15                    63
                                          ------   -----      ----      ------
 Total interest expense.................     764     634         0       1,398
                                          ------   -----      ----      ------
NET INTEREST INCOME.....................     699     734         0       1,433
Provision for loan losses...............      58      41                    99
                                          ------   -----      ----      ------
NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES............................     641     693         0       1,334
                                          ------   -----      ----      ------
NONINTEREST REVENUES
Service charges on deposit accounts.....     105     132                   237
Trust income............................      66      43                   109
Consumer investment services income.....      31     151                   182
Bank-owned life insurance policies......      19       0                    19
Mortgage income.........................      18      48                    66
Gains on sale of available-for-sale
 securities.............................       8       8                    16
Net gain on sale of businesses..........      28       7                    35
Other noninterest revenues..............      72      88                   160
                                          ------   -----      ----      ------
 Total noninterest revenues.............     347     477         0         824
                                          ------   -----      ----      ------
NONINTEREST EXPENSES
Salaries and employee benefits..........     290     343                   633
Subscribers' commissions................       0      90                    90
Net occupancy expense...................      56      53                   109
Equipment expense.......................      62      61                   123
Marketing expense.......................      21      21                    42
Postage and office supplies.............      24      21                    45
Communications expense..................      23      22                    45
Amortization expense....................      16      17                    33
Merger and integration costs............       0     122                   122
Other noninterest expenses..............      90      87                   177
                                          ------   -----      ----      ------
 Total noninterest expenses.............     582     837         0       1,419
                                          ------   -----      ----      ------
INCOME BEFORE INCOME TAXES..............     406     333         0         739
Income taxes............................     143     122                   265
                                          ------   -----      ----      ------
 NET INCOME.............................  $  263   $ 211      $  0      $  474
                                          ======   =====      ====      ======
Average common shares outstanding.......     179     113        98         390
Earnings per common share...............  $ 1.47   $1.88                $ 1.22
Diluted average common shares
 outstanding............................     182     115       100         397
Diluted earnings per common share.......  $ 1.44   $1.84                $ 1.20

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

             AMSOUTH BANCORPORATION AND FIRST AMERICAN CORPORATION

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1997
                      (In millions, except per share data)

                                                   First               Pro Forma
                                          AmSouth American Adjustments Combined
                                          ------- -------- ----------- ---------
REVENUE FROM INTEREST-EARNING ASSETS
Loans...................................  $1,052   $1,003     $         $2,055
Available-for-sale securities...........     156      223                  379
Held-to-maturity securities.............     167       62                  229
Other interest-earning assets...........       3       11                   14
                                          ------   ------     ----      ------
 Total revenue from interest-earning
  assets................................   1,378    1,299        0       2,677
                                          ------   ------     ----      ------
INTEREST EXPENSE
Interest-bearing deposits...............     484      478                  962
Federal funds purchased and securities
 sold under agreements to repurchase....      79       75                  154
Other borrowed funds....................      53       19                   72
Long-term Federal Home Loan Bank
 advances...............................      54       15                   69
Other long-term debt....................      32       13                   45
                                          ------   ------     ----      ------
 Total interest expense.................     702      600        0       1,302
                                          ------   ------     ----      ------
NET INTEREST INCOME.....................     676      699        0       1,375
Provision for loan losses...............      67       16                   83
                                          ------   ------     ----      ------
NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES............................     609      683        0       1,292
                                          ------   ------     ----      ------
NONINTEREST REVENUES
Service charges on deposit accounts.....      99      118                  217
Trust income............................      62       40                  102
Consumer investment services income.....      24      124                  148
Bank-owned life insurance policies......      11        0                   11
Mortgage income.........................       7       37                   44
Gains on sale of available-for-sale
 securities.............................       8        5                   13
Net gain on sale of businesses..........       0        6                    6
Other noninterest revenues..............      55       76                  131
                                          ------   ------     ----      ------
 Total noninterest revenues.............     266      406        0         672
                                          ------   ------     ----      ------
NONINTEREST EXPENSES
Salaries and employee benefits..........     250      346                  596
Subscribers' commissions................       0       71                   71
Net occupancy expense...................      56       50                  106
Equipment expense.......................      57       57                  114
Marketing expense.......................      18       22                   40
Postage and office supplies.............      22       25                   47
Communications expense..................      21       18                   39
Amortization expense....................      17       17                   34
Other noninterest expenses..............      85       93                  178
                                          ------   ------     ----      ------
 Total noninterest expenses.............     526      699        0       1,225
                                          ------   ------     ----      ------
INCOME BEFORE INCOME TAXES..............     349      390        0         739
Income taxes............................     123      142                  265
                                          ------   ------     ----      ------
 NET INCOME.............................  $  226   $  248     $  0      $  474
                                          ======   ======     ====      ======
Average common shares outstanding.......     185      113       98         396
Earnings per common share...............  $ 1.23   $ 2.19                $1.20
Diluted average common shares
 outstanding............................     186      115      100         401
Diluted earnings per common share.......  $ 1.21   $ 2.15               $ 1.18

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

             AMSOUTH BANCORPORATION AND FIRST AMERICAN CORPORATION

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1996
                      (In millions, except per share data)

                                                   First               Pro Forma
                                          AmSouth American Adjustments Combined
                                          ------- -------- ----------- ---------
REVENUE FROM INTEREST-EARNING ASSETS
Loans...................................  $1,004   $ 909      $         $1,913
Available-for-sale securities...........     164     191                   355
Held-to-maturity securities.............     178      68                   246
Other interest-earning assets...........       8      22                    30
                                          ------   -----      ----      ------
 Total revenue from interest-earning
  assets................................   1,354   1,190         0       2,544
                                          ------   -----      ----      ------
INTEREST EXPENSE
Interest-bearing deposits...............     511     458                   969
Federal funds purchased and securities
 sold under agreements to repurchase....      92      70                   162
Other borrowed funds....................      40       9                    49
Long-term Federal Home Loan Bank
 advances...............................      27      19                    46
Other long-term debt....................      32      10                    42
                                          ------   -----      ----      ------
 Total interest expense.................     702     566         0       1,268
                                          ------   -----      ----      ------
NET INTEREST INCOME.....................     652     624         0       1,276
Provision for loan losses...............      65       6                    71
                                          ------   -----      ----      ------
NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES............................     587     618         0       1,205
                                          ------   -----      ----      ------
NONINTEREST REVENUES
Service charges on deposit accounts.....      95      97                   192
Trust income............................      57      36                    93
Consumer investment services income.....      17      69                    86
Mortgage income.........................       3      29                    32
Gains on sale of available-for-sale
 securities.............................       8       3                    11
Other noninterest revenues..............      55      78                   133
                                          ------   -----      ----      ------
 Total noninterest revenues.............     235     312         0         547
                                          ------   -----      ----      ------
NONINTEREST EXPENSES
Salaries and employee benefits..........     232     311                   543
Subscribers' commissions................       0      35                    35
Net occupancy expense...................      54      44                    98
Equipment expense.......................      55      48                   103
Marketing expense.......................      17      21                    38
Postage and office supplies.............      23      23                    46
Communications expense..................      16      12                    28
Amortization expense....................      17      12                    29
Other noninterest expenses..............     120      92                   212
                                          ------   -----      ----      ------
 Total noninterest expenses.............     534     598         0       1,132
                                          ------   -----      ----      ------
INCOME BEFORE INCOME TAXES..............     288     332         0         620
Income taxes............................     105     118                   223
                                          ------   -----      ----      ------
 NET INCOME.............................  $  183   $ 214      $  0      $  397
                                          ======   =====      ====      ======
Average common shares outstanding.......     191     111        96         398
Earnings per common share...............  $ 0.96   $1.93                $ 1.00
Diluted average common shares
 outstanding............................     193     112        98         403
Diluted earnings per common share.......  $ 0.95   $1.91                $ 0.98

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

(1) The Unaudited Pro Forma Combined Condensed Financial Information presented herein is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The Unaudited Pro Forma Combined Condensed Financial Information should be read together with the historical consolidated financial statements and the related notes thereto of each of AmSouth and First American incorporated by reference herein.

(2) It is assumed that the merger will be accounted for on a pooling of interests accounting basis, and accordingly, the related pro forma amounts are included using the exchange ratio of 1.871 shares of AmSouth common stock for each share of First American common stock. In addition, common stock and capital surplus include a reclassification adjustment to reflect the change in par value of outstanding shares of First American to the $1.00 par value of AmSouth common stock.

(3) Earnings per share data has been computed based on the combined historical net income applicable to AmSouth stockholders and First American stockholders using the historical weighted average shares outstanding of AmSouth common stock and the weighted average outstanding shares of First American common stock, adjusted to equivalent shares of AmSouth common stock for each of the periods presented.

(4) Certain insignificant reclassifications have been included to ensure consistent presentation.

(5) The Unaudited Pro Forma Combined Condensed Financial Information, with the exception of the Unaudited Pro Forma Combined Condensed Balance Sheet, does not include any material expenses related to the Merger. AmSouth currently estimates pre-tax merger and integration and other nonrecurring merger related charges of approximately $296 million ($205 million net of taxes) will be recorded.

(6) AmSouth expects to realize significant revenue enhancements and cost savings from the merger, primarily through the realization of certain operating efficiencies and reductions in fixed, labor and other costs. The Unaudited Pro Forma Combined Condensed Financial Information, which does not reflect any revenue enhancements, direct costs or potential savings, is therefore not indicative of the results of future operations. There can be no assurance that anticipated revenue enhancements or cost savings will be achieved in the expected amounts or at the times anticipated.

                           FORWARD-LOOKING STATEMENTS

   This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of AmSouth. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include the following possibilities:

  . combining the businesses of AmSouth and First American may cost more than we expect;

  . integrating the businesses of AmSouth and First American and retaining key personnel may be more difficult than we expect;

  . our revenues after the merger may be lower than we expect, or our operating costs may be higher than we expect;

  . expected cost savings from the merger may not be fully realized or may not be realized within the expected time frame;

  .  we may lose more business or customers after the merger than we expect;

  . there may be increases in competitive pressure among financial institutions;

  .  changes in the interest rate environment may reduce interest margins;

  . general economic conditions, either nationally or in some or all of the states in which the combined company will be doing business, or conditions in securities markets, may be less favorable than we currently anticipate;

  .  legislation or regulatory changes may adversely affect our business; or

  . technological changes (including "Year 2000" data system compliance issues) may be more difficult or expensive than anticipated.

                                    EXPERTS

   The consolidated financial statements of AmSouth and its subsidiaries incorporated by reference in AmSouth's annual report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference in the annual report and incorporated by reference in this proxy statement/prospectus. Such consolidated financial statements are incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   With respect to the unaudited consolidated interim financial information for the three-month and six-month periods ended March 31, 1999 and June 30, 1999, incorporated by reference in this registration statement on Form S-4 and the related proxy statement/prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in AmSouth's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, and incorporated by reference in this proxy statement/prospectus, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

   The consolidated financial statements of First American and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 included in First American's 1998 Annual Report on Form 10-K have been incorporated by reference in this document in reliance upon the report of KPMG LLP, independent certified public accountants, in First American's 1998 Annual Report on Form 10-K which is incorporated by reference in this document, and upon the authority of KPMG LLP as experts in accounting and auditing.

   With respect to the unaudited interim financial information for the three- and six-month periods ended March 31 and June 30, 1999 and 1998, incorporated by reference herein, KPMG LLP has reported that it applied limited procedures in accordance with professional standards for review of such information. However, KPMG LLP's separate reports included in First American's quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 1999, and incorporated by reference herein, state that KPMG LLP did not audit and it does not express an opinion on that interim financial information. Accordingly, the degree of reliance on KPMG LLP's reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

   AmSouth expects representatives of Ernst & Young LLP to attend AmSouth's special meeting, and First American expects representatives of KPMG LLP to attend First American's special meeting. These representatives will have an opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to any appropriate questions you may have.

                        VALIDITY OF AMSOUTH COMMON STOCK

   The validity of the shares of AmSouth common stock to be issued in the merger will be passed upon for AmSouth by Sullivan & Cromwell, New York, New York.

                                 OTHER MATTERS

   As of the date of this document, the AmSouth board of directors and the First American board of directors know of no matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall come before the special meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that may properly come before the special meeting; provided, however, that no proxy that is voted against the proposal to approve the merger agreement or the increase in, and issuance of, AmSouth authorized common stock will be voted in favor of any adjournment or postponement.

                      WHERE YOU CAN FIND MORE INFORMATION

   AmSouth has filed with the SEC a registration statement under the Securities Act that registers the distribution to First American stockholders of the shares of AmSouth common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about AmSouth and AmSouth common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

   In addition, AmSouth and First American file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following locations of the SEC:

  Public Reference Room         New York Regional      Chicago Regional Office
 450 Fifth Street, N.W.              Office                Citicorp Center
        Room 1024             7 World Trade Center     500 West Madison Street
 Washington, D.C. 20549            Suite 1300                Suite 1400
                               New York, New York     Chicago, Illinois 60661-
                                      10048                     2511

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like AmSouth and First American, who file electronically with the SEC. The address of the site is http://www.sec.gov.

   You should also be able to inspect reports, proxy statements and other information about AmSouth and First American at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Also, AmSouth maintains a website at www.amsouth.com and First American maintains a website at www.fanb.com.

   The SEC allows AmSouth and First American to "incorporate by reference" information into this document. This means that AmSouth and First American can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

   This document incorporates by reference the documents listed below that AmSouth and First American previously filed with the SEC. They contain important information about the companies and their financial condition.

   AmSouth Commission Filings                      Period or Date Filed
   --------------------------             --------------------------------------
   Annual Report on Form 10-K...........  Year ended December 31, 1998

   Quarterly Report on Form 10-Q........  Quarter ended March 31, 1999

   Quarterly Report on Form 10-Q........  Quarter ended June 30, 1999

   Current Report on Form 8-K...........  February 23, 1999

   Current Report on Form 8-K...........  March 1, 1999

   Proxy Statement on Schedule 14A......  March 11, 1999

   Current Report on Form 8-K...........  April 23, 1999

   Current Report on Form 8-K...........  June 2, 1999

   Current Report on Form 8-K...........  June 8, 1999

   Current Report on Form 8-K...........  July 28, 1999

   The description of AmSouth common
    stock and Rights Agreement set forth
    in the registration statement on      Filed pursuant to Section 12 of the
    Form 8-A............................  Securities Exchange Act of 1934 on
                                          March 12, 1998, including any
                                          amendment or report filed with the SEC
                                          for the purpose of updating the
                                          description.

   First American Commission Filings              Period or Date Filed
   ---------------------------------     --------------------------------------
   Annual Report on Form 10-K........... Year ended December 31, 1998

   Quarterly Report on Form 10-Q........ Quarter ended March 31, 1999

   Quarterly Report on Form 10-Q........ Quarter ended June 30, 1999

   Current Report on Form 8-K........... June 3, 1999


   The description of First American
    Rights Agreement set forth in the    Filed pursuant to Section 12 of the
    registration statement on Form 8-A.. Securities Exchange Act of 1934 on
                                         November 10, 1998, including any
                                         amendment or report filed with the SEC
                                         for the purpose of updating the
                                         description.
   The description of First American
    common stock as set forth in the     Filed pursuant to Section 12 of the
    registration statement on Form 8-A.. Securities Exchange Act of 1934 on
                                         June 19, 1998, including any amendment
                                         or report filed with the SEC for the
                                         purpose of updating the description.

   AmSouth and First American also incorporate by reference additional documents that either company may file with the SEC between the date of this document and the date of the AmSouth or First American special meetings. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   AmSouth has supplied all information contained or incorporated by reference in this document relating to AmSouth, as well as all pro forma financial information, and First American has supplied all information relating to First American.

   Documents incorporated by reference are available from AmSouth and First American without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

       AmSouth Bancorporation                      First American
                                                     Corporation


       M. List Underwood, Jr.
    Investor Relations Department                Carroll E. Kimball
           P.O. Box 11007                       Director of Investor
      Birmingham, Alabama 35288                       Relations
                                                First American Center

        Phone: (205) 801-0265                   Nashville, Tennessee
                                                     37237-0700

                                                Phone: (615) 736-6267

   If you would like to request documents, please do so by September 9, 1999 to receive them before the special meeting. If you request any incorporated documents from AmSouth or First American, AmSouth or First American will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

   Neither AmSouth nor First American has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                               dated May 31, 1999

                                     among

                            AMSOUTH BANCORPORATION,

                           FIRST AMERICAN CORPORATION

                                      and

                        ALPHA/FOXTROT ACQUISITION CORP.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
 ARTICLE I
    Definitions; Interpretations
    1.01 Certain Definitions.........................................     1
    1.02 Interpretation..............................................     6
 ARTICLE II
    The Merger
    2.01 The Merger..................................................     6
    2.02 Closing.....................................................     6
    2.03 Effective Time..............................................     6
    2.04 Effects of the Merger.......................................     7
    2.05 Certificate of Incorporation and By-laws....................     7
    2.06 Board of Directors..........................................     7
 ARTICLE III
    Consideration; Exchange Procedures
    3.01 Effect on Capital Stock.....................................     7
    3.02 Rights as Stockholders; Stock Transfers.....................     7
    3.03 Exchange Procedures.........................................     7
    3.04 Anti-Dilution Provisions....................................     8
    3.05 Stock Options...............................................     8
 ARTICLE IV
    Conduct of Business Pending Merger
    4.01 Forebearances...............................................     9
    4.02 Coordination of Dividends...................................    11
 ARTICLE V
    Representations and Warranties
    5.01 Disclosure Schedules........................................    11
    5.02 Standard....................................................    11
    5.03 Representations and Warranties..............................    11
 ARTICLE VI
    Covenants
    6.01 Reasonable Best Efforts.....................................    19
    6.02 Stockholder Approvals.......................................    19
    6.03 Registration Statement and Joint Proxy Statement............    19
    6.04 Press Releases..............................................    20
    6.05 Access; Information.........................................    20
    6.06 Acquisition Proposals.......................................    21
    6.07 Affiliate Agreements........................................    21
    6.08 Takeover Laws and Provisions................................    21
    6.09 NYSE Listing................................................    21
    6.10 Regulatory Applications.....................................    21
    6.11 Indemnification.............................................    22
    6.12 Benefit Plans...............................................    23
    6.13 Share Repurchase Programs...................................    23
    6.14 Notification of Certain Matters.............................    23
    6.15 Rights Agreements...........................................    23
    6.16 Foundation..................................................    24
    6.17 Exemption from Liability Under Section 16(b)................    24
    6.18 Amendment to the AmSouth Certificate........................    24

                                                                            Page
                                                                            ----
 ARTICLE VII
    Conditions to the Merger
    7.01 Conditions to Each Party's Obligation to Effect the Merger......    24
    7.02 Conditions to Obligation of First American......................    25
    7.03 Conditions to Obligation of AmSouth.............................    25
 ARTICLE VIII
    Termination
    8.01 Termination.....................................................    26
    8.02 Effect of Termination and Abandonment...........................    26
 ARTICLE IX
    Miscellaneous
    9.01 Survival........................................................    26
    9.02 Waiver; Amendment...............................................    26
    9.03 Counterparts....................................................    27
    9.04 Governing Law...................................................    27
    9.05 Expenses........................................................    27
    9.06 Notices.........................................................    27
    9.07 Entire Understanding; No Third Party Beneficiaries..............    27
    9.08 Severability....................................................    28
    9.09 Alternative Structure...........................................    28
    9.10 Enforcement of this Agreement...................................    28

 EXHIBIT A Form of AmSouth Stock Option Agreement
 EXHIBIT B Form of First American Stock Option Agreement
 EXHIBIT C Form of AmSouth Affiliate Letter
 EXHIBIT D Form of First American Affiliate Letter

   AGREEMENT AND PLAN OF MERGER, dated May 31, 1999 (this "Agreement"), among AmSouth Bancorporation, a Delaware corporation ("AmSouth"), Alpha/Foxtrot Acquisition Corp., a Delaware Corporation and a newly formed wholly owned subsidiary of AmSouth ("Merger Sub"), and First American Corporation, a Tennessee corporation ("First American").

                                    RECITALS

   A. The Proposed Transaction. This Agreement provides for a business combination to be effected through the merger of Merger Sub with and into First American (the "Merger"), with First American as the surviving corporation (the "Surviving Corporation"), whereby each outstanding share of common stock, par value $2.50 per share, of First American ("First American Common Stock"), other than certain excluded shares, will be converted into shares of common stock, par value $1.00 per share, of AmSouth ("AmSouth Common Stock").

   B. Board Approvals. The respective boards of directors of AmSouth, Merger Sub and First American, including a majority of the disinterested directors of First American, have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals, and have approved of the merger and believe that the Merger is in the best interests of their respective shareholders.

   C. Intended Tax Treatment. The parties intend the Merger to be treated as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

   D. Intended Accounting Treatment. The parties intend the Merger to be accounted for under the pooling-of-interests method.

   E. Stock Option Agreements. In connection with this Agreement and as an inducement to enter into this Agreement, on the date after the date of this Agreement, First American and AmSouth expect to enter into (1) a stock option agreement (the "First American Stock Option Agreement"), pursuant to which First American will grant AmSouth an option (the "First American Option") to purchase shares of First American Common Stock, upon the terms and subject to the conditions set forth therein and (2) a stock option agreement (the "AmSouth Stock Option Agreement" and, together with the First American Stock Option Agreement, the "Option Agreements"), pursuant to which AmSouth will grant First American an option (the "AmSouth Option") to purchase shares of AmSouth Common Stock, upon the terms and subject to the conditions set forth therein.

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                          Definitions; Interpretations

   1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     "Acquisition Proposal", with respect to either AmSouth or First American, means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving AmSouth or First American, as the case may be, or any of their respective Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, AmSouth or First American, as the case may be, or any of their respective Significant Subsidiaries, other than the transactions contemplated by this Agreement.

     "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "AmSouth Affiliate" has the meaning set forth in Section 6.07(a).

     "AmSouth Benefit Plans" has the meaning set forth in Section 6.12.

     "AmSouth Board" means the Board of Directors of AmSouth.

     "AmSouth By-Laws" means the By-laws of AmSouth, as amended.

     "AmSouth Certificate" means the Restated Certificate of Incorporation of AmSouth.

     "AmSouth Common Stock" has the meaning set forth in the Recitals.

     "AmSouth Meeting" has the meaning set forth in Section 6.02.

     "AmSouth Option" has the meaning set forth in the Recitals.

     "AmSouth Preferred Stock" means the Series A Preferred Stock of AmSouth issuable under the AmSouth Rights Agreement.

     "AmSouth Rights" means the rights to purchase shares of AmSouth Preferred Stock issued pursuant to the AmSouth Rights Agreement.

     "AmSouth Rights Agreement" means the Stockholder Protection Rights Agreement, dated as of December 18, 1997, as amended, between AmSouth and Bank of New York (as successor to AmSouth Bank), as Rights Agent.

     "AmSouth Stock" means the AmSouth Common Stock and the AmSouth Preferred Stock.

     "AmSouth Stock Option" has the meaning set forth in Section 3.05.

     "AmSouth Stock Option Agreement" has the meaning set forth in the Recitals.

     "AmSouth Stock Plans" means the 1989 Long Term Incentive Compensation Plan, the 1996 Long Term Incentive Compensation Plan, The Deferred Compensation Plan, The Amended and Restated Deferred Compensation Plan for Directors, The Director Restricted Stock Plan, The Stock Option Plan for Outside Directors, The Dividend Reinvestment and Common Stock Purchase Plan, The Employee Stock Purchase Plan, The FloridaBank Stock Option Plan, The FloridaBank Stock Option Plan-1993, and the AmSouth Rights Agreement.

     "AmSouth" has the meaning set forth in the preamble to this Agreement.

     "Articles of Merger" has the meaning set forth in Section 2.03.

     "Benefits Plans" has the meaning set forth in Section 5.03(n).

     "Certificate of Merger" has the meaning set forth in Section 2.03.

     "Closing" has the meaning set forth in Section 2.02.

     "Closing Date" has the meaning set forth in Section 2.02.

     "Code" has the meaning set forth in the Recitals.

     "Constituent Documents" means the certificate or articles of incorporation and by-laws of a corporation or banking organization, the certificate of limited partnership and partnership agreement of a limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

     "Costs" has the meaning set forth in Section 6.11(a).

     "Delaware Secretary" means the Secretary of the State of Delaware.

     "DGCL" means the Delaware General Corporation Law.

     "Disclosure Schedule" has the meaning set forth in Section 5.01.

     "Effective Date" means the date on which the Effective Time occurs.

     "Effective Time" has the meaning set forth in Section 2.03.

     "Employees" has the meaning set forth in Section 5.03(n).

     "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (1) the protection or restoration of the environment, health, safety, or natural resources, (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (3) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 5.03(n).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" has the meaning set forth in Section 3.03(a).

     "Exchange Ratio" has the meaning set forth in Section 3.01(a).

     "First American" has the meaning set forth in the preamble to this Agreement.

     "First American Affiliate" has the meaning set forth in Section 6.07(a).

     "First American Benefit Plans" has the meaning set forth in Section
  6.12.

     "First American Board" means the Board of Directors of First American.

     "First American By-Laws" means the Restated By-laws of First American, as amended.

     "First American Charter" means the Restated Charter of First American.

     "First American Common Stock" has the meaning set forth in the Recitals.

     "First American Insiders" means those officers and directors of First American subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

     "First American Meeting" has the meaning set forth in Section 6.02(a).

     "First American Option" has the meaning set forth in the Recitals.

     "First American Preferred Stock" means the preferred stock, no par value, of First American.

     "First American Rights" has the meaning set forth in Section 5.03(b).

     "First American Rights Agreement" has the meaning set forth in Section 5.03(b).

     "First American Series A Preferred Stock" means the Junior Preferred Stock, Series A, issuable pursuant to the First American Rights Agreement.

     "First American Stock" means, collectively, the First American Common Stock and the First American Preferred Stock.

     "First American Stock Option" has the meaning set forth in Section 3.05.

     "First American Stock Option Agreement" has the meaning set forth in the Recitals.

     "First American Stock Plans" means the First American Bancorp 1987 Long Term Incentive Plan, the First American Corporation 1991 Employee Stock Incentive Plan, the First American Corporation 1993 Non-employee Director Stock Option Plan, the DG Corp. Stock-Based Long-Term Incentive Plan, the DG Corp. Stock-Based Long-Term Incentive Plan II, the PN Bancshares, Inc. 1994 Long-Term Incentive Plan, the Heritage Federal Bancshares, Inc. Employee Plan and the Broad-based Employee Stock Option Plan.

     "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

     "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

     "Hazardous Substance" means any substance in any concentration that is:
  (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

     "Indemnified Party" has the meaning set forth in Section 6.11(a).

     "Insurance Amount" has the meaning set forth in Section 6.11(b).

     "Insurance Policies" has the meaning set forth in Section 5.03(t).

     "Joint Proxy Statement" has the meaning set forth in Section 6.03(a).

     "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "Material Adverse Effect" means, with respect to AmSouth or First American, any effect that (a) is material and adverse to the financial condition, results of operations or business of AmSouth and its Subsidiaries, taken as a whole, or First American and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clause
  (1), (2) or (3), to the extent that a change does not materially affect it in a way that materially differs from other banking organizations) the impact of (1) changes in banking and other laws of general applicability or interpretations thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (3) changes in general economic conditions affecting banks and their holding companies generally, (4) actions or omissions of a party to this Agreement taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby and (5) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges, in each case taken with the prior approval of AmSouth or First American, as the case may be, in connection with the Merger, in each case in accordance with GAAP; or (b) would materially impair the ability of AmSouth or First American, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

     "Merger" has the meaning set forth in the Recitals.

     "Merger Sub" has the meaning set forth in the preamble to this Agreement.

     "Merger Sub Stock" has the meaning set forth in Section 3.0(b).

     "New Certificate" has the meaning set forth in Section 3.03(a).

     "NYSE" means the New York Stock Exchange, Inc.

     "Old Certificate" has the meaning set forth in Section 3.03(a).

     "Option Agreements" has the meaning set forth in the Recitals.

     "Pension Plan" has the meaning set forth in Section 5.03(n).

     "Person" means any individual, savings association, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

     "Plan" has the meaning set forth in Section 5.03(n).

     "Previously Disclosed" by a party means information set forth in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule so long as it is reasonably clear from the context of the disclosure that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question.

     "Registration Statement" has the meaning set forth in Section 6.03(a).

     "Regulatory Authorities" has the meaning set forth in Section 5.03(j).

     "Regulatory Filings" has the meaning set forth in Section 5.03(h).

     "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

     "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

     "SEC" means the Securities and Exchange Commission.

     "Section 16 Information" means accurate information regarding the First American Insiders, the number of shares of First American Common Stock held or to be held by each such First American Insider expected to be exchanged for AmSouth Common Stock in the Merger, and the number and description of the options to purchase shares of First American Common Stock held by each such First American Insider and expected to be converted into options to purchase shares of AmSouth Common Stock in connection with the Merger.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Share Increase" means (i) the amendment to the AmSouth Certificate to increase in the authorized number of shares of AmSouth Common Stock to 750,000,000 and (ii) the issuance of shares of AmSouth Common Stock pursuant to this Agreement.

     "Subsidiary" and "Significant Subsidiary" have the meaning ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

     "Surviving Corporation" has the meaning set forth in the Recitals.

     "Takeover Laws" has the meaning set forth in Section 5.03(v).

     "Takeover Provisions" has the meaning set forth in Section 5.03(v).

     "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

     "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

     "TBCA" means the Tennessee Business Corporation Act.

     "Tennessee Secretary" means the Secretary of State of the State of Tennessee.

   1.02 Interpretation. (a) In this Agreement, unless the context otherwise requires, references:

     (1) to the Recitals, Sections, Exhibits or Schedules are to a Recital or Section of, or Exhibit or Schedule to, this Agreement;

     (2) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;

     (3) to any Governmental Authority include any successor to that Governmental Authority; and

     (4) to this Agreement are to this Agreement, the Exhibits and Schedules to it, taken as a whole.

   (b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

   (c) Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation."

   (d) Whenever the words "herein" or "hereunder" are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section.

   (e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other party.

   (f) No provision of this Agreement shall be construed to require AmSouth, First American or any of their respective Subsidiaries, affiliates or directors to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

                                   ARTICLE II

                                   The Merger

   2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the TBCA, Merger Sub shall merge with and into First American at the Effective Time. First American shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the state of Tennessee. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

   2.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the parties hereto (the "Closing Date").

   2.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the Closing, the parties shall acknowledge and file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the TBCA. The parties shall make all other filings or recordings required under the DGCL and the TBCA and the Merger shall become effective at such time as the later to occur of (i) the Certificate of Merger is duly filed with the Delaware Secretary and (ii) the Articles of Merger are filed in the office of the Tennessee Secretary, or at such subsequent date or time as AmSouth and First American shall agree and specify in the Certificate of Merger and the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

   2.04 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and the TBCA.

   2.05 Certificate of Incorporation and By-laws. (a) The First American By-Laws, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

   (b) The First American Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

   2.06 Board of Directors. At the Effective Time, the board of directors of AmSouth shall be comprised of the directors of AmSouth in office immediately prior to the Effective Time together with five additional members designated by First American, until their respective successors are duly elected and qualified.

                                  ARTICLE III

                      Consideration; Exchange Procedures

   3.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of First American Stock or AmSouth Stock:

     (a) Conversion of First American Common Stock. Except as set forth in this Section 3.01(a), each share of First American Common Stock outstanding immediately prior to the Effective Time shall be converted into 1.871 (the "Exchange Ratio") fully paid and nonassessable shares of AmSouth Common Stock. As of the Effective Time, all shares of First American Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and from and after the Effective Time, certificates representing First American Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent the number of shares of AmSouth Common Stock into which they were converted pursuant to this
  Section 3.01(a).

     (b) AmSouth Common Stock. Each share of AmSouth Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

     (c) Conversion of Merger Sub Stock. The shares of stock of any class or series of Merger Sub Stock (the "Merger Sub Stock") issued and outstanding immediately prior to the Effective Time shall become shares of stock of the Surviving Corporation at the Effective Time having the same terms, rights and preferences.

   3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of First American Common Stock shall cease to be, and shall have no rights as, shareholders of First American, other than to receive any dividend or other distribution with respect to such First American Common Stock with a record date occurring prior to the Effective Date and the conversion rights provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of AmSouth or the Surviving Corporation of shares of First American Common Stock.

   3.03 Exchange Procedures. (a) At or prior to the Effective Time, AmSouth shall deposit, or shall cause to be deposited, with AmSouth's transfer agent or a depository or trust institution of recognized standing selected by First American and reasonably satisfactory to AmSouth (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of First American Common Stock ("Old Certificates") to be exchanged in accordance with this Article III, certificates representing the shares of AmSouth Common Stock ("New Certificates") to which the holders of the Old Certificates are entitled pursuant to this Agreement.

   (b) Promptly after the Effective Date, AmSouth shall send or cause to be sent to each former holder of record of shares of First American Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the New Certificates provided for in this Article III. AmSouth shall cause the New Certificates and/or any check in respect of dividends or distributions which such Person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of AmSouth Common Stock (or indemnity reasonably satisfactory to AmSouth and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.

   (c) Neither the Exchange Agent nor any party hereto shall be liable to any former holder of First American Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   (d) From and after the 30th day following the Effective Date, no dividends or other distributions with respect to AmSouth Common Stock with a record date occurring after the Effective Date shall be paid in respect of any unsurrendered Old Certificate representing shares of AmSouth Common Stock converted in the Merger into the right to receive shares of AmSouth Common Stock. Upon surrender of Old Certificates (or indemnity reasonably satisfactory to AmSouth and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) in accordance with this Section 3.03, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of AmSouth Common Stock such holder had the right to receive upon surrender of Old Certificates (or delivery of such indemnity).

   (e) Notwithstanding any other provision hereof, no fractional shares of AmSouth Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, AmSouth shall pay to each holder of First American Common Stock who would otherwise be entitled to a fractional share of AmSouth Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last reported sale prices of AmSouth Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

   3.04 Anti-Dilution Provisions. If AmSouth changes (or establishes a record date for changing) the number or kind of shares of AmSouth Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding AmSouth Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

   3.05 Stock Options. At the Effective Time, all employee and director stock options to purchase shares of First American Common Stock (each, a "First American Stock Option"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of First American Common Stock and shall be converted automatically into options to purchase shares of AmSouth Common Stock, (each, an "AmSouth Stock Option") and AmSouth shall assume each such First American Stock Option subject to the terms thereof, including but not limited to the accelerated vesting of such options which shall occur in connection with and by virtue of the transactions contemplated hereby as and to the extent required by the plans and agreements governing such First American Stock Options; provided, however, that from and after the Effective Time,

(1) the number of shares of AmSouth Common Stock purchasable upon exercise of such First American Stock Option shall be equal to the number of shares of First American Common Stock that were purchasable under such First American Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (2) the per share exercise price under each such First American Stock Option shall be adjusted by dividing the per share exercise price of each such First American Stock Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each First American Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to AmSouth Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, each First American Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded down to the nearest cent. At or prior to the Effective Time, AmSouth shall take all corporate action necessary to reserve for issuance a sufficient number of shares of AmSouth Common Stock for delivery upon exercise of First American Stock Options assumed by it in accordance with this Section
3.05. As soon as practicable after the Effective Time, AmSouth shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms) with respect to the AmSouth Common Stock subject to First American Stock Options converted hereunder.

                                   ARTICLE IV

                       Conduct of Business Pending Merger

   4.01 Forebearances. Each of AmSouth and First American agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld), it will not, and will cause each of its Subsidiaries not to:

     (a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or the Option Agreements or to consummate the transactions contemplated hereby and thereby.

     (b) Capital Stock. Other than pursuant to the Share Increase or to Rights Previously Disclosed and outstanding on the date hereof, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge or authorize or propose the creation of, any additional shares of its stock or any Rights (except in connection with acquisitions permitted under Section 4.01(g)), (2) enter into any agreement with respect to the foregoing or (3) permit any additional shares of its stock to become subject to new grants, except in the ordinary course of business, of employee or director stock options, other Rights or similar stock-based employee rights.

     (c) Dividends, Etc. (1) Make, declare, pay or set aside for payment any dividend (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (B) regular quarterly dividends on its common stock at a rate equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof (but including any increases in such dividends as are consistent with past practice in the ordinary course of business) on or in respect of, or declare or make any distribution on any shares of its stock or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

     (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees or those of its Subsidiaries, or release or otherwise terminate the employment of any employee, except in the ordinary course of business, or terminate the employment of any employee who is covered by a change in control agreement except for cause as defined in such agreement, or hire any new employees above the rank of vice president, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (1) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law and (3) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

     (e) Benefit Plans. Enter into, establish, adopt or materially amend (except (1) as may be required by applicable law or (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any of its directors, officers or employees or those of its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

     (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

     (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

     (h) Constituent Documents. Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Subsidiaries, except that AmSouth will amend the AmSouth Certificate to permit the Share Increase.

     (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

     (j) Contracts. (i) Enter into, renew or terminate, or make any payment not then required under, any contract or agreement, other than loans and other transactions made in the ordinary course of the banking business, that calls for aggregate annual payments of $2,000,000 or more and which is not terminable on 60 days or less notice without payment of a premium penalty and (ii) enter into any contract or agreement pertaining to the use of the name "First American" or any derivative thereof unless such contract or agreement provides that the name "AmSouth" can be substituted therefor or that such contract or agreement can be canceled by First American or its successor without any appreciable penalty.

     (k) Claims. Other than in the ordinary course of business, settle any claim, action or proceeding against it, except for any claim, action or proceeding in an amount or for such consideration, individually or in the aggregate for all such settlements, that is not material to it and its Subsidiaries, taken as a whole, and would not impose any material restriction on the business of the Surviving Corporation or create precedent for claims that are reasonably likely to be material to it and its Subsidiaries, taken as a whole.

     (l) Adverse Actions. Notwithstanding anything herein to the contrary,
  (1) take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or qualifying for pooling-of-interests accounting treatment or (2) take any action that is reasonably likely to result in (A) any of the conditions to the Merger set forth in Article VII not being satisfied or (B) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

     (m) Capital Expenditures. Other than in the ordinary course of business, make any capital expenditures in excess of (A) $2,000,000 per project or related series of projects or (B) $8,000,000 in the aggregate.

     (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

     (o) Commitments. Agree or commit to do any of the foregoing.

   4.02 Coordination of Dividends. Until the Effective Time, each of AmSouth and First American shall coordinate with the other the declaration of any dividends or other distributions with respect to the AmSouth Common Stock and the First American Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of AmSouth Common Stock or First American Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of AmSouth Common Stock or First American Common Stock (including any shares of AmSouth Common Stock received in exchange therefor in the Merger), as the case may be.

                                   ARTICLE V

                         Representations and Warranties

   5.01 Disclosure Schedules. On or prior to the date hereof, AmSouth has delivered to First American a schedule and First American has delivered to AmSouth a schedule (respectively, each schedule a "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item was required to be disclosed therein.

   5.02 Standard. For all purposes of this Agreement, no representation or warranty of First American or AmSouth contained in Section 5.03 (other than the representations and warranties contained in Section 5.03(b) and 5.03(c)) shall be deemed untrue and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 (read for this purpose without regard to any individual reference to "materiality" or "material adverse effect" set forth therein) has had or is reasonably likely to have a Material Adverse Effect with respect to First American or AmSouth, as the case may be.

   5.03 Representations and Warranties. Except as Previously Disclosed, First American hereby represents and warrants to AmSouth, and AmSouth hereby represents and warrants to First American, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

   (a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

   (b) First American Stock. In the case of First American:

     The authorized capital stock of First American consists of 200,000,000 shares of First American Common Stock and 2,500,000 shares of First American Preferred Stock. As of the date hereof, no more than 116,835,000 shares of First American Common Stock were issued and outstanding. As of the date hereof, 1,250,000 shares of Preferred Stock were reserved for issuance in connection with the rights (the "First American Rights") to purchase shares of First American Series A Preferred Stock, issued pursuant to the Rights Agreement, dated as of July 16, 1998, by and between First American and First Chicago Trust Company of New York, as Rights Agent (the "First American Rights Agreement"). As of the date hereof, 5,741,852 shares of First American Common Stock were subject to First American Stock Options under the First American Stock Plans. As of the date hereof, there were 16,833,822 shares of First American Common Stock reserved for issuance under the First American Stock Plans. The outstanding shares of First American Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, there are no shares of First American Stock authorized and reserved for issuance, First American does not have any Rights outstanding with respect to First American Stock, and First American does not have any commitment to authorize, issue or sell any First American Stock or Rights, except pursuant to this Agreement, outstanding First American Stock Options, the First American Option and the First American Stock Plans.

   (c) AmSouth Stock. In the case of AmSouth:

     The authorized capital stock of AmSouth consists of 350,000,000 shares of AmSouth Common Stock and 2,000,000 shares of AmSouth Preferred Stock. As of the date hereof, no more than 176,006,233 shares of AmSouth Common Stock and no shares of AmSouth Preferred Stock were outstanding and no more than 26,381,394 shares of AmSouth Common Stock were held by AmSouth in its treasury. As of the date hereof, 3,629,229 shares of AmSouth Common Stock were subject to AmSouth Stock Options granted under the AmSouth Stock Plans. As of the date hereof, there were 15,100,296 shares of AmSouth Common Stock reserved for issuance under the AmSouth Stock Plans. The outstanding shares of AmSouth Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, there are no shares of AmSouth Stock authorized and reserved for issuance, AmSouth does not have any Rights issued or outstanding with respect to AmSouth Stock, and AmSouth does not have any commitment to authorize, issue or sell any AmSouth Stock or Rights, except pursuant to this Agreement, outstanding AmSouth Stock Options, the AmSouth Option and the AmSouth Stock Plans.

   (d) Significant Subsidiaries. (1)(A) It owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. (S) 55 or comparable state laws) and are owned by it or its Subsidiaries free and clear of any Liens.

   (2) Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. In the case of AmSouth, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and all of its outstanding capital stock is owned directly or indirectly by AmSouth. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has conducted its operations only as contemplated hereby and has engaged in no other business activities other than as contemplated hereby.

   (e) Corporate Power. It and each of its Significant Subsidiaries (and, in the case of AmSouth, Merger Sub) has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Option Agreements and to consummate the transactions contemplated hereby and thereby.

   (f) Corporate Authority. (1) Subject to receipt of the stockholder approval described in Section 5.03(f)(2), in the case of AmSouth, and in Section 5.03(f)(3), in the case of First American, this Agreement, the Option Agreements and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

   (2) In the case of AmSouth, the affirmative vote of a majority of the holders of the outstanding shares of AmSouth Stock to approve the Share Increase is the only vote of the holders of any class or series of AmSouth's capital stock necessary to approve and adopt this Agreement, the Option Agreements and the transactions contemplated hereby and thereby.

   (3) In the case of First American, the affirmative vote of the holders of a majority of the outstanding shares of First American Common Stock to adopt this Agreement is the only vote of the holders of any class or series of First American's capital stock necessary to approve and adopt this Agreement, the Option Agreements and the transactions contemplated hereby and thereby.

   (g) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement and the Option Agreements or to consummate the Merger except for (A) filings and approvals of applications with and by federal and state banking authorities, (B) filings with the SEC and state securities authorities, (C) the applicable stockholder approval described in Section 5.03(f), (D) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and
(E) such filings with applicable securities exchanges to obtain the authorizations for listing contemplated by this Agreement.

   (2) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

   (h) Financial Reports and Regulatory Documents; Material Adverse Effect. (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1997 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 1996 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed (collectively, its "Regulatory Filings") with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules thereto) fairly presented in all material respects its financial position and that of its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

   (2) Since December 31, 1998, it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

   (3) Since December 31, 1998, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

   (i) Litigation. Except as Previously Disclosed or set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, there is no suit, action or proceeding pending or, to the knowledge of it, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, is (1) material to it and its Subsidiaries, taken as a whole, or (2) that is reasonably likely to prevent or delay it in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

   (j) Regulatory Matters. (1) Neither it nor any of its Subsidiaries is a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

   (2) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

   (k) Compliance with Laws. It and each of its Subsidiaries:

     (i) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

     (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened; and

     (iii) has received, since December 31, 1998, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization.

   (l) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its Regulatory Filings, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

   (m) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Donaldson, Lufkin & Jenrette Securities Corporation, in the case of AmSouth, and a Previously Disclosed fee to be paid to Merrill Lynch, Pierce, Fenner and Smith Incorporated, in the case of First American.

   (n) Employee Benefit Plans.

   (1) All material benefit and compensation plans, contracts, policies or arrangements covering its current employees or former employees and those of its Subsidiaries (its "Employees") and its current or former directors, including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (its "Benefit Plans"), are Previously Disclosed. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto, have been made available to the other party hereto.

   (2) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering its Employees (its "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of its Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and it is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of First American or AmSouth, as the case may be, threatened litigation relating to its Plans. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Plans that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

   (3) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a "multiemployer plan", within the meaning of
Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof or will be required to be filed solely as a result of the transactions contemplated by this Agreement.

   (4) All contributions required to be made under the terms of any of its Plans have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

   (5) Under each of its Pension Plans which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in its Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

   (6) Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any of its Benefit Plans. It or its Subsidiaries may amend or terminate any of its Benefit Plans at any time without incurring any liability thereunder.

   (7) Neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated by this Agreement, the termination of the employment of any of its employees within a specified time of the Effective Time, nor any other action taken or failed to be taken by it prior to the execution of this Agreement will (w) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Plans or any related trust, (x) entitle any of its employees or any employees of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Plans or (z) result in any breach or violation of, or a default under, any of its Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement (including, without limitation, as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

   (o) Labor Matters. Neither it nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor to its knowledge is there any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

   (p) Environmental Matters. To its knowledge, neither its conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To its knowledge, no property on which it or any of its Subsidiaries holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither it nor any of its Subsidiaries has received any written notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property.

   (q) Tax Matters. (1) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (G) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its Taxes or those of its Subsidiaries. It has made available to the other party hereto true and correct copies of the U.S. federal income Tax Returns filed by it and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1998. It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed prior to the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed prior to the date hereof. Neither it nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group over which it is or was the common parent) or otherwise has any liability for the Taxes of any person (other than its own Taxes and those of its Subsidiaries). As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

   (2) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

   (r) Derivative Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their customers, if any, were entered into
(1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of such party or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither it nor its Subsidiaries, nor to its knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

   (s) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

   (t) Insurance. It has made available to the other party hereto all of the insurance policies, binders, or bonds maintained by it or its Subsidiaries (its "Insurance Policies"). It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of its Insurance Policies are in full force and effect; it and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by it have been filed in due and timely fashion.

   (u) Accounting Treatment. As of the date hereof, to its knowledge, there is no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

   (v) Takeover Laws and Provisions. It has taken all action required to be taken by it in order to exempt this Agreement and the AmSouth Option or the First American Option, as applicable, and the transactions contemplated hereby and thereby from, and this Agreement, the AmSouth Option or the First American Option, as applicable, and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation, the State of Delaware, in the case of AmSouth, and the State of Tennessee, in the case of First American. It has taken all action required to be taken by it in order to make this Agreement and the AmSouth Option or the First American Option, as applicable, and the transactions contemplated hereby and thereby comply with, and this Agreement, the AmSouth Option or the First American Option, as applicable, and the transactions contemplated hereby and thereby comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning "business combinations", "fair priced", "voting requirements", "constituency requirements" or other related provisions (collectively, "Takeover Provisions"), including, without limitation, Articles X, XI and XII of the First American Charter, in the case of First American, and Section VIII of the AmSouth Certificate, in the case of AmSouth.

   (w) Rights Agreements. It has taken all action necessary such that (1) the AmSouth Rights or the First American Rights, as the case may be, will not become separable, distributable, unredeemable or exercisable as a result of the approval, execution or delivery of this Agreement or the Option Agreements or the consummation of the transactions contemplated hereby or thereby and (2) in the case of First American, the First American Rights will no longer be exercisable, and the First American Rights Agreement will terminate, upon consummation of the Merger.

   (x) Year 2000. To its knowledge, the mission critical computer software operated by it and/or any of its Subsidiaries is currently capable of providing, or is being adapted to provide, uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such mission critical software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. To its knowledge, the costs of adaptations referred to in this clause will not have a Material Adverse Effect with respect to it. Neither it nor any of its Subsidiaries has received, nor to its knowledge are there facts that would reasonably be expected to form the basis for the issuance of, a "Year 2000 Deficiency Notification Letter"(as such term is employed in the Federal Reserves Supervision and Regulatory Letter No. SR 98-3 (SUP), dated March 4, 1998) or similar notice from any state banking authority. It has made available to the other party hereto a complete and accurate copy of its and its Subsidiaries' plan, including an estimate of anticipated associated costs, for addressing the issues set forth in the Year 2000 guidance papers issued by the Federal Financial Institutions Examination Council, including the statements dated May 5, 1997, entitled "Year 2000 Project Management Awareness," December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," and October 14, 1998, entitled "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness," as such issues affect any of it or its Subsidiaries. Between the date of this Agreement and the Effective Time, it shall use commercially reasonable and practicable efforts to implement such plan.

                                   ARTICLE VI

                                   Covenants

   6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of AmSouth and First American agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

   6.02 Stockholder Approvals. (a) Each of AmSouth and First American agrees to take in accordance with applicable law and its respective Constituent Documents all action necessary to convene a meeting of its respective stockholders (including any adjournment or postponement, the "AmSouth Meeting" and the "First American Meeting", respectively), as promptly as practicable, to consider and vote upon the Share Increase and the adoption and approval of this Agreement, respectively, as well as any other matters required to be approved by such entity's stockholders for consummation of the Merger.

   (b) The board of directors of First American has adopted resolutions recommending to the stockholders of First American adoption of this Agreement and the other matters required to be approved or adopted in order to carry out the intentions of this Agreement. The board of directors of AmSouth has adopted resolutions recommending to the shareholders of AmSouth the adoption and the approval of the Share Increase. Such boards of directors shall at all times continue such recommendations in effect without qualification and shall use, and cause AmSouth and First American, respectively, to use reasonable best efforts to obtain such adoption (it being understood and agreed that the obligations under this sentence shall not be altered by the commencement, proposal, disclosure or communication of any Acquisition Proposal).

   6.03 Registration Statement and Joint Proxy Statement. (a) The parties agree jointly to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by AmSouth with the SEC in connection with the issuance of AmSouth Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of AmSouth and First American constituting a part thereof (the "Joint Proxy Statement") and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement; and provided that both parties and their respective Subsidiaries have cooperated as required above, AmSouth and First American agree to file the Joint Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and AmSouth agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Joint Proxy Statement are resolved. Each of AmSouth and First American agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. AmSouth also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. First American agrees to furnish to AmSouth all information concerning First American, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

   (b) Each of AmSouth and First American agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and(2) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the AmSouth Meeting or the First American Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of AmSouth and First American further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement or the Registration Statement.

   (c) AmSouth agrees to advise First American, promptly after AmSouth receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of AmSouth Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

   6.04 Press Releases. AmSouth and First American shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE. AmSouth and First American shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

   6.05 Access; Information. (a) Each of AmSouth and First American agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party, and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

   (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (1) was already known to such party,(2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party.

   (c) No investigation by either party of the business and affairs of the other party, pursuant to this Section 6.05 or otherwise, shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

   6.06 Acquisition Proposals. Each of AmSouth and First American agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to, any Acquisition Proposal or waive any provision of or amend the terms of the AmSouth Rights Agreement or the First American Rights Agreement, respectively, in respect of an Acquisition Proposal. Each of AmSouth and First American shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any Persons other than First American or AmSouth, as the case may be, with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Each of AmSouth and First American shall promptly (within 24 hours) advise the other party following the receipt by AmSouth or First American, as the case may be, of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and shall keep such other party apprised of any developments in respect thereof on a current basis.

   6.07 Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, (i) AmSouth shall deliver to First American a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the AmSouth Meeting, deemed to be an "affiliate" of AmSouth (each, a "AmSouth Affiliate"), as that term is used in SEC Accounting Series Releases 130 and 135; and (ii) First American shall deliver to AmSouth a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the First American Meeting, deemed to be an "affiliate" of First American (each, an "First American Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

   (b) Each of AmSouth and First American shall use its respective reasonable best efforts to cause each Person who may be deemed to be a AmSouth Affiliate or a First American Affiliate to execute and deliver to AmSouth and First American on or before the date of mailing of the Joint Proxy Statement an agreement in substantially the form attached hereto as Exhibit C or Exhibit D, respectively.

   (c) AmSouth shall use its best efforts to publish as promptly as reasonably practicable, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

   6.08 Takeover Laws and Provisions. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Option Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Option Agreements not to comply with any Takeover Provisions and each of them shall take all necessary steps within its control to make the transactions contemplated by this Agreement or the Options Agreements comply with (or continue to comply with) the Takeover Provisions.

   6.09 NYSE Listing. AmSouth shall use commercially reasonable efforts to cause the outstanding shares of AmSouth Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Date.

   6.10 Regulatory Applications. (a) AmSouth and First American and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and First

American shall make all necessary regulatory filings as soon as practicable. Each of AmSouth and First American shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

   (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority.

   6.11 Indemnification. (a) Following the Effective Date, AmSouth shall indemnify, defend and hold harmless the present and former directors and officers of First American and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent that First American and its Subsidiaries are permitted to indemnify (and advance expenses to) their respective directors and officers under the laws of their respective jurisdictions of incorporation and their respective Constituent Documents.

   (b) For a period of six years from the Effective Time, AmSouth shall use its reasonable best efforts to provide directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of First American or any of their respective Subsidiaries (determined as of the Effective Time) (as opposed to First American or such Subsidiary) with respect to claims against such directors and officers arising from facts or events occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by First American; provided, however, that no event shall AmSouth be required to expend more than 200 percent of the current amount expended by First American (the "Insurance Amount") to maintain or procure such directors' and officers' insurance coverage; provided, further, that if AmSouth is unable to maintain or obtain the insurance called for by this Section 6.11(b), AmSouth shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of First American or any Subsidiary may be required to make application and provide customary representations and warranties to AmSouth's insurance carrier for the purpose of obtaining such insurance.

   (c) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify AmSouth thereof; provided that the failure so to notify shall not affect the obligations of AmSouth under Section 6.11(a) unless and to the extent that AmSouth is actually and materially prejudiced as a result of such failure.

   (d) If AmSouth or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, AmSouth shall cause proper provision to be made so that the successors and assigns of AmSouth shall assume the obligations set forth in this Section 6.11.

   (e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

   6.12 Benefit Plans. (a) The Surviving Company shall, from and after the Effective Time, (i) comply with the Benefit Plans of First American (the "First American Benefit Plans") in accordance with their terms, (ii) provide employees of First American who remain as employees of the Surviving Corporation with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of AmSouth, (iii) provide employees of First American who remain as employees of the Surviving Corporation credit for years of service with First American or any of its Subsidiaries prior to the Effective Time for the purpose of eligibility, vesting and benefit accruals (other than benefit accruals under a defined benefit pension plan), (iv) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable First American Benefit Plans) and eligibility waiting periods under group health plans of AmSouth to be waived with respect to employees of First American who remain as employees of AmSouth or its Subsidiaries (and their eligible dependents) and
(v) cause to be credited any deductibles or out-of-pocket expenses incurred by employees of First American and their beneficiaries and dependents during the portion of the calendar year prior to their participation in AmSouth Benefit Plans with the objective that there be no double counting during the year in which the Effective Date occurs of such deductibles or out-of-pocket expenses. AmSouth, First American and the Surviving Corporation agree to honor, or to cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of First American and its Subsidiaries, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event); it being understood and agreed to by the parties hereto that the transactions contemplated by this Agreement shall constitute a "change in control" for purposes of all First American Benefit Plans.

   (b) AmSouth, First American and the Surviving Corporation agree to take, or to cause to be taken, the actions necessary to effectuate the items set forth on Section 6.12 of the First American Disclosure Schedule and further agree that no such actions shall be considered to be a violation of any other provision of this Agreement. Section 6.12 of the First American Disclosure Schedule shall be deemed incorporated into this Agreement.

   6.13 Share Repurchase Programs. AmSouth shall rescind and terminate its share repurchase program currently in effect. After the date hereof, First American shall purchase no more than 4,000,000 shares of its Common Stock under any share repurchase program currently in effect or adopted after the date hereof.

   6.14 Notification of Certain Matters. Each of AmSouth and First American shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

   6.15 Rights Agreements. Each of AmSouth and First American agrees that it shall maintain the AmSouth Rights Agreement and the First American Rights Agreement, respectively, as amended pursuant to Section 5.03(w), and shall not redeem the rights issued pursuant to such agreement or modify such agreement, except as required to consummate the Merger and fulfill its obligations pursuant to this Agreement, the Option Agreements and the transactions contemplated hereby and thereby; provided that if AmSouth or First American redeems the AmSouth Rights or the First American Rights, as the case may be, in order to consummate the Merger or fulfill its obligations under this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, AmSouth or First American shall simultaneously approve and adopt a new rights plan with terms substantially the same as those of the AmSouth Rights Agreement. First American agrees that it will not take any action declaring AmSouth to be, or be treated as, an "adverse person" for purposes of the First American Rights Agreement.

   6.16 Foundation. At and after the Effective Time, AmSouth shall maintain First American's charitable commitment to its communities through the First American charitable foundation. The parties agree that, at and after the Effective Time, the by-laws of the First American charitable foundation shall be amended to be substantially in the form that First American has Previously Disclosed to AmSouth.

   6.17 Exemption from Liability Under Section 16(b). Assuming that First American delivers to AmSouth the Section 16 information in a timely fashion prior to the Effective Time, the Board of Directors of AmSouth, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the First American Insiders of AmSouth Common Stock in exchange for shares of First American Common Stock, and of options to purchase shares of AmSouth Common Stock upon conversion of options to purchase shares of First American Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are approved by such Board of Directors or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt shall be so exempt.

   6.18 Amendment to the AmSouth Certificate. AmSouth will file an amendment to the AmSouth Certificate in accordance with Section 242 of the DGCL effecting the Share Increase upon the approval of the AmSouth stockholders of the Share Increase.

                                  ARTICLE VII

                            Conditions to the Merger

   7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of AmSouth and First American to consummate the Merger is subject to the fulfillment or written waiver by AmSouth and First American prior to the Effective Time of each of the following conditions:

     (a) Stockholder Approvals. This Agreement shall have been duly approved by the requisite vote of the stockholders of First American, and the Share Increase shall have been adopted and approved by the shareholders of AmSouth.

     (b) Regulatory Approvals. Any consents, waivers, clearances, approvals and authorizations of Governmental Authorities that are necessary to permit consummation of the Merger (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on such approval that would, after the Effective Time, have a Material Adverse Effect on AmSouth and its Subsidiaries or First American and its Subsidiaries.

     (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

     (e) Listing. The shares of AmSouth Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (f) Pooling-of-Interests. Each of AmSouth and First American shall have received a letter from its respective independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to AmSouth and First American, respectively, to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     (g) AmSouth Certificate. The amendment to the AmSouth Certificate effecting the Share Increase shall have become effective.

   7.02 Conditions to Obligation of First American. The obligation of First American to consummate the Merger is also subject to the fulfillment or written waiver by First American prior to the Effective Time of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of AmSouth and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. First American shall have received a certificate signed on behalf of AmSouth by the Chief Executive Officer and Chief Financial Officer of AmSouth to the foregoing effect.

     (b) Performance of Obligations of AmSouth. AmSouth shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and First American shall have received a certificate, dated the Effective Date, signed on behalf of AmSouth by the Chief Executive Officer and the Chief Financial Officer of AmSouth to such effect.

     (c) Opinion of First American's Counsel. First American shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to First American, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (2) AmSouth, First American and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (3) no gain or loss will be recognized by shareholders of First American who receive solely shares of AmSouth Common Stock in exchange for all of their First American Common Stock, except with respect to cash received in lieu of a fractional share interest in AmSouth Common Stock.

   7.03 Conditions to Obligation of AmSouth. The obligation of AmSouth to consummate the Merger is also subject to the fulfillment, or written waiver by AmSouth, prior to the Effective Time of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of First American set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. AmSouth shall have received a certificate signed on behalf of First American by the Chief Executive Officer and Chief Financial Officer of First American to the foregoing effect.

     (b) Performance of Obligations of First American. First American shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and AmSouth shall have received a certificate, dated the Effective Date, signed on behalf of First American by the Chief Executive Officer and the Chief Financial Officer of First American to such effect.

     (c) Opinion of AmSouth's Counsel. AmSouth shall have received an opinion of Sullivan & Cromwell, counsel to AmSouth, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (2) AmSouth, Merger Sub and First American will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

                                  ARTICLE VIII

                                  Termination

   8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

     (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of AmSouth and First American, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (b) Breach. At any time prior to the Effective Time, by AmSouth or First American, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach, provided that any such breach under clause (1) or (2) would entitle the non-breaching party not to consummate the Merger under Article VII hereof.

     (c) Delay. At any time prior to the Effective Time, by AmSouth or First American, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by February 15, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
  Section 8.01(c), which action or inaction is in violation of its obligations under this Agreement.

     (d) No Approval. By First American or AmSouth, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

     (e) Stock Option Agreements. By AmSouth in the event that First American has not executed and delivered the First American Stock Option Agreement on the day after the date hereof; and by First American in the event that AmSouth has not executed and delivered the AmSouth Stock Option Agreement on the day after the date hereof.

   8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to the other party hereto except as set forth below and except that termination will not relieve a breaching party from liability for any breach of this Agreement giving rise to such termination and except that Sections 6.05, 8.02 and Section 9.05 shall survive any termination of this Agreement.

                                   ARTICLE IX

                                 Miscellaneous

   9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Section 6.11 and this Article IX which shall survive the Effective Time).

   9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that (1) after the First American Meeting, this Agreement may not be amended if it would violate Tennessee law and (2) after the AmSouth Meeting, this Agreement may not be amended if it would violate Delaware law.

   9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

   9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

   9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC fees shall be shared equally between First American and AmSouth.

   9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

  If to AmSouth, to:

    AmSouth Bank Law Department
    1901 Sixth Avenue North
    9th Floor AmSouth-Harbert Plaza
    Birmingham, Alabama 35203
    Attention: Stephen A. Yoder, Esq.
    Facsimile: (205) 583-4497

  With a copy to:

    H. Rodgin Cohen, Esq.
    Sullivan & Cromwell
    125 Broad Street
    New York, New York 10004
    Facsimile: (212) 558-3588

  If to First American, to:

    First American Corporation
    First American Center
    Attention: Mary Neil Price, Esq.
    Facsimile: (615) 736-6735

  With a copy to:

    Edward D. Herlihy, Esq.
    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Facsimile: (212) 403-2000

   9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement or the Option Agreements. Except for Section 6.11 and as specifically provided in Schedule 6.12 of the First American Disclosure Schedule, nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   9.08 Severability. Except to the extent that application of this Section
9.08 would have a Material Adverse Effect on any party or the Surviving Corporation, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   9.09 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the parties may mutually agree to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall
(1) not change the amount or form of consideration to be received by the shareholders of First American and the holders of First American Stock Options,
(2) be capable of consummation in as timely a manner as the structure contemplated herein and (3) not otherwise be prejudicial to the interests of the stockholders of either party. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

   9.10 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                    *    *    *

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          AMSOUTH BANCORPORATION


                                          By: /s/ C. Dowd Ritter
                                              _________________________________
                                              Name:  C. Dowd Ritter
                                              Title: Chairman, President and
                                                     Chief Executive Officer

                                          ALPHA/FOXTROT ACQUISITION CORP.


                                          By: /s/ Stephen A. Yoder
                                              _________________________________
                                              Name:  Stephen A. Yoder
                                              Title: Chairman, President and
                                                     Secretary

                                          FIRST AMERICAN CORPORATION


                                          By: /s/ Dennis C. Bottorff
                                              _________________________________
                                              Name:  Dennis C. Bottorff
                                              Title: Chairman, and Chief
                                                     Executive Officer

                                                                       Exhibit A

                See Appendix B to the Proxy Statement/Prospectus

                                                                       Exhibit B

                See Appendix C to the Proxy Statement/Prospectus

                                                                       Exhibit C

        , 1999

AmSouth Bancorporation,
 AmSouth-Sonat Tower,
  1900 Fifth Avenue North,
   Birmingham, Alabama 35203.

Dear Ladies and Gentlemen:

   I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of AmSouth Bancorporation, a Delaware corporation ("AmSouth") as that term is defined in the Securities and Exchange Commission's Accounting Series Releases 130 and 135. I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of May 31, 1999 (the "Merger Agreement"), among First American Corporation, a Tennessee corporation ("First American"), AmSouth and Alpha/Foxtrot Acquisition Corp., a Delaware corporation and newly formed wholly owned subsidiary of AmSouth, Alpha/Foxtrot Acquisition Corp. plans to merge with and into First American (the "Merger") and that the Merger is intended to be accounted for under the "pooling of interests" accounting method.

   I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of common stock of AmSouth and First American, to the extent I felt necessary, with my counsel or counsel for AmSouth.

   I hereby represent, warrant and covenant with and to AmSouth that:

     1. I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of common stock of First American or AmSouth (whether or not acquired by me in the Merger) during the period commencing 30 days prior to the effective date of the Merger and ending at such time as AmSouth notifies me that results covering at least 30 days of combined operations of First American and AmSouth after the Merger have been published by AmSouth. I understand that AmSouth is not obligated to publish such combined financial results except in accordance with its normal financial reporting practice.

     2. I further understand and agree that this letter agreement shall apply to all shares of common stock of First American and AmSouth that I am deemed to beneficially own pursuant to applicable federal securities laws.

     3. If AmSouth advises me in writing that additional restrictions apply to my ability to sell, transfer, or otherwise dispose of common stock of First American or AmSouth in order for AmSouth to be entitled to use the "pooling of interests" accounting method, I will abide by such restriction.

                                             Very truly yours,

                                             By
                                               ________________________________
                                               Name:

Accepted this       day of       , 1999.

AmSouth Bancorporation

By
   _________________________________________
   Name:
   Title:

                                                                       Exhibit D

First American Corporation,
 First American Center,
   Nashville, Tennessee 37237-0700

AmSouth Bancorporation,
 AmSouth-Sonat Tower,
   1900 Fifth Avenue North,
    Birmingham, Alabama 35203.

Ladies and Gentlemen:

   I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of First American Corporation, a Tennessee corporation ("First American"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and/or SEC Accounting Series Releases 130 and
135. 1 understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of May 31, 1999 (the "Merger Agreement"), among First American, AmSouth Bancorporation, a Delaware corporation ("AmSouth"), and Alpha/Foxtrot Acquisition Corp., a Delaware corporation and newly formed wholly owned subsidiary of AmSouth, Alpha/Foxtrot Acquisition Corp. plans to merge with and into First American (the "Merger") and that the Merger is intended to be accounted for under the "pooling of interests" accounting method.

   I further understand that as a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of AmSouth ("AmSouth Stock") in exchange for shares of common stock, par value $2.50 per share, of First American ("First American Stock").

   I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of AmSouth Stock and First American Stock, to the extent I felt necessary, with my counsel or counsel for First American.

   I represent, warrant and covenant with and to AmSouth that in the event I receive any AmSouth Stock as a result of the Merger:

     1. I shall not make any sale, transfer, or other disposition of such AmSouth Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time) or (iii) in the opinion of counsel in form and substance reasonably satisfactory to AmSouth, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

     2. I understand that AmSouth is under no obligation to register the sale, transfer or other disposition of shares of AmSouth Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     3. I understand that stop transfer instructions will be given to AmSouth's transfer agent with respect to shares of AmSouth Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

       "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement,
    dated                ,                , between the registered holder
    hereof and AmSouth, a copy of which agreement is on file at the principal offices of AmSouth."

     4. I understand that, unless transfer by me of the AmSouth Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, AmSouth reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

       "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

   It is understood and agreed that the legends set forth in paragraph (3) and
(4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to AmSouth (i) a copy of a "no-action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to AmSouth, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to AmSouth that AmSouth Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

   I further represent, warrant and covenant with and to AmSouth that I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of First American Stock or AmSouth Stock (whether or not acquired by me in the Merger) during the period commencing 30 days prior to effective date of the Merger and ending at such time as AmSouth notifies me that results covering at least 30 days of combined operations of First American and AmSouth after the Merger have been published by AmSouth. I understand that AmSouth is not obligated to publish such combined financial results except in accordance with its normal financial reporting practice.

   I further understand and agree that this letter agreement shall apply to all shares of First American Stock and AmSouth Stock that I am deemed to beneficially own pursuant to applicable federal securities law, and I further represent, warrant and covenant with and to AmSouth that I will have, and will cause each of the other parties whose shares are deemed to be beneficially owned by me to have, all shares of First American Stock or AmSouth Stock owned by me or such parties registered in my name or the name of such parties, as applicable, prior to the effective date of the Merger and not the name of any bank, broker or dealer, nominee or clearing house.

   I also understand that the Merger is intended to be treated as a "pooling of interests" for accounting purposes, and I agree that if First American or AmSouth advises me in writing that additional restrictions apply to my ability to sell, transfer, or otherwise dispose of First American Stock or AmSouth Stock in order for AmSouth to be entitled to use the pooling of interests accounting method, I will abide by such restrictions.

                                          Very truly yours,

                                          By _________________________________
                                             Name:

Accepted this     day of       ,   .

First American Corporation

By _________________________________
   Name:
   Title:

AmSouth Bancorporation

By _________________________________
   Name:
   Title:

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT, dated as of June 1, 1999 (this "Agreement"), between First American Corporation, a Tennessee corporation ("Grantee"), and AmSouth Bancorporation, a Delaware corporation ("Issuer").

                                    RECITALS

   A. Merger Agreement. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of May 31, 1999 (the "Merger Agreement"), which agreement was executed and delivered on the day preceding the date of this Stock Option Agreement; and

   B. Option. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

   1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 35,025,240 fully paid and nonassessable shares of the common stock, par value $1.00 per share, of Issuer ("Common Stock") at a price per share equal to $28.5983; provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

   (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

   2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (a "Listed Termination"); or (iii) the passage of eighteen
(18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof.

   (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

     (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiaries"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean
  (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

     (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

     (iii) The stockholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

     (iv) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

     (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

     (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, and (a) following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (b) such breach shall not have been cured prior to the Notice Date (as defined in Section 2(e)); or

     (vii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve

  System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

   (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

     (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

     (ii) The occurrence of the Initial Triggering Event described in clause
  (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

   (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

   (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

   (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and
(ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

   (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

   (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

   (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

   4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 5), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

   6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six (6) months (or such later period as provided in Section
10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33 1/3% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

   7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase

Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of
(i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

   (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. The Holder shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

   (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

     (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of (A) beneficial ownership of 50% or more of the then outstanding Common Stock or (B) beneficial ownership of 20% or more of the then outstanding Common Stock if Issuer shall have violated Section 6.15 of the Merger Agreement; or

     (ii) the consummation of any Acquisition Transaction described in
  Section 2(b)(i) hereof, except that the percentage referred to in clause
  (z) shall be 25%.

   8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

   (b) The following terms have the meanings indicated:

     (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
  (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of any Issuer Subsidiary).

     (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

     (iii) "Assigned Value" shall mean the market/offer price, as defined in
  Section 7.

     (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

   (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

   (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

   9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

   (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute

Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

   10. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

   11. (a) Issuer hereby represents and warrants to Grantee as follows:

     (i) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

   (b) Grantee hereby represents and warrants to Issuer as follows: Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

   (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

   12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date fifteen (15) days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

   13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

   14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price. The "Surrender Price" shall be equal to $225 million
(i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

   (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall
(A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six (6) months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
14).

   15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

   16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

   17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

   18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

   19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

   22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          AMSOUTH BANCORPORATION


                                          By: /s/ Stephen A. Yoder
                                              _________________________________
                                              Name:  Stephen A. Yoder
                                              Title: Executive Vice President
                                                     and General Counsel

                                          FIRST AMERICAN CORPORATION


                                          By: /s/ Dennis C. Bottorff
                                              _________________________________
                                              Name:  Dennis C. Bottorff
                                              Title: Chairman and Chief
                                                     Executive Officer

                                                                      APPENDIX C

                             STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT, dated as of June 1, 1999 (this "Agreement"), between AmSouth Bancorporation, a Delaware corporation ("Grantee"), and First American Corporation, a Tennessee corporation ("Issuer").

                                    RECITALS

  A. Merger Agreement. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of May 31, 1999 (the "Merger Agreement"), which agreement was executed and delivered on the day preceding the date of this Stock Option Agreement; and

  B. Option. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

  1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 23,250,165 fully paid and nonassessable shares of the common stock, par value $2.50 per share, of Issuer ("Common Stock") at a price per share equal to $40.1625; provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

   (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

   2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (a "Listed Termination"); or (iii) the passage of eighteen
(18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof.

   (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

     (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiaries"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean
  (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

     (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

     (iii) The stockholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

     (iv) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

     (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

     (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, and (a) following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (b) such breach shall not have been cured prior to the Notice Date (as defined in Section 2(e)); or

     (vii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

   (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

     (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

     (ii) The occurrence of the Initial Triggering Event described in clause
  (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

   (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

   (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

   (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and
(ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

   (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

   (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

   (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

   4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 5), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

   6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six (6) months (or such later period as provided in Section
10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33 1/3% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

   7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer

(or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

   (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. The Holder shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

   (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

     (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of (A) beneficial ownership of 50% or more of the then outstanding Common Stock or (B) beneficial ownership of 20% or more of the then outstanding Common Stock if Issuer shall have violated Section 6.15 of the Merger Agreement; or

     (ii) the consummation of any Acquisition Transaction described in
  Section 2(b)(i) hereof, except that the percentage referred to in clause
  (z) shall be 25%.

   8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

   (b) The following terms have the meanings indicated:

     (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
  (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of any Issuer Subsidiary).

     (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

     (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

     (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

   (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

   (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

   9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

   (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

   10. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

   11. (a) Issuer hereby represents and warrants to Grantee as follows:

     (i) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

   (b) Grantee hereby represents and warrants to Issuer as follows: Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

   (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

   12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date fifteen (15) days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

   13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

   14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price. The "Surrender Price" shall be equal to $225 million
(i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

   (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five (5) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall
(A)
use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six
(6) months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

   15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

   16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

   17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

   18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

   19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

   22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                             AMSOUTH BANCORPORATION


                                             By /s/ Stephen A. Yoder
                                                _______________________________
                                               Name:  Stephen A. Yoder
                                               Title: Executive Vice President
                                                      and General Counsel

                                             FIRST AMERICAN CORPORATION


                                             By /s/ Dennis C. Bottorff
                                                _______________________________
                                                Name:  Dennis C. Bottorff
                                                Title: Chairman and Chief
                                                       Executive Officer

                                                                      APPENDIX D

          [MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED LETTERHEAD]

                                                                 August 13, 1999

Board of Directors
First American Corporation
300 Union Street
Nashville, TN 37237

Members of the Board:

   We understand that First American Corporation ("First American") and AmSouth Bancorporation ("AmSouth") have entered into an Agreement and Plan of Merger, dated as of May 31, 1999 (the "Agreement"), pursuant to which First American is to be merged with and into AmSouth, with AmSouth being the surviving corporation in the transaction (the "Merger"). Pursuant to the Merger, and as set forth more fully in the Agreement, upon the merger of First American and AmSouth, each outstanding share of First American common stock, par value $2.50 per share (the "First American Shares"), other than certain excluded shares, will be converted into the right to receive 1.871 shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of AmSouth (the "AmSouth Shares").

   You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the shareholders of First American.

   In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information relating to First American and AmSouth that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of First American and AmSouth furnished to us by senior management of First American and AmSouth, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the Merger (the "Expected Synergies") furnished to us by senior management of AmSouth;

     (3) Conducted discussions with members of senior management and representatives of First American and AmSouth concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

     (4) Reviewed the market prices and valuation multiples for the First American Shares and the AmSouth Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (5) Reviewed the respective publicly reported financial conditions and results of operations of First American and AmSouth and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     (7) Participated in certain discussions and negotiations among representatives of First American and AmSouth and their financial and legal advisors with respect to the Merger;

     (8) Reviewed the potential pro forma impact of the Merger;

     (9) Reviewed the Agreement and the related stock option agreements; and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of First American or AmSouth or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of First American or AmSouth, nor have we reviewed any individual credit files of First American or AmSouth or been requested to conduct such a review, and, as a result, we have assumed that the respective allowances for loan losses for First American and AmSouth are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of First American or AmSouth. With respect to the financial and operating forecast information and the Expected Synergies furnished to or discussed with us by First American and AmSouth, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of First American and AmSouth as to the future financial and operating performance of First American, AmSouth or the combined entity, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a pooling-of-interests under generally accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

   Our opinion is necessarily based upon market, economic and other conditions as in effect, and on the information made available to us as of the date hereof. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Agreement and in all related documents and instruments (collectively, the "Documents") that are referred to therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof, and that the Merger is in fact consummated pursuant to the terms of the Agreement. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or on the contemplated benefits of the Merger, including the Expected Synergies.

   We have been retained by the Board of Directors of First American to act as financial advisor to First American in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, First American has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past two years provided financial advisory, investment banking and other services to First American and AmSouth and have received fees for the rendering of such services and may continue to provide such services in the future. In addition, in the ordinary course of our business, we may actively trade the First American Shares and other securities of First American and its affiliates and the AmSouth Shares and other securities of AmSouth and its affiliates for our own account and for the accounts of our customers, and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the sole and exclusive use and benefit of the Board of Directors of First American. It is further understood that this opinion will not be reproduced, summarized, described or referred to or given to any person without Merrill Lynch's prior written consent. Our opinion does not address the merits of the underlying decision by First American to engage in the Merger and does not constitute a recommendation to any shareholder of First American as to how such shareholder should vote on the proposed Merger or any other matter related thereto.

   We have not considered, nor are we expressing any opinion herein with respect to, the prices at which First American Shares or AmSouth Shares will trade following the announcement of the Merger or the price at which AmSouth Shares will trade following the consummation of the Merger.

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of First American.

                                          Very truly yours,



                                           /s/ Merrill Lynch, Pierce, Fenner &
                                                   Smith Incorporated
                                          _____________________________________
                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED

                                                                      APPENDIX E

        [DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION LETTERHEAD]

                                                          August 13, 1999
Board of Directors
AmSouth Bancorporation
AmSouth-Sonat Tower
1900 Fifth Avenue North
Birmingham, AL 35203

Ladies and Gentlemen:

   You have requested our opinion as to the fairness from a financial point of view to AmSouth Bancorporation ("AmSouth" or the "Company") and the holders of common stock, $1.00 par value per share ("Company Common Stock") of AmSouth of the exchange ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of May 31, 1999 (the "Agreement"), between First American Corporation ("First American"), the Company and a wholly-owned subsidiary of the Company ("Merger Sub") pursuant to which Merger Sub will be merged (the "Merger") with and into First American.

   Pursuant to the Agreement, each share of common stock of First American will be converted into the right to receive 1.871 shares (the "Exchange Ratio") of common stock, $1.00 par value per share of the Company.

   In arriving at our opinion, we have reviewed the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and First American including First Call earnings estimates and information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain assumptions with respect to financial projections of the Company and First American, including certain cost savings and operating synergies, and the impact of certain business divestitures, anticipated by the management of the Company and First American to result from the merger. In addition, we have compared certain financial and securities data of the Company and First American with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and First American, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

   In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and First American or their respective representatives, or that was otherwise reviewed by us in connection with this opinion and have assumed that the Company is not aware of any information prepared by it or its other representatives that might be material to our opinion that has not been made available to us. In particular, we have relied upon the estimates of the management of the Company of the cost savings and operating synergies achievable as a result of the Merger and the impact of anticipated business divestitures and upon our discussion of such cost savings, operating synergies and divestitures with the management of First American. With respect to the financial projections (including cost savings and operating synergies and the impact of divestitures) reviewed by us, we have assumed that they have been reasonably prepared and do not materially differ from the best currently available estimates and judgments of the management of the Company and First American as to the future operating and financial performance of AmSouth, First American and the combined company, respectively. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and First American are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of the Company or First American or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have assumed that the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles. We have also assumed that the transaction will qualify as a tax-free reorganization for United States federal income tax purposes and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect, other than the impact of the anticipated divestitures, on the anticipated benefits of the Merger. We have relied as to certain legal matters on advice of counsel to the Company.

   Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Company Common Stock or the First American Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

   Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and First American for our own account and for accounts of our customers, and, accordingly, may at any time hold a long or short position in such securities. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services.

   Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair from a financial point of view to the Company and the holders of Common Stock.

                                             Very truly yours,

                                             DONALDSON, LUFKIN & JENRETTE
                                             SECURITIES CORPORATION

                                                 /s/ Gerard L. Smith
                                             By: ______________________________
                                                Gerard L. Smith
                                                Managing Director

                                      E-2